Filed Pursuant to Rule 424(b)(5)
Registration No. 333-238050
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
2.50% Notes due 2031	$2,200,000,000	100.00%	$2,200,000,000	$240,020.00
(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT
(To Prospectus dated May 6, 2020)
$2,200,000,000

Centene Corporation
2.50% Senior Notes due 2031
Centene Corporation (“Centene,” the “Company” or “we”) is offering $2,200,000,000 in aggregate principal amount of 2.50% senior notes due 2031 (the “notes”). Centene will pay interest on the notes on March 1 and September 1 of each year, commencing on September 1, 2021. The notes will mature on March 1, 2031.
We may redeem the notes, in whole or in part, at our option at any time at the redemption prices described under “Description of the Notes—Optional Redemption.” The notes will be our senior unsecured obligations and rank equally in right of payment with all of our existing and future senior debt and will be senior in right of payment to all of our existing and future obligations that are by their terms expressly subordinated or junior in right of payment to the notes. The notes will not be guaranteed by any of our subsidiaries. As a result, the notes will be structurally subordinated to any obligations of our subsidiaries, including medical claims liabilities, accounts payable and accrued expenses, unearned revenue and other long term liabilities. In addition, the notes will be effectively junior to all of our existing and future secured obligations to the extent of the value of the assets securing such obligations.
The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.
On February 10, 2021, we commenced an offer (the “tender offer”) to purchase for cash, subject to certain conditions, any and all of the $2,200,000,000 outstanding aggregate principal amount of our 4.75% Senior Notes due 2025 (the “4.75% 2025 notes”). The tender offer is being made upon the terms and conditions set forth in our offer to purchase, dated February 10, 2021, as it may be amended from time to time (the “offer to purchase”). Additionally, on February 10, 2021, we delivered a notice of conditional redemption to redeem any remaining 4.75% 2025 notes not validly tendered and accepted for purchase pursuant to the tender offer, in accordance with the terms of the indentures governing the 4.75% 2025 notes (the “2025 notes redemption”).
Investing in the notes involves substantial risks. See “Risk Factors” beginning on page S-13 of this prospectus supplement. Before investing in the notes, you should also consider the risks described under “Risk Factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2019 and in our quarterly reports on Form 10-Q, which have been incorporated by reference in this prospectus supplement and the accompanying prospectus.
	Per Note	Total
Price to the public(1)	100.00%	$2,200,000,000
Underwriting discounts and commissions	1.00%	$22,000,000
Proceeds to us (before expenses)	99.00%	$2,178,000,000
(1)	Plus accrued interest, if any, from February 17, 2021.
Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The underwriters expect to deliver the notes offered hereby to purchasers in book-entry form on or about February 17, 2021.

Joint Active Book-Running Managers
BofA Securities	Barclays
Joint Book-Running Managers
J.P. Morgan	Truist Securities	Wells Fargo Securities
Co-Managers
Fifth Third Securities	Regions Securities LLC	US Bancorp	MUFG
BMO Capital Markets	PNC Capital Markets LLC	CIBC Capital Markets	Stifel
Prospectus Supplement dated February 10, 2021

You should read this document together with additional information described under the heading “Where You Can Find More Information and Incorporation by Reference.” You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any pricing term sheet prepared by or on behalf of us. We have not, and the underwriters have not, authorized anyone to provide you with additional or different information. We and the underwriters are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information we have included in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of this prospectus supplement or the accompanying prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe for and purchase any of the securities and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.
Prospectus Supplement
Prospectus
We expect that delivery of the notes will be made to investors on or about the closing date specified on the cover page of this prospectus supplement, which will be the fourth business day following the date of confirmation of orders with respect to the notes (this settlement cycle being referred to as “T+4”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the delivery of the notes hereunder will be required, by virtue of the fact that the notes initially will settle T+4, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their own advisors.
S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf registration process, we may sell the securities described in the accompanying prospectus from time to time. In this prospectus supplement, we provide you with specific information about the notes we are selling in this offering and about the offering itself. Both this prospectus supplement and the accompanying prospectus include or incorporate by reference important information about us and other information you should know before investing in the notes. This prospectus supplement also adds, updates and changes information contained or incorporated by reference in the accompanying prospectus. To the extent that any statement we make in this prospectus supplement is inconsistent with the statements made in the accompanying prospectus, the statements made in the accompanying prospectus are deemed modified or superseded by the statements made in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus, as well as the additional information in the documents described below under the heading “Where You Can Find More Information and Incorporation by Reference,” before investing in the notes.
Unless otherwise indicated or the context otherwise requires, the terms the “Company,” “we,” “us,” “our” or similar terms and “Centene” refer to Centene Corporation, together with its consolidated subsidiaries after giving effect to the WellCare Acquisition (as defined below), but not giving effect to the Magellan Acquisition (as defined below).
PRESENTATION OF FINANCIAL INFORMATION
The body of generally accepted accounting principles in the United States is referred to as “GAAP.” A non-GAAP financial measure is generally defined by the SEC as one that purports to measure historical or future financial performance, financial position or cash flows but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measure.
This prospectus supplement contains information relating to “Adjusted EBITDA,” which is a non-GAAP measure. Our and WellCare’s measurement of Adjusted EBITDA is not comparable to those of other companies. We use Adjusted EBITDA internally to allow management to focus on period-to-period changes in our core business operations. WellCare has historically used Adjusted EBITDA internally because WellCare’s management believed it was useful in assessing WellCare’s ongoing performance. Therefore, we believe that Adjusted EBITDA is meaningful to investors in addition to the information contained in the GAAP presentation of financial information included or incorporated by reference in this prospectus supplement. The presentation of this additional non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. You are therefore cautioned not to place undue reliance on Adjusted EBITDA and a reconciliation of Adjusted EBITDA to its most directly comparable financial measures calculated in accordance with GAAP is presented under “Summary—Summary Historical Consolidated Financial Information.”
INDUSTRY AND MARKET DATA
Throughout this prospectus supplement and the documents incorporated by reference herein, we rely on and refer to information and statistics regarding the healthcare industry. We obtained this information and these statistics from various third-party sources, discussions with state regulators and our own internal estimates. We believe that these sources and estimates are reliable, but we have not independently verified them and cannot guarantee their accuracy or completeness. In addition, certain of these third party sources, information and statistics were published before the global COVID-19 (as defined below) pandemic and therefore do not reflect any impact of the COVID-19 pandemic on any specific market or globally.
WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE
We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet website that contains reports, proxy statements and other information regarding issuers, including Centene, who file electronically with the SEC. The address of that site is www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this offering.
S-ii

The SEC allows us to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this prospectus supplement, except for any information that is superseded by information included directly in this prospectus supplement or incorporated by reference subsequent to the date of this prospectus supplement as described below.
This prospectus supplement incorporates by reference the documents listed below that we have previously filed with the SEC:
•	our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 18, 2020;
•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020, filed with the SEC on April 28, 2020, July 28, 2020 and October 27, 2020, respectively;
•
our Current Reports on Form 8-K or 8-K/A, as applicable, filed with the SEC on January 9, 2020, January 15, 2020, January 22, 2020, January 23, 2020 (other than Item 7.01 and exhibits related thereto), January 28, 2020, February 5, 2020, February 5, 2020, February 13, 2020, February 21, 2020, February 26, 2020, April 2, 2020, May 1, 2020, September 24, 2020, October 7, 2020, December 21, 2020, January 4, 2021 and February 8, 2021; and

•
the portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 13, 2020 that are incorporated by reference into Part III of the Annual Report on Form 10-K for the year ended December 31, 2019.

To the extent that any information contained in any report on Form 8-K or 8-K/A, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference.
In addition, we incorporate by reference (i) any future filings we make with the SEC and (ii) Item 15(c) of any Annual Reports on Form 10-K under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus supplement (excluding any current reports on Form 8-K to the extent disclosure is furnished and not filed). Those documents are considered to be a part of this prospectus supplement, effective as of the date they are filed. Any statement contained in this prospectus supplement or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.
You can obtain any of the other documents listed above from the SEC, through the SEC’s website at the address indicated above, or from Centene, without charge, by requesting them in writing or by telephone from the company at the following address and telephone number:
By Mail:
Centene
7700 Forsyth Boulevard
St. Louis, Missouri 63105
Telephone: (314) 725-4477
S-iii

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
All statements, other than statements of current or historical fact, included or incorporated by reference in this prospectus supplement are forward-looking statements. Without limiting the foregoing, forward-looking statements often use words such as “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “seek,” “target,” “goal,” “may,” “will,” “would,” “could,” “should,” “can,” “continue” and other similar words or expressions (and the negative thereof). Centene (the “Company,” “our” or “we”) intends such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of complying with these safe-harbor provisions. In particular, these statements include, without limitation, statements about our future operating or financial performance, market opportunity, growth strategy, competition, expected activities in completed and future acquisitions, including statements about the impact of our proposed acquisition of Magellan Health Inc., a Delaware corporation (“Magellan Health,” and such proposed acquisition, the “Magellan Acquisition”), our recently completed acquisition of WellCare Health Plans, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“WellCare,” and such acquisition, the “WellCare Acquisition”), other recent and future acquisitions, investments and the adequacy of our available cash resources.
These forward-looking statements reflect our current views with respect to future events and are based on numerous assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, business strategies, operating environments, future developments and other factors we believe appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties and are subject to change because they relate to events and depend on circumstances that will occur in the future, including economic, regulatory, competitive and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions.
All forward-looking statements included or incorporated by reference in this prospectus supplement are based on information available to us on the date of this prospectus supplement. Except as may be otherwise required by law, we undertake no obligation to update or revise the forward-looking statements included or incorporated by reference in this prospectus supplement, whether as a result of new information, future events or otherwise, after the date of this prospectus supplement. You should not place undue reliance on any forward-looking statements, as actual results may differ materially from projections, estimates, or other forward-looking statements due to a variety of important factors, variables and events including, but not limited to:
•	the impact of COVID-19 on global markets, economic conditions, the healthcare industry and our results of operations and the response by governments and other third parties;
•
the risk that regulatory or other approvals required for the Magellan Acquisition may be delayed or not obtained or are obtained subject to conditions that are not anticipated that could require the exertion of management’s time and our resources or otherwise have an adverse effect on us;

•	the risk that Magellan Health’s stockholders do not approve the definitive Merger Agreement (as defined below);
•
the possibility that certain conditions to the consummation of the Magellan Acquisition will not be satisfied or completed on a timely basis and accordingly the Magellan Acquisition may not be consummated on a timely basis or at all;

•	uncertainty as to the expected financial performance of the combined company following completion of the Magellan Acquisition;
•
the possibility that the expected synergies and value creation from the Magellan Acquisition or the WellCare Acquisition will not be realized, or will not be realized within the applicable expected time periods;

•
the exertion of management’s time and our resources, and other expenses incurred and business changes required, in connection with complying with the undertakings in connection with any regulatory, governmental or third party consents or approvals for the Magellan Acquisition;

S-iv

•
the risk that unexpected costs will be incurred in connection with the completion and/or integration of the Magellan Acquisition or that the integration of Magellan Health will be more difficult or time consuming than expected;

•
the risk that potential litigation in connection with the Magellan Acquisition may affect the timing or occurrence of the Magellan Acquisition or result in significant costs of defense, indemnification and liability;

•	a downgrade of the credit rating of our indebtedness, which could give rise to an obligation to redeem existing indebtedness;
•	the possibility that competing offers will be made to acquire Magellan Health;
•	the inability to retain key personnel;
•
disruption from the announcement, pendency, completion and/or integration of the Magellan Acquisition or the integration of the WellCare Acquisition, or similar risks from other acquisitions we may announce or complete from time to time, including potential adverse reactions or changes to business relationships with customers, employees, suppliers or regulators, making it more difficult to maintain business and operational relationships;

•	our ability to accurately predict and effectively manage health benefits and other operating expenses and reserves, including fluctuations in medical utilization rates due to the impact of COVID-19;
•	competition;
•	membership and revenue declines or unexpected trends;
•	changes in healthcare practices, new technologies, and advances in medicine;
•	increased healthcare costs;
•	changes in economic, political or market conditions;
•
changes in federal or state laws or regulations, including changes with respect to income tax reform or government healthcare programs as well as changes with respect to the Patient Protection and Affordable Care Act (“ACA”) and the Health Care and Education Affordability Reconciliation Act, collectively referred to as the ACA and any regulations enacted thereunder that may result from changing political conditions, the new administration or judicial actions, including the ultimate outcome in “Texas v. United States of America” regarding the constitutionality of the ACA;

•	rate cuts or other payment reductions or delays by governmental payors and other risks and uncertainties affecting our government businesses;
•	our ability to adequately price products;
•	tax matters;
•	disasters or major epidemics;
•	changes in expected contract start dates;
•	provider, state, federal, foreign and other contract changes and timing of regulatory approval of contracts;
•	the expiration, suspension, or termination of our contracts with federal or state governments (including, but not limited to, Medicaid, Medicare, TRICARE or other customers);
•	the difficulty of predicting the timing or outcome of pending or future legal and regulatory proceedings or government investigations;
•	challenges to our contract awards;
•	cyber-attacks or other privacy or data security incidents;
S-v

•
the possibility that the expected synergies and value creation from acquired businesses, including businesses we may acquire in the future, will not be realized, or will not be realized within the expected time period;

•
the exertion of management’s time and our resources, and other expenses incurred and business changes required in connection with complying with the undertakings in connection with any regulatory, governmental or third party consents or approvals for acquisitions;

•	disruption caused by significant completed and pending acquisitions making it more difficult to maintain business and operational relationships;
•	the risk that unexpected costs will be incurred in connection with the completion and/or integration of acquisition transactions;
•	changes in expected closing dates, estimated purchase price and accretion for acquisitions;
•	the risk that acquired businesses will not be integrated successfully;
•	restrictions and limitations in connection with our indebtedness;
•
our ability to maintain or achieve improvement in the Centers for Medicare and Medicaid Services (“CMS”) Star ratings (“Star ratings”) and maintain or achieve improvement in other quality scores in each case that can impact revenue and future growth;

•	availability of debt and equity financing, on terms that are favorable to us;
•	inflation; and
•	foreign currency fluctuations.
This list of important factors is not intended to be exhaustive. We discuss certain of these matters more fully, as well as certain other factors that may affect our business operations, financial condition and results of operations, in our filings with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and you should consider such risks before investing in the notes. The “Risk Factors” section of this prospectus supplement contains a further discussion of these and other important factors that could cause actual results to differ from expectations. Due to these important factors and risks, we cannot give assurances with respect to our future performance, including without limitation our ability to maintain adequate premium levels or our ability to control our future medical and selling, general and administrative costs.
S-vi

SUMMARY
This summary highlights information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated into each by reference. Because it is a summary, it does not contain all of the information that you should consider before investing in the notes. You should read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein carefully, including the sections titled “Risk Factors” and “Description of the Notes” and the financial statements and related notes thereto included or incorporated by reference in this prospectus supplement and the accompanying prospectus in their entirety before making an investment decision.
Centene Corporation
We are a leading multi-national healthcare enterprise that is committed to helping people live healthier lives. We take a local approach - with local brands and local teams - to provide fully integrated, high-quality, and cost-effective services to government-sponsored and commercial healthcare programs, focusing on under-insured and uninsured individuals. We also provide education and outreach programs to inform and assist members in accessing quality, appropriate healthcare services. We believe our local approach, including member and provider services, enables us to provide accessible, quality, culturally-sensitive healthcare coverage to our communities. Our population health management, educational and other initiatives are designed to help members best utilize the healthcare system to ensure they receive appropriate, medically necessary services and effective management of routine, severe and chronic health problems, resulting in better health outcomes. We combine our decentralized local approach for care with a centralized infrastructure of support functions such as finance, information systems and claims processing.
Our initial health plan commenced operations in Wisconsin in 1984. We were organized in Wisconsin in 1993 as a holding company for our initial health plan and reincorporated in Delaware in 2001. Our stock is publicly traded on the New York Stock Exchange under the ticker symbol “CNC.” Our principal executive offices are located at 7700 Forsyth Boulevard, St. Louis, Missouri 63105, and our telephone number is (314) 725-4477.
We operate in two segments: Managed Care and Specialty Services. Our Managed Care segment provides health plan coverage to individuals through government subsidized and commercial programs. Our Specialty Services segment includes companies offering diversified healthcare services and products to our Managed Care segment and other external customers. For the nine months ended September 30, 2020, our Managed Care and Specialty Services segments accounted for 96% and 4%, respectively, of our total external revenues. Our membership totaled 25.2 million as of September 30, 2020. For the year ended December 31, 2019, our total revenues and net earnings attributable to Centene were $74.6 billion and $1.3 billion, respectively, and our total cash flow from operations was $1.5 billion. For the nine months ended September 30, 2020, our total revenues and net earnings attributable to Centene were $82.8 billion and $1.8 billion, respectively, and our total cash flow from operations was $2.5 billion.
COVID-19 Trends and Uncertainties
A novel strain of coronavirus (“COVID-19”) outbreak has created unique and unprecedented challenges. To support our members, providers, employees and the communities we serve, we have taken several actions and made numerous investments related to the COVID-19 crisis. We have extended coverage of COVID-19 testing and screening services for Medicaid, Medicare and Marketplace members and are waiving all associated member cost share amounts for COVID-19 testing and screening. We are delivering new critical support to Safety Net providers, including Federally Qualified Healthcare Centers (“FQHCs”), behavioral health providers, and long-term service and support organizations. We continue to address social determinants of health for vulnerable populations during the COVID-19 crisis with a commitment to research and investment in non-medical barriers to achieving quality health outcomes. We developed initiatives designed to support the disability community affected by the pandemic. We created a provider support program to assist our network providers who are seeking benefits from the Small Business Administration (“SBA”) through the CARES Act. We established a Medical Reserve Leave policy to support clinical employees who want to join a medical reserve force and serve their communities during the COVID-19 pandemic. We are providing additional employee benefits including waiving cost-sharing for COVID-19 related treatment, emergency paid sick leave, and one-time payments to employees in a small number of critical office functions.
We have taken significant steps to support our employees to protect their health and safety, while also ensuring that our business can continue to operate and that services continue without disruption. We have implemented our business continuity plans and have taken actions to support our workforce. We have transitioned the vast majority of our employees to work from home, allowing Centene to continue to operate at close to full capacity, while continuing to maintain our internal control framework. As a result, we have experienced and expect continued incremental costs due to investments and actions we have already taken and continued efforts to protect our members, employees and communities we serve.
The impact on our business in both the short-term and long-term is uncertain. The outlook for 2021 depends on future developments, including but not limited to: the length and severity of the outbreak (including new strains, which may be more contagious, more severe or less responsive to treatment or vaccines), the effectiveness of containment actions, and the timing around the development of treatments and distribution of vaccinations. The pandemic and these future developments have impacted and will continue to affect our membership and medical utilization. From March 31, 2020 through December 31, 2020, our Medicaid membership has increased by 1.7 million members. The pandemic also has the potential to impact the administration of state and federal healthcare programs, premium rates and risk sharing mechanisms. We continue to have active dialogues with our state partners.
Medical utilization continues to normalize as elective procedures and other non-emergent care resume, consistent with our expectations. We have experienced and continue to expect incremental COVID-19 costs as the outbreak continues to spread. In addition, the pandemic has widespread economic impact, driving interest rate decreases and lowering our investment income.
The impact of all these items slightly benefited our 2020 results. We are confident we have the team, systems, expertise and financial strength to continue to effectively navigate this challenging pandemic landscape.
Recent Developments
Magellan Acquisition
In January 2021, we announced that we entered into a definitive merger agreement under which we will acquire Magellan Health for $95.00 per share in cash for a total enterprise value of approximately $2.2 billion. The transaction, which was unanimously approved by the boards of directors of both companies, is expected to broaden and deepen our whole health capabilities and establish a leading behavioral health platform. The transaction is subject to clearance under the Hart-Scott Rodino Act, receipt of required state regulatory approvals, the approval of the definitive merger agreement by Magellan Health’s stockholders and other customary closing conditions. The transaction is not contingent upon financing. We intend to fund the acquisition primarily through debt financing. The transaction is expected to close in the second half of 2021.
Fourth Quarter and Year Ended 2020 Results
On February 9, 2021, the Company announced the following preliminary results for the fourth quarter of 2020 and full year of 2020.
In summary, the 2020 fourth quarter and full year results were as follows:
2020 Results
	Q4	Full Year
Total revenues (in millions)	$28,288	$111,115
Health benefits ratio	88.4%	86.2%
SG&A expense ratio	10.3%	9.5%
Adjusted SG&A expense ratio(1)	9.7%	8.9%
GAAP diluted (loss) earnings per share	$(0.02)	$3.12
Adjusted diluted EPS(1)	$0.46	$5.00
Total cash flow provided by operations (in millions)	$2,981	$5,503
(1)	A full reconciliation of the Adjusted SG&A expense ratio and Adjusted diluted EPS are shown below.

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions, except shares in thousands and per share data in dollars)
	December 31, 2020	December 31, 2019
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$10,800	$12,123
Premium and trade receivables	9,696	6,247
Short-term investments	1,580	863
Other current assets	1,317	1,090
Total current assets	23,393	20,323
Long-term investments	12,853	7,717
Restricted deposits	1,060	658
Property, software and equipment, net	2,774	2,121
Goodwill	18,652	6,863
Intangible assets, net	8,388	2,063
Other long-term assets	1,599	1,249
Total assets	$68,719	$40,994
LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND STOCKHOLDERS’ EQUITY
Current liabilities:
Medical claims liability	$12,438	$7,473
Accounts payable and accrued expenses	7,069	4,164
Return of premium payable	1,458	824
Unearned revenue	523	383
Current portion of long-term debt	97	88
Total current liabilities	21,585	12,932
Long-term debt	16,682	13,638
Deferred tax liability	1,534	189
Other long-term liabilities	2,956	1,543
Total liabilities	42,757	28,302
Commitments and contingencies
Redeemable noncontrolling interests	77	33
Stockholders’ equity:
Preferred stock, $0.001 par value; authorized 10,000 shares; no shares issued or outstanding at December 31, 2020 and December 31, 2019	—	—
Common stock, $0.001 par value; authorized 800,000 shares; 598,249 issued and 581,479 outstanding at December 31, 2020, and 421,508 issued and 415,048 outstanding at December 31, 2019	1	—
Additional paid-in capital	19,459	7,647
Accumulated other comprehensive earnings	337	134
Retained earnings	6,792	4,984
Treasury stock, at cost (16,770 and 6,460 shares, respectively)	(816)	(214)
Total Centene stockholders’ equity	25,773	12,551
Noncontrolling interest	112	108
Total stockholders’ equity	25,885	12,659
Total liabilities, redeemable noncontrolling interests and stockholders’ equity	$68,719	$40,994

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except shares in thousands and per share data in dollars)
	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Revenues:
Premium	$25,559	$17,210	$100,055	$67,439
Service	886	802	3,745	2,925
Premium and service revenues	26,445	18,012	103,800	70,364
Premium tax and health insurer fee	1,843	851	7,315	4,275
Total revenues	28,288	18,863	111,115	74,639
Expenses:
Medical costs	22,605	15,220	86,264	58,862
Cost of services	784	687	3,303	2,465
Selling, general and administrative expenses	2,721	1,733	9,867	6,533
Amortization of acquired intangible assets	192	64	719	258
Premium tax expense	1,595	882	6,332	4,469
Health insurer fee expense	376	—	1,476	—
Impairment	—	—	72	271
Total operating expenses	28,273	18,586	108,033	72,858
Earnings from operations	15	277	3,082	1,781
Other income (expense):
Investment and other income	105	126	480	443
Debt extinguishment costs	(17)	(30)	(61)	(30)
Interest expense	(177)	(113)	(728)	(412)
Earnings (loss) before income tax expense	(74)	260	2,773	1,782
Income tax expense (benefit)	(55)	58	979	473
Net earnings (loss)	(19)	202	1,794	1,309
Loss attributable to noncontrolling interests	7	7	14	12
Net earnings (loss) attributable to Centene Corporation	$(12)	$209	$1,808	$1,321

Net earnings per common share attributable to Centene Corporation:
Basic earnings (loss) per common share	$(0.02)	$0.50	$3.17	$3.19
Diluted earnings (loss) per common share	$(0.02)	$0.49	$3.12	$3.14

Weighted average number of common shares outstanding:
Basic	580,129	414,044	570,722	413,487
Diluted	580,129	422,262	579,135	420,409
Non-GAAP Financial Presentation
The Company is providing certain non-GAAP financial measures herein as the Company believes that these figures are helpful in allowing investors to more accurately assess the ongoing nature of the Company’s operations and measure the Company’s performance more consistently across periods. The Company uses the presented non-GAAP financial measures internally to allow management to focus on period-to-period changes in the Company’s core business operations. Therefore, the Company believes that this information is meaningful in addition to the information contained in the GAAP presentation of financial information. The presentation of this additional non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Specifically, the Company believes the presentation of non-GAAP financial information that excludes amortization of acquired intangible assets and acquisition related expenses, as well as other items, allows investors to develop a more meaningful understanding of the Company’s performance over time. The tables below provide reconciliations of non-GAAP items ($ in millions, except per share data):
	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
GAAP net (loss) earnings attributable to Centene	$(12)	$209	$1,808	$1,321
Amortization of acquired intangible assets	192	64	719	258
Acquisition related expenses	156	38	602	104
Other adjustments (1)	17	30	29	301
Income tax effects of adjustments (2)	(84)	(32)	(262)	(127)
Adjusted net earnings	$269	$309	$2,896	$1,857
(1)	Other adjustments include the following items:
(a)	divestiture gain of $104 million, or $0.10 per diluted share for the year ended December 31, 2020;
(b)	non-cash impairment of $72 million, or $0.10 per diluted share for the year ended December 31, 2020;
(c)
debt extinguishment costs of $17 million and $30 million, or $0.02 and $0.05 per diluted share for the three months ended December 31, 2020 and 2019, respectively, and $61 million and $30 million, or $0.07 and $0.05 per diluted share for the year ended December 31, 2020 and 2019, respectively; and

(d)	non-cash goodwill and intangible asset impairment of $271 million, or $0.57 per diluted share, for the year ended December 31, 2019.
(2)	The income tax effects of adjustments are based on the effective income tax rates applicable to each adjustment.
	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
GAAP diluted (loss) earnings per share attributable to Centene	$(0.02)	$0.49	$3.12	$3.14
Amortization of acquired intangible assets(3)	0.25	0.12	0.95	0.47
Acquisition related expenses(4)	0.21	0.07	0.86	0.19
Other adjustments(5)	0.02	0.05	0.07	0.62
Adjusted diluted EPS	$0.46	$0.73	$5.00	$4.42
(3)
The amortization of acquired intangible assets per diluted share presented above is net of an income tax benefit of $0.08 and $0.04 for the three months ended December 31, 2020 and 2019, respectively, and $0.29 and $0.14 for the year ended December 31, 2020 and 2019, respectively.

(4)
The acquisition related expenses per diluted share presented above are net of an income tax benefit of $0.05 and $0.02 for the three months ended December 31, 2020 and 2019, respectively, and $0.18 and $0.06 for the year ended December 31, 2020 and 2019, respectively.

(5)	Other adjustments include the following items:
(a)	gain related to the divestiture of certain products of the Company’s Illinois health plan of $0.10 per diluted share, net of income tax expense of $0.08 for the year ended December 31, 2020;
(b)	non-cash impairment of our third party-care management software system of $0.10 per diluted share, net of an income tax benefit of $0.02 for the year ended December 31, 2020;
(c)
debt extinguishment costs of $0.02 and $0.05 per diluted share, net of an income tax benefit of $0.01 and $0.02 for the three months ended December 31, 2020 and 2019, respectively, and $0.07 and $0.05 per diluted share, net of an income tax benefit of $0.04 and $0.02 for the year ended December 31, 2020 and 2019, respectively; and

(d)	non-cash impairment of $0.57 per diluted share, net of an income tax benefit of $0.08 for the year ended December 31, 2019.
	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
GAAP SG&A expenses	$2,721	$1,733	$9,867	$6,533
Acquisition related expenses	154	24	580	85
Adjusted SG&A expenses	$2,567	$1,709	$9,287	$6,448
Concurrent Tender Offer and Redemption of 4.75% 2025 Notes
On February 10, 2021, we commenced the tender offer to purchase for cash, subject to certain conditions, any and all of the $2,200,000,000 outstanding aggregate principal amount of the 4.75% 2025 notes. The tender offer is being made upon the terms and conditions set forth in the offer to purchase. Additionally, on February 10, 2021, we delivered a notice of conditional redemption to redeem any remaining 4.75% 2025 notes not validly tendered and accepted for purchase pursuant to the tender offer, in accordance with the terms of the indentures governing the 4.75% 2025 notes, subject to the satisfaction or waiver by the Company of the condition (as defined below).
The tender offer is subject to a number of conditions that may be waived or changed, including a condition pursuant to which we will not be required to accept for purchase any 4.75% 2025 notes that are tendered in the tender offer, unless this offering of the notes is consummated (the “condition”). The 2025 notes redemption will also be subject to the satisfaction or waiver of certain conditions, including the consummation of this offering of the notes in an aggregate principal amount of at least $2.2 billion, and timing of redemption is subject to change.
The tender offer is scheduled to expire at 5:00 P.M., New York City time, on February 17, 2021, unless extended (such date and time, as it may be extended, the “tender expiration time”), and holders who validly tender and do not validly withdraw their 4.75% 2025 notes at or prior to the tender expiration time will receive the consideration set forth in the offer to purchase for those 4.75% 2025 notes that we accept for purchase. Subject to applicable law, holders are permitted to withdraw their tendered 4.75% 2025 notes at any time prior to the tender expiration time.
We intend to use the net proceeds of this offering, together with cash on hand, to fund the purchase price for the 4.75% 2025 notes accepted for purchase in the tender offer and to redeem any 4.75% 2025 notes that remain outstanding following the tender offer pursuant to the 2025 notes redemption, including all premiums, accrued interest and expenses related to the tender offer and the 2025 notes redemption. Pending the application of any of the net proceeds of the offering for the foregoing purposes, net proceeds may be temporarily used for general corporate purposes.
The tender price of the 4.75% 2025 notes will be equal to $1,025.85, per each $1,000 principal amount of the 4.75% 2025 notes validly tendered at or prior to the tender expiration time or the guaranteed delivery time (as defined in the offer to purchase) pursuant to the guaranteed delivery procedures and accepted for purchase. The redemption price of the 4.75% 2025 notes will be equal to 102.375% of the principal amount of the 4.75% 2025 notes to be redeemed, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date falling prior to the redemption date).
This prospectus supplement is not an offer to purchase or a solicitation of an offer to sell the 4.75% 2025 notes and does not constitute a redemption notice for the 4.75% 2025 notes. The tender offer is being made only by and pursuant to the terms of the offer to purchase. This offering is not conditioned on the tender of the 4.75% 2025 notes in the tender offer or the redemption of any remaining 4.75% 2025 notes outstanding pursuant to the 2025 notes redemption. BofA Securities, Inc. is acting as the sole dealer manager in connection with the tender offer, for which they will receive customary fees and indemnification against certain liabilities and reimbursement of expenses.

The Offering
The following summary describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. See “Description of the Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus for a more detailed description of the terms and conditions of the notes. In this section titled “The Offering,” the “Company,” “we,” “our,” or “us” refers only to Centene Corporation and not any of its subsidiaries.
Issuer
Centene Corporation, a Delaware corporation.
Securities Offered
$2,200,000,000 aggregate principal amount of 2.50% senior notes due 2031.
Maturity Date
The notes will mature on March 1, 2031.
Interest Rate
The notes will bear interest at a rate equal to 2.50% per annum.
Interest Payment Dates
Interest on the notes will be payable semi-annually on March 1 and September 1 of each year, beginning on September 1, 2021.
Priority
The notes will be our senior unsecured obligations and:
•
equal in right of payment with all of our existing and future senior debt, including our 4.75% 2025 notes, our 5.375% senior notes due 2026 (the “5.375% 2026 notes”), our 4.25% senior notes due 2027 (the “4.25% 2027 notes”), our 4.625% senior notes due 2029 (the “4.625% 2029 notes”), our 3.375% senior notes due 2030 (the “3.375% 2030 notes”), our 5.375% senior notes due 2026 (the “additional 5.375% 2026 notes”), our 3.00% senior notes due 2030 (the “3.00% 2030 notes”) and borrowings under our Company Credit Facility (as defined below);

•	senior in right of payment to any of our existing and future obligations that are by their terms expressly subordinated or junior in right of payment to such notes;
•	structurally subordinated to liabilities of our subsidiaries that do not guarantee such notes, including WellCare’s 5.375% senior notes due 2026 (the “5.375% stub notes”); and
•	effectively junior to any of our existing or future secured obligations to the extent of the value of the assets securing such obligations.
As of September 30, 2020, on an as adjusted basis after giving effect to (i) our previously completed offering of $2.2 billion of our 3.00% 2030 notes, and the application of the net proceeds thereof for the redemption of all of our outstanding 4.75% Senior Notes due 2022 notes and 5.25% Senior Notes due 2025 (the “September 2020 refinancing transactions”) and (ii) this offering and the application of the proceeds thereof as described in “Use of Proceeds,” we would have had $16.7 billion of senior debt outstanding and approximately $121 million of issued and undrawn letters of credit, and our subsidiaries had $25.9 billion of indebtedness and other liabilities outstanding, including the 5.375% stub notes, medical claims liabilities, accounts payable and accrued expenses, unearned revenue and other long term liabilities (excluding intercompany liabilities).
In addition, as of September 30, 2020, on an as adjusted basis after giving effect to (i) the September 2020 refinancing transactions and (ii) this offering and the application of the proceeds thereof as described in “Use of Proceeds,” Centene would have had $1.9 billion of available and undrawn borrowings under the Company Credit Facility (with an uncommitted option to increase our Company Credit Facility by up to $500 million plus certain additional amounts based on our total debt to EBITDA ratio). Of the outstanding letters of credit referenced above, none were issued under the Company Credit Facility.
Optional Redemption
Prior to December 1, 2030, the notes will be redeemable at any time or from time to time in whole or in part at our option at a redemption price described in “Description of the Notes—Optional Redemption.”
On or after December 1, 2030, the notes will be redeemable at any time in whole or from time to time in part at our option, at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest thereon to, but excluding, the date of redemption.
Change of Control
If we experience specific kinds of changes of control, we will make an offer to purchase all of the notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of purchase. See “Description of the Notes—Repurchase at the Option of Holders Upon a Change of Control.”
Certain Covenants
The indenture that will govern the notes will contain covenants that, among other things, will limit our ability and the ability of our restricted subsidiaries to:
•	create certain liens; and
•	merge or consolidate with other entities.
These covenants are subject to important exceptions and qualifications, that are described under the headings “Description of the Notes—Certain Covenants” and “Description of the Notes—Repurchase at the Option of Holders Upon a Change of Control” in this prospectus supplement.
Form and Denomination
The notes will be issued only in fully registered form, without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will be issued in book-entry form and will be represented by global certificates deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in the name of Cede & Co., DTC’s nominee. Beneficial interests in the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee; and these interests may not be exchanged for certificated notes, except in limited circumstances.
Use of Proceeds
We intend to use the net proceeds of this offering, together with cash on hand, to fund the purchase price for the 4.75% 2025 notes accepted for purchase in the tender offer and to redeem any 4.75% 2025 notes that remain outstanding following the tender offer pursuant to the 2025 notes redemption, including all premiums, accrued interest and expenses related to the tender offer and the 2025 notes redemption. Pending the application of any of the net proceeds of the offering for the foregoing purposes, net proceeds may be temporarily used for general corporate purposes. See ”Use of Proceeds.”
No Public Market
The notes will be new securities for which there is currently no established trading market. Certain of the underwriters have advised us that they intend to make a market for the notes. The underwriters are not obligated, however, to make a market for the notes, and any such market-making may be discontinued by the underwriters in their discretion at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the notes. See ”Underwriting.”
Risk Factors
Investing in the notes involves substantial risks. You should carefully consider the risks described under the heading “Risk Factors” in addition to the other information contained in this prospectus supplement and the documents incorporated by reference herein before making an investment in the notes.
Trustee
The Bank of New York Mellon Trust Company, N.A.
For additional information regarding the notes, see the “Description of the Notes” section of this prospectus supplement.

SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
The following summary historical consolidated financial information as of December 31, 2019, 2018 and 2017 and for each of the years in the three-year period ended December 31, 2019 has been derived from our audited consolidated financial statements, which are incorporated by reference into this prospectus supplement. The following summary historical consolidated financial information as of September 30, 2020 and for each of the nine months ended September 30, 2020 and 2019 has been derived from our unaudited interim consolidated financial statements incorporated by reference into this prospectus supplement. Our unaudited interim financial statements were prepared on the same basis as the audited annual financial statements, and, in the opinion of our management, include all adjustments, consisting only of normal, recurring adjustments necessary for a fair presentation of the information set forth herein. Our operating results for the nine months ended September 30, 2020 are not necessarily indicative of the results to be expected for any future periods.
On January 23, 2020, we completed the WellCare Acquisition. Accordingly, our operating results for the period following the WellCare Acquisition may not be comparable to the periods prior to the WellCare Acquisition. The unaudited pro forma condensed combined statement of operations data combines the historical consolidated statements of operations of Centene and WellCare for the year ended December 31, 2019, after giving effect to the completion of the WellCare Acquisition and the related financing, as if they occurred on January 1, 2019. The unaudited pro forma condensed combined balance sheet as of December 31, 2019, combines the historical consolidated balance sheets of Centene and WellCare, giving effect to the acquisition as if it had occurred on December 31, 2019. The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (i) directly attributable to the merger, (ii) factually supportable, and (iii) with respect to the statement of operations, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements and the separate historical audited financial statements of WellCare as of and for the year ended, December 31, 2019, and the related notes included as an exhibit to our Current Report on Form 8-K/A filed on February 26, 2020, which is incorporated herein by reference.
This information is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes, which appear in our Annual Report on Form 10-K for the year ended December 31, 2019 and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, which are incorporated herein by reference. See “Where You Can Find More Information and Incorporation by Reference” in this prospectus supplement.
	Year Ended December 31,			Pro Forma Year Ended December 31, 2019	Nine Months Ended September 30,
	2017	2018	2019		2019	2020
(in millions, except per share data in dollars)
Statement of Operations Data:
Revenues
Premium	$ 43,353	$ 53,629	$ 67,439	$94,536	$ 50,229	$ 74,496
Service	2,267	2,806	2,925	3,435	2,123	2,859
Premium and service revenues	45,620	56,435	70,364	97,971	52,352	77,355
Premium tax and health insurer fee	2,762	3,681	4,275	4,408	3,424	5,472
Total revenues	48,382	60,116	74,639	102,379	55,776	82,827
Expenses:
Medical costs	37,851	46,057	58,862	82,798	43,642	63,659
Cost of services	1,847	2,386	2,465	2,961	1,778	2,519
Selling, general and administrative expenses	4,446	6,043	6,533	8,788	4,800	7,146
Amortization of acquired intangible assets	156	211	258	732	194	527
Premium tax expense	2,883	3,252	4,469	4,602	3,587	4,737
Health insurer fee expense	—	709	—	—	—	1,100
Impairment Loss	—	—	271	271	271	72
Total operating expenses	47,183	58,658	72,858	100,152	54,272	79,760
Earnings from operations	1,199	1,458	1,781	2,227	1,504	3,067

	Year Ended December 31,			Pro Forma Year Ended December 31, 2019	Nine Months Ended September 30,
	2017	2018	2019		2019	2020
Other income (expense):
Investment and other income	190	253	443	614	317	375
Debt extinguishment costs	—	—	(30)	(30)	—	(44)
Interest expense	(255)	(343)	(412)	(814)	(299)	(551)
Earnings from operations, before income tax expense	1,134	1,368	1,782	1,997	1,522	2,847
Income tax expense	326	474	473	513	415	1,034
Net earnings	808	894	1,309	1,484	1,107	1,813
Loss attributable to noncontrolling interest	20	6	12	12	5	7
Net earnings attributable to Centene Corporation common shareholders:
Net earnings	$828	$900	$1,321	$1,496	$1,112	$1,820
	As of December 31,			Pro Forma as of December 31, 2019	As of September 30,
	2017	2018	2019		2019	2020
(in millions)
Consolidated Balance Sheet Data
Cash and cash equivalents	$4,072	$5,342	$12,123	$7,768	$6,215	$12,198
Investments and restricted deposits	5,978	8,138	9,238	12,792	9,374	12,411
Total assets	21,855	30,901	40,994	62,238	34,252	68,364
Medical claims liability	4,286	6,831	7,473	10,827	7,975	12,899
Long-term debt	4,695	6,648	13,638	15,696	6,975	16,737
Total stockholders’ equity	6,864	11,013	12,659	23,939	12,405	25,843
Other Financial Data (Unaudited):
	As of December 31,			Pro forma Year Ended December 31, 2019	Nine Months Ended September 30,		Twelve Months Ended September 30, 2020
	2017	2018	2019		2019	2020
(in millions)
Adjusted EBITDA(1)	$1,906	$2,359	$3,329	$4,681	$2,678	$4,671	$5,322
(1)
Adjusted EBITDA is defined as net earnings attributable to Centene before income tax expense, interest expense, depreciation, amortization (excluding senior note premium amortization), non-cash stock compensation expense and non-cash impairment.

Management believes that Adjusted EBITDA, which is a non-GAAP financial measure, provides information that is useful to investors in understanding period-to-period operating results and enhances the ability of investors to analyze Centene’s business trends and to understand Centene’s performance. This non-GAAP financial measure should not be considered in isolation, or as a substitute for the corresponding GAAP financial measures and may not be comparable to similar measures used by other companies. A reconciliation of this non-GAAP financial measure with the most directly comparable financial measure calculated in accordance with GAAP follows (unaudited):
	As of December 31,			Pro forma Year Ended December 31, 2019	Nine Months Ended September 30,		Twelve Months Ended September 30, 2020
	2017	2018	2019		2019	2020
(in millions)
Net earnings attributable to Centene Corporation	$828	$900	$1,321	$1,496	$1,112	$1,820	$2,029
Income tax expense	326	474	473	513	415	1,034	1,092
Interest expense	255	343	412	814	299	551	664
Depreciation and amortization	362	497	645	1,255	475	932	1,102
Stock compensation expense	135	145	177	302	106	218	289
Impairment	—	—	271	271	271	72	72
Debt extinguishment costs	—	—	30	30	—	44	74
Adjusted EBITDA	$1,906	$2,359	$3,329	$4,681	$2,678	$4,671	$5,322
Adjusted EBITDA for the twelve months ended September 30, 2020 does not include WellCare’s Adjusted EBITDA for October 1, 2019 through December 31, 2019. Below is WellCare’s Adjusted EBITDA for the three months ended December 31, 2019, which is derived from WellCare’s audited financial statements for the year ended December 31, 2019 and WellCare’s unaudited interim financial statements for the three months ended September 30, 2019. These calculations do not take into account any pro forma adjustments as a result of the WellCare Acquisition. Further, these calculations were calculated to conform to Centene’s presentation and may not be comparable to WellCare’s previous reports.
Three Months Ended December 31, 2019
(in millions)
Net earnings	$8
Income tax expense (benefit)	(8)
Interest expense	29
Depreciation and amortization	68
Stock-based compensation expense	48
Impairment	—
Debt extinguishment costs	—
Adjusted EBITDA	$ 145

RISK FACTORS
An investment in the notes involves a number of risks. You should carefully consider all the information set forth in this section and all other information included in this prospectus supplement and the accompanying prospectus and incorporated by reference herein and therein before deciding to invest in the notes. In particular, we urge you to consider carefully the factors set forth below and such risk factors as may be updated from time to time in our public filings. Any of these risks could materially and adversely affect our business, financial condition and results of operations and the actual outcome of matters as to which forward-looking statements are made in this prospectus supplement and the accompanying prospectus. While we believe we have identified and discussed below and in the documents incorporated by reference herein the material risks affecting our business, there may be additional risks and uncertainties that we do not presently know or that we do not currently believe to be material that may adversely affect such business, financial condition and results of operations in the future. To the extent the COVID-19 pandemic adversely affects our business, operations, financial condition and operating results, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section (including those described in our public filings, which are incorporated by reference in this prospectus supplement), such as those relating to our substantial level of indebtedness, our need to generate sufficient cash flows to service our indebtedness, and our ability to comply with the covenants contained in the agreements that govern our indebtedness.
Summary of Risk Factors
Our business is subject to numerous risks and uncertainties that you should be aware of in evaluating our business, including risks that may prevent us from achieving our business objectives or may adversely affect our business, financial condition, results of operations, cash flows and prospects. These risks include, but are not limited to, the following:
•	Our business could be adversely affected by the effects of widespread public health pandemics, such as the spread of COVID-19;
•	Our Medicare programs are subject to a variety of unique risks that could adversely impact our financial results;
•
Failure to accurately estimate and price our medical expenses or effectively manage our medical costs or related administrative costs could negatively affect our results of operations, financial position and cash flows;

•
Risk-adjustment payment systems make our revenue and results of operations more difficult to estimate and could result in retroactive adjustments that have a material adverse effect on our results of operations, financial condition and cash flows;

•
Any failure to adequately price products offered or any reduction in products offered in the Health Insurance Marketplaces may have a negative impact on our results of operations, financial position and cash flow;

•
We derive a portion of our cash flow and gross margin from our prescription drug plan (“PDP”) operations, for which we submit annual bids for participation. The results of our bids could materially affect our results of operations, financial condition and cash flows;

•
Our encounter data may be inaccurate or incomplete, which could have a material adverse effect on our results of operations, financial condition, cash flows and ability to bid for, and continue to participate in, certain programs;

•
If any of our government contracts are terminated or are not renewed on favorable terms or at all, or if we receive an adverse finding or review resulting from an audit or investigation, our business may be adversely affected;

•	Ineffectiveness of state-operated systems and subcontractors could adversely affect our business;
•	Execution of our growth strategy may increase costs or liabilities, or create disruptions in our business;
•	If competing managed care programs are unwilling to purchase specialty services from us, we may not be able to successfully implement our strategy of diversifying our business lines;

•	If state regulators do not approve payments of dividends and distributions by our subsidiaries to us, we may not have sufficient funds to implement our business strategy;
•
We derive a significant portion of our premium revenues from operations in a limited number of states, and our results of operations, financial position or cash flows could be materially affected by a decrease in premium revenues or profitability in any one of those states;

•	Competition may limit our ability to increase penetration of the markets that we serve;
•	If we are unable to maintain relationships with our provider networks, our profitability may be harmed;
•	If we are unable to integrate and manage our information systems effectively, our operations could be disrupted;
•	An impairment charge with respect to our recorded goodwill and intangible assets could have a material impact on our results of operations;
•
A failure in or breach of our operational or security systems or infrastructure, or those of third parties with which we do business, including as a result of cyber-attacks, could have an adverse effect on our business;

•
Reductions in funding, changes to eligibility requirements for government sponsored healthcare programs in which we participate and any inability on our part to effectively adapt to changes to these programs could substantially affect our results of operations, financial position and cash flows;

•
The implementation of the ACA, as well as potential repeal of, changes to, or judicial challenges to the ACA, could materially and adversely affect our results of operations, financial position and cash flows;

•
Our business activities are highly regulated and new laws or regulations or changes in existing laws or regulations or their enforcement or application could force us to change how we operate and could harm our business;

•
Our businesses providing pharmacy benefit management and specialty pharmacy services face regulatory and other risks and uncertainties which could materially and adversely affect our results of operations, financial position and cash flows;

•	From time to time, we may become involved in costly and time-consuming litigation and other regulatory proceedings, which require significant attention from our management;
•
If we fail to comply with applicable privacy, security, and data laws, regulations and standards, including with respect to third-party service providers that utilize sensitive personal information on our behalf, our business, reputation, results of operations, financial position and cash flows could be materially and adversely affected;

•
If we fail to comply with the extensive federal and state fraud, waste and abuse laws, our business, reputation, results of operations, financial position and cash flows could be materially and adversely affected;

•	Our investment portfolio may suffer losses which could materially and adversely affect our results of operations or liquidity;
•	Adverse credit market conditions may have a material adverse effect on our liquidity or our ability to obtain credit on acceptable terms;
•	We have substantial indebtedness outstanding and may incur additional indebtedness in the future. Such indebtedness could reduce our agility and may adversely affect our financial condition;
•
Changes in the method pursuant to which the LIBOR rates are determined and potential phasing out of LIBOR after 2021 may affect the value of the financial obligations to be held or issued by us that are linked to LIBOR or our results of operations or financial condition;

•	Mergers and acquisitions may not be accretive and may cause dilution to our earning per share, which may cause the market price of our common stock to decline;

•	We may be unable to successfully integrate our existing business with acquired businesses and realize the anticipated benefits of such acquisitions;
•
The financing arrangements that we entered into in connection with the WellCare Acquisition may, under certain circumstances, contain restrictions and limitations that could significantly impact our ability to operate our business;

•
The merger with Magellan Health is subject to conditions, some or all of which may not be satisfied, or completed on a timely basis, if at all. Failure to complete the merger with Magellan Health could have adverse effects on our business;

•
Centene and Magellan Health may be targets of securities class action and derivative lawsuits that could result in substantial costs and may delay or prevent the Magellan Acquisition from being completed;

•
Completion of the Magellan Acquisition may trigger change in control or other provisions in certain agreements to which Magellan Health or its subsidiaries are a party, which may have an adverse impact on the combined company’s business and results of operations; and

•	We may be unable to attract, retain or effectively manage the succession of key personnel; and
•	Future issuances and sales of additional shares of preferred or common stock could reduce the market price of our shares of common stock.
Risks Relating to Our Business
Our business could be adversely affected by the effects of widespread public health pandemics, such as the spread of COVID-19.
Public health pandemics or widespread outbreaks of contagious diseases could adversely impact our business. In December 2019, COVID-19 emerged, which has now spread globally, including throughout the United States. The extent to which COVID-19 continues to impact our business will depend on future developments, which are highly uncertain and cannot be predicted with confidence. Factors that may determine the severity of the impact include the duration and scale of the outbreak, new information which may emerge concerning the severity of COVID-19 (including new strains, which may be more contagious, more severe or less responsive to treatment or vaccines), the costs of prevention and treatment of COVID-19 and the potential that we will not receive state and federal government reimbursement of additional expenses incurred by our members who contract or require testing for COVID-19 or who experience other health impacts as a result of the pandemic, employee mobility, productivity and utilization of leave and other benefits, financial and other impacts on the healthcare provider community, disruptions or delays in the supply chain for testing and treatment supplies, protective equipment and other products and services, and the actions to contain COVID-19 or address its impact (including federal, state and local laws, regulations and emergency orders, including directives to remain at home, physically distance or forced business closures as well as the timing and scope of vaccine distribution), among others. Additionally, the spread of COVID-19 has led to disruption and volatility in the global capital markets, which could adversely impact our access to capital, and a decline in interest rates which could reduce our investment income. Finally, the impact of the above items on our state and federal partners could result in program changes or delays or reduced capitation payments to us. We cannot at this time predict the ultimate impact of the COVID-19 pandemic, but it could adversely affect our business, including our financial position, results of operations and/or cash flows. COVID-19 may exacerbate the other risks described herein.
Our Medicare programs are subject to a variety of unique risks that could adversely impact our financial results.
If we fail to design and maintain programs that are attractive to Medicare participants; if our Medicare operations are subject to negative outcomes from program audits, sanctions, penalties or other actions; if we do not submit adequate bids in our existing markets or any expansion markets; if our existing contracts are modified or terminated; or if we fail to maintain or improve our quality Star ratings, our current Medicare business and our ability to expand our Medicare operations could be materially and adversely affected, negatively impacting our financial performance. For example, in October 2020, CMS published updated Medicare Star quality ratings for the 2021 rating year. Approximately 30% of our Medicare members are in a 4 star or above plan for the 2022 bonus year, compared to 46% for the 2021 bonus year and 86% for the 2020 bonus year. Our quality bonus and rebates may be negatively impacted in 2021 and 2022 and the attractiveness of our Medicare Advantage plans may be reduced.
There are also specific additional risks under Title XVIII, Part D of the Social Security Act associated with our provision of Medicare Part D prescription drug benefits as part of our Medicare Advantage plan offerings. These risks include potential uncollectibility of receivables, inadequacy of pricing assumptions, inability to receive and process information and increased pharmaceutical costs, as well as the underlying seasonality of this business, and extended settlement periods for claims submissions. Our failure to comply with Part D program requirements can result in financial and/or operational sanctions on our Part D products, as well as on our Medicare Advantage products that offer no prescription drug coverage.
Although we do not anticipate that a single-payer national health insurance system will be enacted by the current Congress, members of Congress have proposed several legislative initiatives over various sessions of Congress that would establish some form of a single public or quasi-public agency that organizes healthcare financing, but under which healthcare delivery would remain private. Additionally, the potential impact of the change of administration on healthcare reform efforts is unknown. We are unable to predict the nature and success of these or other initiatives or political changes, which could have an adverse effect on our business.
Failure to accurately estimate and price our medical expenses or effectively manage our medical costs or related administrative costs could negatively affect our results of operations, financial position and cash flows.
Our profitability depends to a significant degree on our ability to estimate and effectively manage expenses related to health benefits through, among other things, our ability to contract favorably with hospitals, physicians and other healthcare providers. For example, our Medicaid revenue is often based on bids submitted before the start of the initial contract year. If our actual medical expenses exceed our estimates, our Health Benefits Ratio (“HBR”), or our expenses related to medical services as a percentage of premium revenues, would increase and our profits would decline. Because of the narrow margins of our health plan business, relatively small changes in our HBR can create significant changes in our financial results. Changes in healthcare regulations and practices, the level of utilization of healthcare services, hospital and pharmaceutical costs, disasters, the potential effects of climate change, major epidemics, pandemics or newly emergent diseases (such as COVID-19), new medical technologies, new pharmaceutical compounds, increases in provider fraud and other external factors, including general economic conditions such as inflation and unemployment levels, are generally beyond our control and could reduce our ability to accurately predict and effectively control the costs of providing health benefits. Also, member behavior could continue to be influenced by the uncertainty surrounding the ACA, including ongoing legal challenges to the ACA including the case originally captioned “Texas v. United States,” which is currently pending before the Supreme Court.
Our medical expenses include claims reported but not paid, estimates for claims incurred but not reported, and estimates for the costs necessary to process unpaid claims at the end of each period. Our development of the medical claims liability estimate is a continuous process which we monitor and refine on a monthly basis as claims receipts and payment information as well as inpatient acuity information becomes available. As more complete information becomes available, we adjust the amount of the estimate, and include the changes in estimates in medical expenses in the period in which the changes are identified. Given the uncertainties inherent in such estimates, there can be no assurance that our medical claims liability estimate will be adequate, and any adjustments to the estimate may unfavorably impact our results of operations and may be material.
Additionally, when we commence operations in a new state or region or launch a new product, we have limited information with which to estimate our medical claims liability. For a period of time after the inception of the new business, we base our estimates on government-provided historical actuarial data and limited actual incurred and received claims and inpatient acuity information. The addition of new categories of eligible individuals, as well as evolving Health Insurance Marketplace plans, may pose difficulty in estimating our medical claims liability.

From time to time in the past, our actual results have varied from our estimates, particularly in times of significant changes in the number of our members. If it is determined that our estimates are significantly different than actual results, our results of operations and financial position could be adversely affected. In addition, if there is a significant delay in our receipt of premiums, our business operations, cash flows, or earnings could be negatively impacted.
Risk-adjustment payment systems make our revenue and results of operations more difficult to estimate and could result in retroactive adjustments that have a material adverse effect on our results of operations, financial condition and cash flows.
Most of our government customers employ risk-adjustment models to determine the premium amount they pay for each member. This model pays more for members with predictably higher costs according to the health status of each beneficiary enrolled. Premium payments are generally established at fixed intervals according to the contract terms and then adjusted on a retroactive basis. We reassess the estimates of the risk adjustment settlements each reporting period and any resulting adjustments are made to premium revenue. In addition, revisions by our government customers to the risk-adjustment models have reduced, and may continue to reduce, our premium revenue.
As a result of the variability of certain factors that determine estimates for risk-adjusted premiums, including plan risk scores, the actual amount of retroactive payments could be materially more or less than our estimates. Consequently, our estimate of our plans’ risk scores for any period, and any resulting change in our accrual of premium revenues related thereto, could have a material adverse effect on our results of operations, financial condition and cash flows. The data provided to our government customers to determine the risk score are subject to audit by them even after the annual settlements occur. These audits may result in the refund of premiums to the government customer previously received by us, which could be significant and would reduce our premium revenue in the year that repayment is required.
Government customers have performed and continue to perform audits of selected plans to validate the provider coding practices under the risk adjustment model used to calculate the premium paid for each member. In 2018, CMS proposed the removal of the fee for service adjuster from the risk adjustment data validation audit methodology. If adopted, this proposal, or any similar CMS rule making initiative, could increase our audit error scores. We anticipate that CMS will continue to conduct audits of our Medicare contracts and contract years on an on-going basis. An audit may result in the refund of premiums to CMS. It is likely that a payment adjustment could occur as a result of these audits; and any such adjustment could have a material adverse effect on our results of operations, financial condition and cash flows.
Any failure to adequately price products offered or any reduction in products offered in the Health Insurance Marketplaces may have a negative impact on our results of operations, financial position and cash flow.
Due to among other things, the elimination of the individual mandate penalty in the Tax Cuts and Jobs Act, we may be adversely selected by individuals who have higher acuity levels than those individuals who selected us in the past and healthy individuals may decide to opt out of the pool altogether. In addition, the risk adjustment provisions of the ACA established to apportion risk amongst insurers may not be effective in appropriately mitigating the financial risks related to the marketplace product, are subject to a high degree of estimation and variability, and are affected by our members’ acuity relative to the membership acuity of other insurers. Further, changes in the competitive marketplace over time may exacerbate the uncertainty in these relatively new markets. For example, competitors seeking to gain a foothold in the changing market may introduce pricing that we may not be able to match, which may adversely affect our ability to compete effectively. Competitors may also choose to exit the market altogether or otherwise suffer financial difficulty, which could adversely impact the pool of potential insured, or require us to increase premium rates. Any significant variation from our expectations regarding acuity, enrollment levels, adverse selection, or other assumptions utilized in setting adequate premium rates could have a material adverse effect on our results of operations, financial position and cash flows.
We derive a portion of our cash flow and gross margin from our PDP operations, for which we submit annual bids for participation. The results of our bids could materially affect our results of operations, financial condition and cash flows.
A significant portion of our PDP membership is obtained from the auto-assignment of beneficiaries in CMS-designated regions where our PDP premium bids are below benchmarks of other plans’ bids. In general, our premium bids are based on assumptions regarding PDP membership, utilization, drug costs, drug rebates and other factors for each region. Our 2021 PDP bids resulted in 33 of the 34 CMS regions in which we were below the benchmarks, and within the de minimis range in the remaining region, compared with our 2020 PDP bids in which we were below the benchmarks in 32 regions, and within the de minimis range in the remaining two regions. For those regions in which we are within the de minimis range, we will not be eligible to have new members auto-assigned to us, but we will not lose our existing auto-assigned membership.
If our future Part D premium bids are not below the CMS benchmarks, we risk losing PDP members who were previously assigned to us and we may not have additional PDP members auto-assigned to us, which could materially reduce our revenue and profits.
Our encounter data may be inaccurate or incomplete, which could have a material adverse effect on our results of operations, financial condition, cash flows and ability to bid for, and continue to participate in, certain programs.
Our contracts require the submission of complete and correct encounter data. The accurate and timely reporting of encounter data is increasingly important to the success of our programs because more states are using encounter data to determine compliance with performance standards and to set premium rates. We have expended and may continue to expend additional effort and incur significant additional costs to collect or correct inaccurate or incomplete encounter data and have been, and continue to be, exposed to operating sanctions and financial fines and penalties for noncompliance. In some instances, our government clients have established retroactive requirements for the encounter data we must submit. There also may be periods of time in which we are unable to meet existing requirements. In either case, it may be prohibitively expensive or impossible for us to collect or reconstruct this historical data.
We may experience challenges in obtaining complete and accurate encounter data, due to difficulties with providers and third-party vendors submitting claims in a timely fashion in the proper format, and with state agencies in coordinating such submissions. As states increase their reliance on encounter data, these difficulties could adversely affect the premium rates we receive and how membership is assigned to us and subject us to financial penalties, which could have a material adverse effect on our results of operations, financial condition, cash flows and our ability to bid for, and continue to participate in, certain programs.
If any of our government contracts are terminated or are not renewed on favorable terms or at all, or if we receive an adverse finding or review resulting from an audit or investigation, our business may be adversely affected.
A substantial portion of our business relates to the provision of managed care programs and selected services to individuals receiving benefits under governmental assistance or entitlement programs. We provide these and other healthcare services under contracts with government entities in the areas in which we operate. Our government contracts are generally intended to run for a fixed number of years and may be extended for an additional specified number of years if the contracting entity or its agent elects to do so. When our contracts with government entities expire, they may be opened for bidding by competing healthcare providers, and there is no guarantee that our contracts will be renewed or extended. Competitors may buy their way into the market by submitting bids with lower pricing. Even if our responsive bids are successful, the bids may be based upon assumptions or other factors which could result in the contracts being less profitable than we had anticipated. Further, our government contracts contain certain provisions regarding eligibility, enrollment and dis-enrollment processes for covered services, eligible providers, periodic financial and informational reporting, quality assurance, timeliness of claims payment and agreement to maintain a Medicare plan in the state and financial standards, among other things, and are subject to cancellation if we fail to perform in accordance with the standards set by regulatory agencies.
We are also subject to various reviews, audits and investigations to verify our compliance with the terms of our contracts with various governmental agencies, as well as compliance with applicable laws and regulations. Any adverse review, audit or investigation could result in, among other things: cancellation of our contracts; refunding of amounts we have been paid pursuant to our contracts; imposition of fines, penalties and other sanctions on us; loss of our right to participate in various programs; increased difficulty in selling our products and services; loss of one or more of our licenses; lowered quality Star ratings; or required changes to the way we do business. In addition, under government procurement regulations and practices, a negative determination resulting from a government audit of our business practices could result in a contractor being fined, debarred and/or suspended from being able to bid on, or be awarded, new government contracts for a period of time.
If any of our government contracts are terminated, not renewed, renewed on less favorable terms, or not renewed on a timely basis, or if we receive an adverse finding or review resulting from an audit or investigation, our business and reputation may be adversely impacted, our goodwill could be impaired and our financial position, results of operations or cash flows may be materially affected.
We contract with independent third-party vendors and service providers who provide services to us and our subsidiaries or to whom we delegate selected functions. Violations of, or noncompliance with, laws and regulations governing our business by such third parties, or governing our dealings with such parties, could, among other things, subject us to additional audits, reviews and investigations and other adverse effects.
Ineffectiveness of state-operated systems and subcontractors could adversely affect our business.
A number of our health plans rely on other state-operated systems or subcontractors to qualify, solicit, educate and assign eligible members into managed care plans. The effectiveness of these state operations and subcontractors can have a material effect on a health plan’s enrollment in a particular month or over an extended period. When a state implements either new programs to determine eligibility or new processes to assign or enroll eligible members into health plans, or when it chooses new subcontractors, there is an increased potential for an unanticipated impact on the overall number of members assigned to managed care plans.
Execution of our growth strategy may increase costs or liabilities, or create disruptions in our business.
Our growth strategy includes, without limitation, the acquisition and expansion of health plans participating in government sponsored healthcare programs and specialty services businesses, contract rights and related assets of other health plans both in our existing service areas and in new markets and start-up operations in new markets or new products in existing markets. We continue to pursue opportunistic acquisitions to expand into new geographies and complementary business lines as well as to augment existing operations, and we may be in discussions with respect to one or multiple targets at any given time. Although we review the records of companies or businesses we plan to acquire, it is possible that we could assume unanticipated liabilities or adverse operating conditions, or an acquisition may not perform as well as expected or may not achieve timely profitability. We also face the risk that we will not be able to effectively integrate acquisitions into our existing operations effectively without substantial expense, delay or other operational or financial problems and we may need to divert more management resources to integration than we planned.
In connection with start-up operations and system migrations, we may incur significant expenses prior to commencement of operations and the receipt of revenue. For example, in order to obtain a certificate of authority in most jurisdictions, we must first establish a provider network, have systems in place and demonstrate our ability to administer a state contract and process claims. We may experience delays in operational start dates, including those related to stay-at-home directives and other impacts of COVID-19. As a result of these factors, start-up operations may decrease our profitability. The timing of operating of our new East Coast headquarters in Charlotte, and the expected benefits of its completion, may also be negatively impacted as a result of these factors. In addition, we are planning to further expand our business internationally and we will be subject to additional risks, including, but not limited to, political risk, an unfamiliar regulatory regime, currency exchange risk and exchange controls, cultural and language differences, foreign tax issues, and different labor laws and practices.
If we are unable to effectively execute our growth strategy, including as a result of the continued impact of COVID-19, our future growth will suffer and our results of operations could be harmed.
If competing managed care programs are unwilling to purchase specialty services from us, we may not be able to successfully implement our strategy of diversifying our business lines.
We are seeking to diversify our business lines into areas that complement our government sponsored health plan business in order to grow our revenue stream and diversify our business. In order to diversify our business, we must succeed in selling the services of our specialty subsidiaries not only to our managed care plans, but to programs operated by third parties. Some of these third-party programs may compete with us in some markets, and they therefore may be unwilling to purchase specialty services from us. In any event, the offering of these services will require marketing activities that differ significantly from the manner in which we seek to increase revenues from our government sponsored programs. Our ineffectiveness in marketing specialty services to third parties may impair our ability to execute our business strategy.
If state regulators do not approve payments of dividends and distributions by our subsidiaries to us, we may not have sufficient funds to implement our business strategy.
We principally operate through our health plan subsidiaries. As part of normal operations, we may make requests for dividends and distributions from our subsidiaries to fund our operations. In addition to state corporate law limitations, these subsidiaries are subject to more stringent state insurance and health maintenance organizations laws and regulations that limit the amount of dividends and distributions that can be paid to us without prior approval of, or notification to, state regulators. If these regulators were to deny or delay our subsidiaries’ requests to pay dividends, the funds available to us would be limited, which could harm our ability to implement our business strategy.
We derive a significant portion of our premium revenues from operations in a limited number of states, and our results of operations, financial position or cash flows could be materially affected by a decrease in premium revenues or profitability in any one of those states.
Operations in a limited number of states have accounted for a significant portion of our premium revenues to date. If we were unable to continue to operate in any of those states or if our current operations in any portion of one of those states were significantly curtailed, our revenues could decrease materially. Our reliance on operations in a limited number of states could cause our revenues and profitability to change suddenly and unexpectedly depending on legislative or other governmental or regulatory actions and decisions, economic conditions and similar factors in those states. For example, states we currently serve may open the bidding for their Medicaid program to other health insurers through a request for proposal process. Our inability to continue to operate in any of the states in which we operate could harm our business.
Competition may limit our ability to increase penetration of the markets that we serve.
We compete for members principally on the basis of size and quality of provider networks, benefits provided and quality of service. We compete with numerous types of competitors, including other health plans and traditional state Medicaid programs that reimburse providers as care is provided, as well as technology companies, new joint ventures, financial services firms, consulting firms and other non-traditional competitors. In addition, the administration of the ACA has the potential to shift the competitive landscape in our segment.
Some of the health plans with which we compete have greater financial and other resources and offer a broader scope of products than we do. In addition, significant merger and acquisition activity has occurred in the managed care industry, as well as complementary industries, such as the hospital, physician, pharmaceutical, medical device and health information systems businesses. To the extent that competition intensifies in any market that we serve, as a result of industry consolidation or otherwise, our ability to retain or increase members and providers, or maintain or increase our revenue growth, pricing flexibility and control over medical cost trends may be adversely affected.
If we are unable to maintain relationships with our provider networks, our profitability may be harmed.
Our profitability depends, in large part, upon our ability to contract at competitive prices with hospitals, physicians and other healthcare providers. Our provider arrangements with our primary care physicians, specialists and hospitals generally may be canceled by either party without cause upon 90 to 120 days prior written notice. We cannot provide any assurance that we will be able to continue to renew our existing contracts or enter into new contracts on a timely basis or under favorable terms enabling us to service our members profitably. Healthcare providers with whom we contract may not properly manage the costs of, and access to services, be able to provide effective telehealth services, maintain financial solvency, including due to the impact of COVID-19, or avoid disputes with other providers. Any of these events could have a material adverse effect on the provision of services to our members and our operations.
In any particular market, physicians and other healthcare providers could refuse to contract, demand higher payments, or take other actions that could result in higher medical costs or difficulty in meeting regulatory or accreditation requirements, among other things. In some markets, certain healthcare providers, particularly hospitals, physician/hospital organizations or multi-specialty physician groups, may have significant market positions or near monopolies that could result in diminished bargaining power on our part. In addition, accountable care organizations, practice management companies, which aggregate physician practices for administrative efficiency and marketing leverage, and other organizational structures that physicians, hospitals and other healthcare providers choose may change the way in which these providers interact with us and may change the competitive landscape. Such organizations or groups of healthcare providers may compete directly with us, which could adversely affect our operations, and our results of operations, financial position and cash flows by impacting our relationships with these providers or affecting the way that we price our products and estimate our costs, which might require us to incur costs to change our operations. Provider networks may consolidate, resulting in a reduction in the competitive environment. In addition, if these providers refuse to contract with us, use their market position to negotiate contracts unfavorable to us or place us at a competitive disadvantage, our ability to market products or to be profitable in those areas could be materially and adversely affected.
From time to time, healthcare providers assert or threaten to assert claims seeking to terminate non-cancelable agreements due to alleged actions or inactions by us. If we are unable to retain our current provider contract terms or enter into new provider contracts timely or on favorable terms, our profitability may be harmed. In addition, from time to time, we may be subject to class action or other lawsuits by healthcare providers with respect to claim payment procedures or similar matters. For example, our wholly owned subsidiary, Health Net Life Insurance Company (“HNL”), is and may continue to be subject to such disputes with respect to HNL’s payment levels in connection with the processing of out-of-network provider reimbursement claims for the provision of certain substance abuse related services. HNL expects to vigorously defend its claims payment practices. Nevertheless, in the event HNL receives an adverse finding in any related legal proceeding or from a regulator, or is otherwise required to reimburse providers for these claims at rates that are higher than expected or for claims HNL otherwise believes are unallowable, our financial condition and results of operations may be materially adversely affected. In addition, regardless of whether any such lawsuits brought against us are successful or have merit, they will still be time-consuming and costly and could distract our management’s attention. As a result, under such circumstances we may incur significant expenses and may be unable to operate our business effectively.
If we are unable to integrate and manage our information systems effectively, our operations could be disrupted.
Our operations depend significantly on effective information systems. The information gathered and processed by our information systems assists us in, among other things, monitoring utilization and other cost factors, processing provider claims, and providing data to our regulators. Our healthcare providers also depend upon our information systems for membership verifications, claims status and other information. Our information systems and applications require continual maintenance, upgrading and enhancement to meet our operational needs and regulatory requirements. We regularly upgrade and expand our information systems’ capabilities. If we experience difficulties with the transition to or from information systems or do not appropriately integrate, maintain, enhance or expand our information systems, we could suffer, among other things, operational disruptions, loss of existing members and difficulty in attracting new members, regulatory problems and increases in administrative expenses. In addition, our ability to integrate and manage our information systems may be impaired as the result of events outside our control, including acts of nature, such as earthquakes or fires, or acts of terrorists, which may include cyber-attacks by terrorists or other governmental or non-governmental actors. In addition, we may from time to time obtain significant portions of our systems-related or other services or facilities from independent third parties, which may make our operations vulnerable if such third parties fail to perform adequately.
An impairment charge with respect to our recorded goodwill and intangible assets could have a material impact on our results of operations.
We periodically evaluate our goodwill and other intangible assets to determine whether all or a portion of their carrying values may be impaired, in which case a charge to earnings may be necessary. Changes in business strategy, government regulations or economic or market conditions have resulted and may result in impairments of our goodwill and other intangible assets at any time in the future. Our judgments regarding the existence of impairment indicators are based on, among other things, legal factors, market conditions, and operational performance. For example, the non-renewal of our health plan contracts with the state in which they operate may be an indicator of impairment. If an event or events occur that would cause us to revise our estimates and assumptions used in analyzing the value of our goodwill and other intangible assets, such revision could result in a non-cash impairment charge that could have a material impact on our results of operations in the period in which the impairment occurs.
A failure in or breach of our operational or security systems or infrastructure, or those of third parties with which we do business, including as a result of cyber-attacks, could have an adverse effect on our business.
Information security risks have significantly increased in recent years in part because of the proliferation of new technologies, the use of the internet and telecommunications technologies to conduct our operations, and the increased sophistication and activities of organized crime, hackers, terrorists and other external parties, including foreign state agents. Our operations rely on the secure processing, transmission and storage of confidential, proprietary and other information in our computer systems and networks.
Security breaches may arise from external or internal threats. External breaches include hacking personal information for financial gain, attempting to cause harm or interruption to our operations, or intending to obtain competitive information. We experience attempted external hacking or malicious attacks on a regular basis. We maintain a rigorous system of prevention and detection controls through our security programs; however, our prevention and detection controls may not prevent or identify all such attacks on a timely basis, or at all. Internal breaches may result from inappropriate security access to confidential information by rogue employees, consultants or third party service providers. Any security breach involving the misappropriation, loss or other unauthorized disclosure or use of confidential member information, financial data, competitively sensitive information, or other proprietary data, whether by us or a third party, could have a material adverse effect on our business reputation, financial condition, cash flows, or results of operations.
Risks Relating to Regulatory and Legal Matters
Reductions in funding, changes to eligibility requirements for government sponsored healthcare programs in which we participate and any inability on our part to effectively adapt to changes to these programs could substantially affect our results of operations, financial position and cash flows.
The majority of our revenues come from government subsidized healthcare programs including Medicaid, Medicare, TRICARE, State Children’s Health Insurance Program (“CHIP”), Long-Term Services and Supports (“LTSS”), Aged, Blind, or Disabled program (“ABD”), Foster Care and Health Insurance Marketplace premiums. Under most programs, the base premium rate paid for each program differs, depending on a combination of factors such as defined upper payment limits, a member’s health status, age, gender, county or region and benefit mix. Since Medicaid was created in 1965, the federal government and the states have shared the costs for this program, with the federal share currently averaging approximately 60%. We are therefore exposed to risks associated with federal and state government contracting or participating in programs involving a government payor, including but not limited to the general ability of the federal and/or state governments to terminate or modify contracts with them, in whole or in part, without prior notice, for convenience or for default based on performance; potential regulatory or legislative action that may materially modify amounts owed; our dependence upon Congressional or legislative appropriation and allotment of funds and the impact that delays in government payments could have on our operating cash flow and liquidity; and other regulatory, legislative or judicial actions that may have an impact on the operations of government subsidized healthcare programs including ongoing litigation involving the ACA. For example, future levels of funding and premium rates may be affected by continuing government efforts to contain healthcare costs and may further be affected by state and federal budgetary constraints. Governments periodically consider reducing or reallocating the amount of money they spend for Medicaid, Medicare, TRICARE, CHIP, LTSS, ABD and Foster Care. Furthermore, Medicare remains subject to the automatic spending reductions imposed by the Budget Control Act of 2011 and the American Taxpayer Relief Act of 2012 (“sequestration”), subject to a 2% cap, which was extended by the Bipartisan Budget Act of 2019 through 2029. The Coronavirus Aid, Relief, and Economic Security Act of 2020 temporarily suspended the Medicare sequestration for the period of May 1, 2020 through December 31, 2020, while also extending the mandatory sequestration policy by an additional one year, through 2030. The Bipartisan-Bicameral Omnibus COVID Relief Deal passed in December 2020 further extended the suspension of the Medicare sequestration until March 31, 2021.

In addition, reductions in defense spending could have an adverse impact on certain government programs in which we currently participate by, among other things, terminating or materially changing such programs, or by decreasing or delaying payments made under such programs. Adverse economic conditions may put pressures on state budgets as tax and other state revenues decrease while the population that is eligible to participate in these programs remains steady or increases, creating more need for funding. We anticipate this will require government agencies to find funding alternatives, which may result in reductions in funding for programs, contraction of covered benefits, and limited or no premium rate increases or premium rate decreases. A reduction (or less than expected increase), a protracted delay, or a change in allocation methodology in government funding for these programs, as well as termination of one or more contracts for the convenience of the government, may materially and adversely affect our results of operations, financial position and cash flows. In addition, if another federal government shutdown were to occur for a prolonged period of time, federal government payment obligations, including its obligations under Medicaid, Medicare, TRICARE, CHIP, LTSS, ABD, Foster Care and the Health Insurance Marketplaces, may be delayed. Similarly, if state government shutdowns were to occur, state payment obligations may be delayed. If the federal or state governments fail to make payments under these programs on a timely basis, our business could suffer, and our financial position, results of operations or cash flows may be materially affected.
Payments from government payors may be delayed in the future, which, if extended for any significant period of time, could have a material adverse effect on our results of operations, financial position, cash flows or liquidity. In addition, delays in obtaining, or failure to obtain or maintain, governmental approvals, or moratoria imposed by regulatory authorities, could adversely affect our revenues or membership, increase costs or adversely affect our ability to bring new products to market as forecasted. Other changes to our government programs could affect our willingness or ability to participate in any of these programs or otherwise have a material adverse effect on our business, financial condition or results of operations.
Finally, changes in these programs could reduce the number of persons enrolled in or eligible for these programs or increase our administrative or healthcare costs under these programs. For example, maintaining current eligibility levels could cause states to reduce reimbursement or reduce benefits in order for states to afford to maintain eligibility levels. If any state in which we operate were to decrease premiums paid to us or pay us less than the amount necessary to keep pace with our cost trends, it could have a material adverse effect on our results of operations, financial position and cash flows.
The implementation of the ACA, as well as potential repeal of, changes to, or judicial challenges to the ACA, could materially and adversely affect our results of operations, financial position and cash flows.
The enactment of the ACA in March 2010 transformed the U.S. healthcare delivery system through a series of complex initiatives; however, the implementation of the ACA continues to face administrative, judicial and legislative challenges to repeal or change certain of its significant provisions. Changes to, or repeal of, portions or the entirety of the ACA, as well as judicial interpretations in response to constitutional and other legal challenges, as well as the uncertainty generated by such actual or potential challenges, could materially and adversely affect our business and financial position, results of operations or cash flows. Even if the ACA is not amended or repealed under the current administration, a future administration or members of Congress could continue to propose changes impacting implementation of the ACA, which could materially and adversely affect our financial position or operations.
Among the most significant of the ACA’s provisions was the establishment of the Health Insurance Marketplace for individuals and small employers to purchase health insurance coverage that included a minimum level of benefits and restrictions on coverage limitations and premium rates, as well as the expansion of Medicaid coverage to all individuals under age 65 with incomes up to 138% of the federal poverty level beginning January 1, 2014, subject to each state’s election. The U.S. Department of Health and Human Services (“HHS”) additionally indicated that it would consider a limited number of premium assistance demonstration proposals from states that want to privatize Medicaid expansion. Arkansas was the first state to obtain federal approval to use Medicaid funding to purchase private insurance for low-income residents, and we began operations under the program beginning on January 1, 2014. Several states have obtained Section 1115 waivers to implement the ACA’s Medicaid expansion in ways that extend beyond the flexibility provided by the federal law, with additional states pursuing Section 1115 waivers regarding eligibility criteria, benefits, and cost-sharing, and provider payments across their Medicaid programs. Litigation challenging Section 1115 waiver activity for both new and previously approved waivers is expected to continue both through administrative actions and the courts.
There have been significant administrative efforts to repeal, or limit implementation of, certain provisions of the ACA through changes in regulations. Such initiatives include repeal of the individual mandate effective in 2019, as well as easing the regulatory restrictions placed on short-term health plans and association health plans (“AHPs”), which plans often provide fewer benefits than the traditional ACA insurance benefits.
Additionally, the U.S. Department of Labor issued a final rule on June 19, 2018 which expanded flexibility regarding the regulation and formation of AHPs provided by small employer groups and associations. On June 13, 2019, the HHS, the U.S. Department of Labor and the U.S. Treasury issued a final rule allowing employers of all sizes that do not offer a group coverage plan to fund a new kind of health reimbursement arrangement (“HRA”), known as an individual coverage HRA (“ICHRA”). Beginning January 1, 2020, employees became able to use employer-funded ICHRAs to buy individual-market insurance, including insurance purchased on the public exchanges formed under the ACA.
In addition to administrative efforts to expand the flexibility of other insurance plan options that are not required to meet ACA requirements, there have also been efforts to address the ACA’s non-deductible tax imposed on health insurers based on prior year net premiums written (the “health insurer fee” or “HIF”). The ACA imposed HIF was $8.0 billion in 2014, and $11.3 billion in each of 2015 and 2016, with increasing annual amounts thereafter. The HIF payable in 2017 was suspended by the Consolidated Appropriations Act for fiscal year 2016; however, a $14.3 billion payment occurred in 2018. Collection of the HIF for 2019 was also suspended, but resumed in 2020 with a $15.5 billion payment. Congress passed a spending bill in December 2019, which would repeal the health insurance tax indefinitely, effective in 2021. If we are not reimbursed by the states for the cost of the HIF (including the associated tax impact), or if we are unable to otherwise adjust our business model to address the current assessment, our results of operations, financial position and cash flows may be materially adversely affected.
The constitutionality of the ACA itself continues to face judicial challenge. In December 2018, a partial summary judgment ruling in “Texas v. United States of America” held that the ACA’s individual mandate requirement was essential to the ACA, and without it, the remainder of the ACA was invalid (i.e., that it was not “severable” from the ACA). That decision was appealed to the Fifth Circuit, which ruled in December 2019 that the individual mandate was unconstitutional after Congress set the individual mandate penalty to $0 and remanded the case to the district court for additional analysis on the question of severability. In March 2020, the U.S. Supreme Court agreed to hear the case to review whether the individual mandate is constitutional and, if the individual mandate is unconstitutional, the severability issue. In June 2020, Noel J. Francisco, the then Solicitor General of the United States, together with multiple U.S. Department of Justice colleagues, submitted a brief to the U.S. Supreme Court supporting the argument that the individual mandate is unconstitutional and that the remaining provisions of the ACA are not severable. The U.S. Supreme Court heard oral arguments in November 2020 and a ruling is anticipated in 2021. The ACA remains in effect until judicial review of the decision is concluded. The ultimate content, timing or effect of any potential future legislation or the outcome of the lawsuit cannot be predicted and may be delayed as a result of court closures and reduced court dockets as a result of the COVID-19 pandemic.
These changes and other potential changes involving the functioning of the Health Insurance Marketplace as a result of new legislation, regulation, executive action or litigation could impact our business and results of operations.
Our business activities are highly regulated and new laws or regulations or changes in existing laws or regulations or their enforcement or application could force us to change how we operate and could harm our business.
Our business is extensively regulated by the states in which we operate and by the federal government. In addition, the managed care industry has received negative publicity that has led to increased legislation, regulation, review of industry practices and private litigation in the commercial sector. Such negative publicity may adversely affect our stock price and damage our reputation in various markets.

In each of the jurisdictions in which we operate, we are regulated by the relevant insurance, health and/or human services or government departments that oversee the activities of managed care organizations providing or arranging to provide services to Medicaid, Medicare, Health Insurance Marketplace enrollees or other beneficiaries. For example, our health plan subsidiaries, as well as our applicable specialty companies, must comply with minimum statutory capital and other financial solvency requirements, such as deposit and surplus requirements.
The frequent enactment of, changes to, or interpretations of laws and regulations could, among other things: force us to restructure our relationships with providers within our network; require us to implement additional or different programs and systems; restrict revenue and enrollment growth; increase our healthcare and administrative costs; impose additional capital and surplus requirements; and increase or change our liability to members in the event of malpractice by our contracted providers. In addition, changes in political party or administrations at the state or federal level in the United States or internationally may change the attitude towards healthcare programs and result in changes to the existing legislative or regulatory environment.
Additionally, the taxes and fees paid to federal, state and local governments may increase due to several factors, including: enactment of, changes to, or interpretations of tax laws and regulations, audits by governmental authorities, geographic expansions into higher taxing jurisdictions and the effect of expansions into international markets.
Our contracts with states may require us to maintain a minimum HBR or may require us to share profits in excess of certain levels. In certain circumstances, our plans may be required to return premiums back to the state in the event profits exceed established levels or HBR does not meet the minimum requirement. Factors that may impact the amount of premium returned to the state include transparent pharmacy pricing and rebate initiatives. Other states may require us to meet certain performance and quality metrics in order to maintain our contract or receive additional or full contractual revenue.
The governmental healthcare programs in which we participate are subject to the satisfaction of certain regulations and performance standards. Regulators require numerous steps for continued implementation of the ACA, including the promulgation of a substantial number of potentially more onerous federal regulations. If we fail to effectively implement or appropriately adjust our operational and strategic initiatives with respect to the implementation of healthcare reform, or do not do so as effectively as our competitors, our results of operations may be materially adversely affected. For example, under the ACA, Congress authorized CMS and the states to implement managed care demonstration programs to serve dually eligible beneficiaries to improve the coordination of their care. Participation in these demonstration programs is subject to CMS approval and the satisfaction of conditions to participation, including meeting certain performance requirements. Our inability to improve or maintain adequate quality scores and Star ratings to meet government performance requirements or to match the performance of our competitors could result in limitations to our participation in or exclusion from these or other government programs. Specifically, several of our Medicaid contracts require us to maintain a Medicare health plan.
In April 2016, CMS issued final regulations that revised existing Medicaid managed care rules by establishing a minimum medical loss ratio standard for Medicaid of 85% and strengthening provisions related to network adequacy and access to care, enrollment and disenrollment protections, beneficiary support information, continued service during beneficiary appeals, and delivery system and payment reform initiatives, among others. CMS subsequently issued a Notice of Proposed Rulemaking on November 8, 2018, advancing CMS’ efforts to streamline the Medicaid and CHIP managed care regulatory framework and to pursue a broader strategy to relieve regulatory burdens, support state flexibility and local leadership, and promote transparency, flexibility, and innovation in the delivery of care. On November 13, 2020, CMS finalized revisions to the Medicaid managed care regulations, many of which became effective in December 2020. While not a wholesale revision of the 2016 regulations, the November 2020 final rule adopts changes in areas including network adequacy, beneficiary protections, quality oversight, and the establishment of capitation rates and payment policies. Although we strive to comply with all existing regulations and to meet performance standards applicable to our business, failure to meet these requirements could result in financial fines and penalties. Also, states or other governmental entities may not allow us to continue to participate in their government programs, or we may fail to win procurements to participate in such programs, either of which could materially and adversely affect our results of operations, financial position and cash flows.

In addition, as a result of the expansion of our businesses and operations conducted in foreign countries, we face political, economic, legal, compliance, regulatory, operational and other risks and exposures that are unique and vary by jurisdiction. These foreign regulatory requirements with respect to, among other items, environmental, tax, licensing, intellectual property, privacy, data protection, investment, capital, management control, labor relations, and fraud and corruption regulations are different than those faced by our domestic businesses. In addition, we are subject to U.S. laws that regulate the conduct and activities of U.S.-based businesses operating abroad, such as the Foreign Corrupt Practices Act. Any failure to comply with laws and regulations governing our conduct outside the United States or to successfully navigate international regulatory regimes that apply to us could adversely affect our ability to market our products and services, which may have a material adverse effect on our business, financial condition and results of operations.
Our businesses providing pharmacy benefit management and specialty pharmacy services face regulatory and other risks and uncertainties which could materially and adversely affect our results of operations, financial position and cash flows.
We provide pharmacy benefit management (“PBM”) and specialty pharmacy services, including through our Envolve Pharmacy Solutions product. These businesses are subject to federal and state laws that, among other requirements, govern the relationships of the business with pharmaceutical manufacturers, physicians, pharmacies, customers and consumers. We also conduct business as a mail order pharmacy and specialty pharmacy, which subjects these businesses to extensive federal, state and local laws and regulations. In addition, federal and state legislatures and regulators regularly consider new regulations for the industry that could materially and adversely affect current industry practices, including the receipt or disclosure of rebates from pharmaceutical companies, the development and use of formularies, and the use of average wholesale prices.
Our PBM and specialty pharmacy businesses would be materially and adversely affected by an inability to contract on favorable terms with pharmaceutical manufacturers and other suppliers, including with respect to the structuring of rebates and pricing of new specialty and generic drugs. In addition, our PBM and specialty pharmacy businesses could face potential claims in connection with purported errors by our mail order or specialty pharmacies, including in connection with the risks inherent in the authorization, compounding, packaging and distribution of pharmaceuticals and other healthcare products. Disruptions at any of our mail order or specialty pharmacies due to an event that is beyond our control could affect our ability to process and dispense prescriptions in a timely manner and could materially and adversely affect our results of operations, financial position and cash flows.
From time to time, we may become involved in costly and time-consuming litigation and other regulatory proceedings, which require significant attention from our management.
From time to time, we are a defendant in lawsuits and regulatory actions and are subject to investigations relating to our business, including, without limitation, medical malpractice claims, claims by members alleging failure to pay for or provide healthcare, claims related to non-payment or insufficient payments for out-of-network services, claims alleging bad faith, investigations regarding our submission of risk adjuster claims, putative securities class actions, protests and appeals related to Medicaid procurement awards, employment-related disputes, including wage and hour claims, submissions to state agencies related to payments or state false claims acts and claims related to the imposition of new taxes, including but not limited to claims that may have retroactive application. Due to the inherent uncertainties of litigation and regulatory proceedings, we cannot accurately predict the ultimate outcome of any such proceedings. An unfavorable outcome could have a material adverse impact on our business and financial position, results of operations and/or cash flows and may affect our reputation. In addition, regardless of the outcome of any litigation or regulatory proceedings, such proceedings are costly and time consuming and require significant attention from our management, and could therefore harm our business and financial position, results of operations or cash flows.
If we fail to comply with applicable privacy, security, and data laws, regulations and standards, including with respect to third-party service providers that utilize sensitive personal information on our behalf, our business, reputation, results of operations, financial position and cash flows could be materially and adversely affected.
As part of our normal operations, we collect, process and retain confidential member information. We are subject to various federal, state and international laws, regulations, rules and contractual requirements regarding the use and disclosure of confidential member information, including the Health Insurance Portability and

Accountability Act of 1996 (“HIPAA”), the Health Information Technology for Economic and Clinical Health (“HITECH”) Act of 2009, the Gramm-Leach-Bliley Act, and the European Union’s General Data Protection Regulation, which require us to protect the privacy of medical records and safeguard personal health information we maintain and use. Certain of our businesses are also subject to the Payment Card Industry Data Security Standard, which is a multifaceted security standard that is designed to protect credit card account data as mandated by payment card industry entities. Despite our best attempts to maintain adherence to information privacy and security best practices, as well as compliance with applicable laws, rules and contractual requirements, our facilities and systems, and those of our third-party service providers, may be vulnerable to privacy or security breaches, acts of vandalism or theft, malware or other forms of cyber-attack, misplaced or lost data including paper or electronic media, programming and/or human errors or other similar events. In the past, we have had data breaches resulting in disclosure of confidential or protected health information that have not resulted in any material financial loss or penalty to date. For example, in January 2021, we learned that Accellion, a third-party data transfer provider with whom we contract, had a system vulnerability that resulted in unauthorized access to certain sensitive data of our customers, including protected health information, over a period of several days in January 2021 as well as unauthorized access to the data of several of Accellion’s other clients. This incident is still under investigation, but we currently do not believe that it will have a material adverse effect on our business, reputation, results of operations, financial position and cash flows. However, there can be no assurance that the January 2021 incident and other privacy or security breaches will not require us to expend significant resources to remediate any damage, interrupt our operations and damage our business or reputation, subject us to state, federal, or international agency review, and result in enforcement actions, material fines and penalties, litigation or other actions which could have a material adverse effect on our business, reputation, results of operations, financial position and cash flows.
In addition, HIPAA broadened the scope of fraud, waste and abuse laws applicable to healthcare companies and established enforcement mechanisms to combat fraud, waste and abuse, including civil and, in some instances, criminal penalties for failure to comply with specific standards relating to the privacy, security and electronic transmission of protected health information. The HITECH Act expanded the scope of these provisions by mandating individual notification in instances of breaches of protected health information, providing enhanced penalties for HIPAA violations, and granting enforcement authority to states’ Attorneys General in addition to the HHS Office for Civil Rights. It is possible that Congress may enact additional legislation in the future to increase the amount or application of penalties and to create a private right of action under HIPAA, which could entitle patients to seek monetary damages for violations of the privacy rules.
If we fail to comply with the extensive federal and state fraud, waste and abuse laws, our business, reputation, results of operations, financial position and cash flows could be materially and adversely affected.
We, along with other companies involved in public healthcare programs, are the subject of federal and state fraud, waste and abuse investigations. The regulations and contractual requirements applicable to participants in these public sector programs are complex and subject to change. Violations of fraud, waste and abuse laws applicable to us could result in civil monetary penalties, criminal fines and imprisonment, and/or exclusion from participation in Medicaid, Medicare, TRICARE, and other federal healthcare programs and federally funded state health programs. Fraud, waste and abuse prohibitions encompass a wide range of activities, including kickbacks for referral of members, incorrect and unsubstantiated billing or billing for unnecessary medical services, improper marketing and violations of patient privacy rights. These fraud, waste and abuse laws include the federal False Claims Act, which prohibits the known filing of a false claim or the known use of false statements to obtain payment from the federal government, and the federal anti-kickback statute, which prohibits the payment or receipt of remuneration to induce referrals or recommendations of healthcare items or services. Many states have fraud, waste and abuse laws, including false claim act and anti-kickback statutes that closely resemble the federal False Claims Act and the federal anti-kickback statute. In addition, the Deficit Reduction Act of 2005 encouraged states to enact state-versions of the federal False Claims Act that establish liability to the state for false and fraudulent Medicaid claims and that provide for, among other things, claims to be filed by qui tam relators (private parties acting on the government’s behalf). Federal and state governments have made investigating and prosecuting healthcare fraud, waste and abuse a priority. In the event we fail to comply with the extensive federal and state fraud, waste and abuse laws, our business, reputation, results of operations, financial position and cash flows could be materially and adversely affected.

Risks Relating to Conditions in the Financial Markets and Economy
Our investment portfolio may suffer losses which could materially and adversely affect our results of operations or liquidity.
We maintain a significant investment portfolio of cash equivalents and short-term and long-term investments in a variety of securities, which are subject to general credit, liquidity, market and interest rate risks and will decline in value if interest rates increase or one of the issuers’ credit ratings is reduced. Furthermore, COVID-19 has impacted, and may continue to impact, the global economy resulting in significant market volatility and fluctuating interest rates. As a result, we may experience a reduction in value or loss of our investments, which may have a negative adverse effect on our results of operations, liquidity and financial condition.
Adverse credit market conditions may have a material adverse effect on our liquidity or our ability to obtain credit on acceptable terms.
In the past, the securities and credit markets have experienced extreme volatility and disruption, which has increased due to the effects of COVID-19. The availability of credit, from virtually all types of lenders, has at times been restricted. In the event we need access to additional capital to pay our operating expenses, fund subsidiary surplus requirements, make payments on or refinance our indebtedness, pay capital expenditures, or fund acquisitions, our ability to obtain such capital may be limited and the cost of any such capital may be significant, particularly if we are unable to access our existing credit facility.
Our access to additional financing will depend on a variety of factors such as prevailing economic and credit market conditions, the general availability of credit, the overall availability of credit to our industry, our credit ratings and credit capacity, and perceptions of our financial prospects. Similarly, our access to funds may be impaired if regulatory authorities or rating agencies take negative actions against us. If one or any combination of these factors were to occur, our internal sources of liquidity may prove to be insufficient, and in such case, we may not be able to successfully obtain sufficient additional financing on favorable terms, within an acceptable time, or at all.
We have substantial indebtedness outstanding and may incur additional indebtedness in the future. Such indebtedness could reduce our agility and may adversely affect our financial condition.
As of December 31, 2020, we had consolidated indebtedness of $16,779 million. We intend to incur additional indebtedness to finance a portion of the consideration for the Magellan Acquisition, and we may further increase our indebtedness in the future.
This may have the effect, among other things, of reducing our flexibility to respond to changing business and economic conditions and increasing borrowing costs.
Among other things, the Company Credit Facility and the indentures governing our notes require us to comply with various covenants that impose restrictions on our operations, including our ability to incur additional indebtedness, create liens, pay dividends, make certain investments or other restricted payments, sell or otherwise dispose of substantially all of our assets and engage in other activities. Our Company Credit Facility also requires us to comply with a maximum debt-to-EBITDA ratio and a minimum fixed charge coverage ratio.
Changes in the method pursuant to which the LIBOR rates are determined and potential phasing out of LIBOR after 2021 may affect the value of the financial obligations to be held or issued by us that are linked to LIBOR or our results of operations or financial condition.
As of December 31, 2020, borrowings under our Company Credit Facility bear interest based upon various reference rates, including LIBOR. On July 27, 2017, the Financial Conduct Authority (the authority that regulates LIBOR) announced that it intends to stop compelling banks to submit rates for the calculation of LIBOR after 2021. On November 30, 2020, ICE Benchmark Administration, the administrator of LIBOR, announced plans to consult on ceasing the publication of certain U.S. dollar LIBOR rates on December 31, 2021 and to extend the transition for other U.S. dollar LIBOR rates to June 2023. The U.S. Federal Reserve concurrently issued a statement advising banks to stop new U.S. dollar LIBOR issuances by the end of 2021. In light of these recent announcements, the future of LIBOR at this time is uncertain and any changes in the methods by which LIBOR is determined or regulatory activity related to the phasing out of LIBOR could cause LIBOR to perform differently than in the past or cease to exist. The U.S. Federal Reserve, in conjunction with the Alternative

Reference Rates Committee, a steering committee comprised of large U.S. financial institutions, announced replacement of U.S. dollar LIBOR with a new index calculated by short-term repurchase agreements, backed by U.S. Treasury securities called the Secured Overnight Financing Rate (“SOFR”). The first publication of SOFR was released in April 2018. Whether or not SOFR attains market traction as a LIBOR replacement tool remains in question and the future of LIBOR at this time is uncertain. As a result, it is not possible to predict the effect of any changes, establishment of alternative references rates or other reforms to LIBOR that may be enacted in the U.K. or elsewhere. The elimination of LIBOR or any other changes or reforms to the determination or supervision of LIBOR could have an adverse impact on the market for or value of any LIBOR-linked securities, loans, and other financial obligations or extensions of credit held by or due to us or on our overall financial condition or results of operations.
Risks Associated with Mergers, Acquisitions and Divestitures
Mergers and acquisitions may not be accretive and may cause dilution to our earning per share, which may cause the market price of our common stock to decline.
The market price of our common stock is generally subject to volatility, and there can be no assurances regarding the level or stability of our share price at any time. The market price of our common stock may decline as a result of acquisitions, including the Magellan Acquisition, if, among other things, we are unable to achieve the expected cost and revenue synergies or growth in earnings, the operational cost savings estimates in connection with the integration of acquired businesses with ours are not realized as rapidly or to the extent anticipated, the transaction costs related to the acquisitions and integrations are greater than expected or if any financing related to the acquisitions is on unfavorable terms. The market price also may decline if we do not achieve the perceived benefits of the acquisitions, including the Magellan Acquisition, as rapidly or to the extent anticipated by financial or industry analysts or if the effect of the acquisitions on our financial position, results of operations or cash flows is not consistent with the expectations of financial or industry analysts.
We may be unable to successfully integrate our existing business with acquired businesses and realize the anticipated benefits of such acquisitions.
The success of acquisitions we make, including the Magellan Acquisition, will depend, in part, on our ability to successfully combine the existing business of Centene with such acquired businesses and realize the anticipated benefits, including synergies, cost savings, growth in earnings, innovation and operational efficiencies, from the combinations. If we are unable to achieve these objectives within the anticipated time frame, or at all, the anticipated benefits may not be realized fully or at all, or may take longer to realize than expected and the value of our common stock may be harmed.
The integration of acquired businesses, including Magellan Health, with our existing business is a complex, costly and time-consuming process. The integration may result in material challenges, including, without limitation:
•	the diversion of management’s attention from ongoing business concerns and performance shortfalls as a result of the devotion of management’s attention to the integration;
•	managing a larger company;
•	maintaining employee morale and retaining key management and other employees;
•	the possibility of faulty assumptions underlying expectations regarding the integration process;
•	retaining existing business and operational relationships and attracting new business and operational relationships;
•	consolidating corporate and administrative infrastructures and eliminating duplicative operations;
•	coordinating geographically separate organizations;
•	unanticipated issues in integrating information technology, communications and other systems;
•	unanticipated changes in federal or state laws or regulations, including the ACA and any regulations enacted thereunder;
•	unforeseen expenses or delays associated with the acquisition and/or integration;

•	achieving actual cost savings at the anticipated levels; and
•	decreases in premiums paid under government sponsored healthcare programs by any state in which we operate.
Many of these factors will be outside of our control and any one of them could result in delays, increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy, which could materially affect our financial position, results of operations and cash flows. Our ability to successfully manage the expanded business following any given acquisition, including the Magellan Acquisition, will depend, in part, upon management’s ability to design and implement strategic initiatives that address not only the integration of two independent stand-alone companies, but also the increased scale and scope of the combined business with its associated increased costs and complexity. There can be no assurances that we will be successful in managing our expanded operations as a result of acquisitions or that we will realize the expected growth in earnings, operating efficiencies, cost savings and other benefits.
The financing arrangements that we entered into in connection with the WellCare Acquisition may, under certain circumstances, contain restrictions and limitations that could significantly impact our ability to operate our business.
We incurred significant new indebtedness in connection with the WellCare Acquisition. Certain of the agreements governing the indebtedness that we incurred in connection with the WellCare Acquisition contains covenants that, among other things, may, under certain circumstances, place limitations on the dollar amounts paid or other actions relating to:
•	payments in respect of, or redemptions or acquisitions of, debt or equity issued by us or our subsidiaries, including the payment of dividends on our common stock;
•	incurring additional indebtedness;
•	incurring guarantee obligations;
•	paying dividends;
•	creating liens on assets;
•	entering into sale and leaseback transactions;
•	making investments, loans or advances;
•	entering into hedging transactions;
•	engaging in mergers, consolidations or sales of all or substantially all of their respective assets; and
•	engaging in certain transactions with affiliates.
In addition, we are required to maintain a minimum amount of excess availability as set forth in these agreements.
Our ability to maintain minimum excess availability in future periods will depend on our ongoing financial and operating performance, which in turn will be subject to economic conditions and to financial, market and competitive factors, many of which are beyond our control. The ability to comply with this covenant in future periods will also depend on our ability to successfully implement its overall business strategy and realize the anticipated benefits of the WellCare Acquisition, including synergies, cost savings, innovation and operational efficiencies.
Various risks, uncertainties and events beyond our control could affect our ability to comply with the covenants contained in our financing agreements. Failure to comply with any of the covenants in our existing or future financing agreements could result in a default under those agreements and under other agreements containing cross-default provisions. A default would permit lenders to accelerate the maturity of the debt under these agreements and to foreclose upon any collateral securing the debt. Under these circumstances, we might not have sufficient funds or other resources to satisfy all of its obligations. In addition, the limitations imposed by financing agreements on our ability to incur additional debt and to take other actions might significantly impair its ability to obtain other financing.

Additional Risks Associated with the Magellan Acquisition
The merger with Magellan Health is subject to conditions, some or all of which may not be satisfied, or completed on a timely basis, if at all. Failure to complete the merger with Magellan Health could have adverse effects on our business.
The completion of the merger is subject to a number of conditions, including, among others, the receipt of U.S. federal antitrust clearance and certain other required state regulatory approvals, which make the completion of the Magellan Acquisition and timing thereof uncertain. Also, either we or Magellan Health may terminate the merger agreement (the “Merger Agreement”) if the Magellan Acquisition is not consummated by October 4, 2021 (subject to an automatic extension to January 4, 2022 in certain circumstances), except that this right to terminate the Merger Agreement will not be available to any party whose failure to perform, in any material respect, any obligation under the Merger Agreement has been the proximate cause of the failure of the merger to be consummated on or before that date.
If the Magellan Acquisition is not completed, our ongoing business may be adversely affected and, without realizing any of the benefits that we could have realized had the Magellan Acquisition been completed, we will be subject to a number of risks, including the following:
•	the market price of our common stock could decline;
•	inability to secure financing;
•
if the Merger Agreement is terminated and our board of directors (Board) seeks another business combination, our stockholders cannot be certain that we will be able to find a party willing to enter into any transaction on terms equivalent to or more attractive than the terms that we and Magellan Health have agreed to in the Merger Agreement;

•	time and resources committed by our management to matters relating to the Magellan Acquisition could otherwise have been devoted to pursuing other beneficial opportunities;
•	we may experience negative reactions from the financial markets or from our customers or employees; and
•	we will be required to pay our costs relating to the Magellan Acquisition, such as legal, accounting, financial advisory and printing fees, whether or not the Magellan Acquisition is completed.
In addition, if the Magellan Acquisition is not completed, we could be subject to litigation related to any failure to complete the Magellan Acquisition or related to any enforcement proceeding commenced against us to perform our obligations under the Merger Agreement. If any such risk materializes, it could adversely impact our ongoing business.
Similarly, delays in the completion of the Magellan Acquisition could, among other things, result in additional transaction costs, loss of revenue or other negative effects associated with uncertainty about completion of the Magellan Acquisition and cause us not to realize some or all of the benefits that we expect to achieve if the Magellan Acquisition is successfully completed within its expected timeframe. We cannot assure you that the conditions to the closing of the Magellan Acquisition will be satisfied or waived or that the Magellan Acquisition will be consummated.
Centene and Magellan Health may be targets of securities class action and derivative lawsuits that could result in substantial costs and may delay or prevent the Magellan Acquisition from being completed.
Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into merger agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Centene’s and Magellan Health’s respective liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting completion of the Magellan Acquisition, then that injunction may delay or prevent the Magellan Acquisition from being completed, or from being completed within the expected timeframe, which may adversely affect Centene’s business, financial position and results of operation. Currently, Centene is not aware of any securities class action lawsuits or derivative lawsuits having been filed in connection with the Magellan Acquisition.

Completion of the Magellan Acquisition may trigger change in control or other provisions in certain agreements to which Magellan Health or its subsidiaries are a party, which may have an adverse impact on the combined company’s business and results of operations.
The completion of the Magellan Acquisition may trigger change in control and other provisions in certain agreements to which Magellan Health or its subsidiaries are a party. If we and Magellan Health are unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages. Even if we and Magellan Health are able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to Magellan Health or the combined company. Any of the foregoing or similar developments may have an adverse impact on the combined company’s business and results of operations.
General Risk Factors
We may be unable to attract, retain or effectively manage the succession of key personnel.
We are highly dependent on our ability to attract and retain qualified personnel to operate and expand our business. We may be adversely impacted if we are unable to adequately plan for the succession of our executives and senior management. While we have succession plans in place for members of our executive and senior management team, these plans do not guarantee that the services of our executive and senior management team will continue to be available to us. Our ability to replace any departed members of our executive and senior management team or other key employees may be difficult and may take an extended period of time because of the limited number of individuals in the Managed Care and Specialty Services industry with the breadth of skills and experience required to operate and successfully expand a business such as ours. Competition to hire from this limited pool is intense, and we may be unable to hire, train, retain or motivate these personnel. If we are unable to attract, retain and effectively manage the succession plans for key personnel, executives and senior management, our business and financial position, results of operations or cash flows could be harmed.
Future issuances and sales of additional shares of preferred or common stock could reduce the market price of our shares of common stock.
We may, from time to time, issue additional securities to raise capital or in connection with acquisitions. We often acquire interests in other companies by using a combination of cash and our common stock or just our common stock. Further, shares of preferred stock may be issued from time to time in one or more series as our Board of Directors may from time to time determine each such series to be distinctively designated. The issuance of any such preferred stock could materially adversely affect the rights of holders of our common stock. Any of these events may dilute your ownership interest in our company and have an adverse impact on the price of our common stock.
Risks Relating to the Notes
We and our subsidiaries may not be able to generate sufficient cash to service all of our indebtedness, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.
Our ability to make scheduled payments on or to refinance our debt obligations, including the notes, depends on our and our subsidiaries’ financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business, competitive, legislative, regulatory and other factors beyond our control. As a result, we may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal and interest on our indebtedness, including the notes. In addition, because we conduct a significant portion of our operations through our subsidiaries, repayment of our indebtedness is also dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us by dividend, debt repayment or otherwise. Our subsidiaries are distinct legal entities and they do not have any obligation to pay amounts due on the notes or to make funds available for that purpose or for other obligations. Pursuant to applicable state limited liability company laws and other laws and regulations, our subsidiaries may not be able to, or may not be permitted to, make distributions to us in order to enable us to make payments in respect of the notes. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness.

We cannot assure you that our business will generate sufficient cash flow from operations, or that future borrowings will be available to us under our Credit Agreement, dated as of March 24, 2016, as amended and restated as of December 14, 2017, as further amended and restated as of May 7, 2019, as further amended and restated as of September 11, 2019 and as further amended as of November 14, 2019, by and among Centene, the various financial institutions named therein, as lenders, and Wells Fargo Bank, National Association, as administrative agent (as may be further amended, amended and restated, supplemented or otherwise modified from time to time the “Company Credit Facility”), in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness, including the notes. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments may restrict us from adopting some of these alternatives.
The restrictive covenants in our debt instruments may limit our operating flexibility. Our failure to comply with these covenants could result in defaults under our indentures and future debt instruments even though we may be able to meet our debt service obligations.
The instruments governing certain of Centene’s indebtedness, including the Company Credit Facility, impose or will impose significant operating and financial restrictions on us. These restrictions may in certain circumstances significantly limit, among other things, our ability to incur additional indebtedness, pay dividends, repay junior indebtedness, sell assets, make investments, engage in transactions with affiliates, create liens and engage in certain types of mergers or acquisitions. Our future debt instruments may have similar or more restrictive covenants. These restrictions could limit our ability to obtain future financings, make capital expenditures, withstand a future downturn in our business or the economy in general, or otherwise take advantage of business opportunities that may arise. If we fail to comply with these restrictions, the note holders or lenders under any debt instrument could declare a default under the terms of the relevant indebtedness even though we are able to meet debt service obligations and, because our indebtedness has cross-default and cross-acceleration provisions, could cause all or a substantial portion of our debt to become immediately due and payable.
We cannot assure you that we would have sufficient funds available, or that we would have access to sufficient capital from other sources, to repay any accelerated debt. Even if we could obtain additional financing, we cannot assure you that the terms would be favorable to us. If we default on any future secured debt, the secured creditors could foreclose on their liens. As a result, any event of default could have a material adverse effect on our business and financial condition, and could prevent us from paying amounts due under the notes.
Despite current indebtedness levels, we may still be able to incur substantially more debt, including secured debt, which could further exacerbate the risks we face.
We and our subsidiaries may be able to incur substantial additional indebtedness in the future, including secured indebtedness. The terms of the Company Credit Facility do not fully prohibit us or our subsidiaries from incurring additional indebtedness and the indentures governing, or that will govern, the notes and our outstanding notes do not and will not limit the amount of additional unsecured indebtedness we and our subsidiaries may incur. As of September 30, 2020, on an as adjusted basis after giving effect to (i) the September 2020 refinancing transactions and (ii) this offering and the application of the proceeds thereof as described in “Use of Proceeds,” we would have had $16.7 billion of senior debt outstanding and approximately $121 million of issued and undrawn letters of credit, and our subsidiaries had $25.9 billion of indebtedness and other liabilities outstanding, including the 5.375% stub notes, medical claims liabilities, accounts payable and accrued expenses, unearned revenue and other long term liabilities (excluding intercompany liabilities). In addition, as of September 30, 2020, on an as adjusted basis after giving effect to (i) the September 2020 refinancing transactions and (ii) this offering and the application of the proceeds thereof as described in “Use of Proceeds,” Centene would have had $1.9 billion of available and undrawn borrowings under the Company Credit Facility (with an uncommitted option to increase our Company Credit Facility by up to $500 million plus certain additional amounts based on our total debt to EBITDA ratio). Of the outstanding letters of credit referenced above, none were issued under the Company Credit Facility. If new debt is added to our current debt levels, the related risks that we now face would increase. In addition, our Company Credit Facility and the indentures governing our outstanding notes do not, and the indenture that will govern the notes will not, prevent us or our subsidiaries from incurring obligations that do not constitute indebtedness under the applicable agreement. A substantial amount of debt we incur in the future could be secured. To the extent we were to secure debt we incur in the future under any credit facility or other debt, your ability to receive payments under the notes will be effectively subordinated to the secured debt, which will have a prior claim on any assets securing the debt, to the extent of the value of those assets, and it is possible that there will be insufficient assets remaining from which claims of the holders of notes can be satisfied. As of the date of this prospectus supplement, we do not have significant amounts of secured indebtedness.
Because we are a holding company and depend entirely on cash flow from our subsidiaries to meet our obligations, your right to receive payment on the notes will be structurally subordinated to our subsidiaries’ obligations.
The notes will be obligations exclusively of Centene Corporation. Our cash flow and our ability to service our debt, including the notes, depends on the earnings of our subsidiaries and on the distribution of earnings, loans or other payments to us by our subsidiaries.
Our subsidiaries are separate and distinct legal entities with no obligations to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividend, distribution, loan or other payments. In addition, the ability of our subsidiaries to make any dividend, distribution, loan or other payment to us is subject to statutory restrictions and regulatory capital requirements. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and their business considerations.
None of our subsidiaries will guarantee the notes. As a result, the notes will be structurally subordinated to all indebtedness and other liabilities (including medical claims liabilities, accounts payable and accrued expenses, unearned revenue and other long-term liabilities) of our subsidiaries. Any right we have to receive assets of any of our subsidiaries upon the subsidiary’s liquidation or reorganization (and the consequent right of the holders of the notes to participate in the assets) will be structurally subordinated to the claims of that subsidiary’s creditors, except to the extent that we are recognized as a creditor of the subsidiary, in which case our claims would still be subordinate in right of payment to any security in the assets of the subsidiary and any indebtedness of the subsidiary senior to that held by us. As of September 30, 2020, on an as adjusted basis after giving effect to (i) the September 2020 refinancing transactions and (ii) this offering and the application of the proceeds thereof as described in “Use of Proceeds,” the notes would have been effectively junior to approximately $25.9 billion of liabilities outstanding of our subsidiaries, including the remaining 5.375% stub notes, medical claims liabilities, accounts payable and accrued expenses, return of premium payable, unearned revenue and other long term liabilities (excluding intercompany liabilities).
In addition, our regulated subsidiaries have historically generated substantially all of our revenues. Our regulated subsidiaries are subject to various state government statutory and regulatory restrictions applicable to insurance companies generally, that limit the amount of dividends, loans and advances and other payments they can make to us. If insurance regulators at any time determine that payment of a dividend or any other payment to us would be detrimental to an insurance subsidiary’s policyholders or creditors, because of the financial condition of the insurance subsidiary or otherwise, the regulators may block dividends or other payments to us that would otherwise be permitted without prior approval. Furthermore, if one or more of our regulated subsidiaries becomes insolvent, the regulators may seize its assets to cover its obligations under healthcare policies, which could result in our remaining assets generating insufficient revenue to pay the notes in full or at all.
The ability of holders of the notes to require Centene to repurchase the notes as a result of a disposition of “substantially all” assets may be uncertain.
The definition of change of control in the indenture governing the notes will include a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its restricted subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of the notes to require Centene to repurchase such notes as a result of a sale, transfer, conveyance or other disposition of less than all of Centene’s assets and the assets of Centene’s restricted subsidiaries taken as a whole to another person or group may be uncertain. See “Description of the Notes—Repurchase at the Option of Holders Upon a Change of Control.”
We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.
Upon a change of control, we will be required to offer to repurchase the notes at 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of the notes or that the restrictions in our Company Credit Facility or any other future indebtedness will not allow such repurchases. In order to satisfy our obligations, we could seek to refinance the notes and any other indebtedness then required to be repurchased, or obtain a waiver from the holders of the notes and other affected indebtedness. However, we may not be able to obtain a waiver or effect a refinancing on terms acceptable to us, if at all. Our failure to purchase, or give notice of an offer to purchase, the notes would be a default under the indenture governing the notes, our Company Credit Facility and the indentures governing our 4.75% 2025 notes, 5.375% 2026 notes, 4.25% 2027 notes, 4.625% 2029 notes, 3.375% 2030 notes, additional 5.375% 2026 notes, 3.00% 2030 notes and may constitute a default under future indebtedness as well. See “Description of the Notes—Repurchase at the Option of Holders—Change of Control.”
In addition, certain important corporate events, such as leveraged recapitalizations, may not, under the indenture governing the notes, constitute a “change of control” that would require us to repurchase the notes, notwithstanding the fact that such corporate events could increase the level of our indebtedness or otherwise adversely affect our capital structure, credit ratings or the value of the notes. See “Description of the Notes—Repurchase at the Option of Holders—Change of Control.”
There will be limited covenants in the indenture governing the notes.
The indenture that will govern the notes will not contain covenants that limit our ability or the ability of our restricted subsidiaries to incur or guarantee additional indebtedness and issue preferred stock, pay dividends or make other distributions, make other restricted payments and investments, sell assets, including capital stock of restricted subsidiaries, incur restrictions on the ability of restricted subsidiaries to pay dividends or make other payments and engage in transactions with affiliates. As a result, the holders of our outstanding notes and the notes will not be able to prevent us from incurring substantial additional debt, paying dividends or making other restricted payments or entering into certain types of transactions, any of which could substantially affect our capital structure and have an adverse impact on your investment in the notes.
There is currently no public market for the notes, and an active trading market may not develop for the notes. The failure of a market to develop or to be maintained could adversely affect the liquidity and value of the notes.
The notes are a new issue of securities, and there is no market for the notes and an active trading market may not develop for the notes. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that following the completion of this offering, certain of the underwriters currently intend to make a market for the notes. However, they are not obligated to do so and any market-making activities with respect to the notes may be discontinued by them at any time without notice. In addition, any market-making activity will be subject to limits imposed by law. There can be no assurance as to the liquidity of any existing market or any market that may develop for the notes. If an active, liquid market does not develop or is not maintained for the notes, the market price and liquidity of the notes may be adversely affected. If any of the notes are traded after their initial issuance, they may trade at a discount from their initial offering price.
The liquidity of the trading market, if any, and future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors.

U.S. federal and state fraudulent transfer laws may permit a court to void the notes, and if that occurs, you may not receive any payments on the notes.
U.S. federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the notes. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the notes could be voided as a fraudulent transfer or conveyance if we (a) issued the notes with the intent of hindering, delaying or defrauding creditors or (b) received less than reasonably equivalent value or fair consideration in return for issuing the notes and, in the case of (b) only, one of the following is also true at the time thereof:
•	we were insolvent or rendered insolvent by reason of the issuance of the notes;
•	the issuance of the notes left us with an unreasonably small amount of capital or assets to carry on its business;
•	we intended to, or believed that we would, incur debts beyond our ability to pay as they mature; or
•	we were a defendant in an action for money damages, or had a judgment for money damages docketed against us if, in either case, the judgment is unsatisfied after final judgment.
As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or a valid antecedent debt is secured or satisfied. A court would likely find that we did not receive reasonably equivalent value or fair consideration for issuing the notes to the extent we did not obtain a reasonably equivalent benefit directly or indirectly from the issuance of the notes.
We cannot be certain as to the standards a court would use to determine whether or not we were insolvent at the relevant time or, regardless of the standard that a court uses, whether the notes would be subordinated to our other debt. In general, however, a court would deem an entity insolvent if:
•	the sum of its debts, including contingent and unliquidated liabilities, was greater than the fair saleable value of all of its assets;
•
the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they became due.
If a court were to find that the issuance of the notes was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes and subordinate the notes to presently existing and future indebtedness of the applicable obligor or require the holders of the notes to repay any amounts received. In the event of a finding that a fraudulent transfer or conveyance occurred with respect to the notes, you may not receive any repayment on the notes.
Further, as a court of equity, the bankruptcy court may subordinate the claims in respect of the notes to other claims against us under the principle of equitable subordination if the court determines that (1) the holder of the notes engaged in some type of inequitable conduct, (2) the inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holders of the notes and (3) equitable subordination is not inconsistent with the provisions of the bankruptcy code.
A lowering or withdrawal of the ratings assigned to the notes by rating agencies may increase our future borrowing costs and reduce our access to capital.
There can be no assurances that any rating assigned to the notes will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes, so warrant. A lowering or withdrawal of the ratings assigned to the notes by rating agencies may increase our future borrowing costs and reduce our access to capital, which could have a material adverse impact on our financial condition and results of operations.

The unaudited pro forma condensed combined financial information included and incorporated by reference in this prospectus supplement is presented for illustrative purposes only and may not be reflective of the operating results and financial condition of Centene on a combined basis with WellCare.
The unaudited pro forma condensed combined financial information included and incorporated by reference in this prospectus supplement is presented for illustrative purposes only and is not necessarily indicative of what Centene’s actual financial position or results of operations would have been had the WellCare Acquisition been completed on the dates indicated or its position after the WellCare Acquisition. The unaudited pro forma condensed combined financial information was prepared with the expectation, as of the date of its preparation, that Centene would be identified as the acquirer under GAAP and reflects adjustments based upon preliminary estimates of the fair value of assets to be acquired and liabilities to be assumed. The final acquisition accounting was based upon the actual purchase price and the fair value of the assets and liabilities of Centene under GAAP as of the date of the completion of the WellCare Acquisition. The final acquisition accounting may differ materially from the pro forma condensed combined financial information included and incorporated by reference in this prospectus supplement.

USE OF PROCEEDS
We estimate that the net proceeds of this offering will be approximately $2,173 million, after deducting underwriting discounts and commissions and estimated expenses of the offering. We intend to use the net proceeds of this offering, together with cash on hand, to fund the purchase price for the 4.75% 2025 notes accepted for purchase in the tender offer and to redeem any 4.75% 2025 notes that remain outstanding following the tender offer pursuant to the 2025 notes redemption, including all premiums, accrued interest and expenses related to the tender offer and the 2025 notes redemption. Pending the application of any of the net proceeds of the offering for the foregoing purposes, net proceeds may be temporarily used for general corporate purposes. The 4.75% 2025 notes accrue interest at a rate per annum of 4.75% and mature on January 15, 2025.
BofA Securities, Inc. is acting as the sole dealer manager in connection with the tender offer. Certain of the underwriters or their affiliates may be holders of our 4.75% 2025 notes, and accordingly, may receive a portion of the proceeds of this offering as a result of the tender offer and the 2025 notes redemption. See “Underwriting—Other Relationships.”

CAPITALIZATION
The following table sets forth our consolidated cash and cash equivalents and capitalization as of September 30, 2020, (1) on an actual basis, (2) on an as adjusted basis to give effect to our previous offering of our 3.00% 2030 notes and redemptions of our 4.75% 2022 notes and our 5.25% 2025 notes and (3) on an as further adjusted basis, after giving effect to the issuance and sale of the notes offered hereby and the application of the net proceeds thereof, together with available cash on hand, to fund the purchase price for the 4.75% 2025 notes accepted for purchase in the tender offer and to redeem any 4.75% 2025 notes that remain outstanding following the tender offer pursuant to the 2025 notes redemption, including all premiums, accrued interest and expenses related to the tender offer and the 2025 notes redemption as described under “Use of Proceeds.”
You should read this table in conjunction with “Use of Proceeds” and the financial statements incorporated by reference in this prospectus supplement. You should not place undue reliance on the following as adjusted information and the other as adjusted information in this prospectus supplement because this offering is not contingent upon any of the transactions reflected in the adjustments included in the following information.
	September 30, 2020
	Actual	As Adjusted	As Further Adjusted(1)
(in millions, except shares in thousands)
Cash and cash equivalents	$12,198	$12,112	$12,038
Current portion of long-term debt	$89	$89	$89
Company Credit Facility(2)	93	93	93
Term Loan Credit Facility(2)	1,450	1,450	1,450
Notes offered hereby	—	—	2,200
4.75% 2022 notes(3)	1,005	—	—
5.25% 2025 notes(3)	1,245	—	—
5.375% 2026 notes	1,800	1,800	1,800
Additional 5.375% 2026 notes(3)	796	796	796
4.75% 2025 notes(3)	2,233	2,233	—
4.25% 2027 notes(3)	2,481	2,481	2,481
4.625% 2029 notes	3,500	3,500	3,500
3.375% 2030 notes	2,000	2,000	2,000
3.00% 2030 notes	—	2,200	2,200
Other long-term debt(4)	134	112(5)	110(6)
Total debt	16,826	16,754	16,719
Redeemable noncontrolling interests(7)	36	36	36
Shareholders’ equity:
Preferred stock, $0.001 par value; authorized 10,000 shares; no shares issued or outstanding, actual and as adjusted	—	—	—
Common stock, $0.001 par value; authorized 800,000 shares; 595,622 issued and 579,726 outstanding, actual and as adjusted	—	—	—
Additional paid-in capital	19,390	19,390	19,390
Accumulated other comprehensive earnings	293	293	293
Retained earnings	6,804	6,790(8)	6,751(9)
Treasury stock, at cost (15,896 actual, as adjusted and as further adjusted)	(762)	(762)	(762)
Total stockholders’ equity	25,725	25,711	25,672
Noncontrolling interest	118	118	118
Total stockholders’ equity	25,843	25,829	25,790
Total capitalization	$42,705	$42,619	$42,545
(1)	Excludes estimated expenses of $5.0 million.

(2)
As of September 30, 2020, the Company has $93.0 million of borrowings outstanding under its $2.0 billion Revolving Credit Facility and $1.45 billion of borrowings under its Term Loan Facility, which is fully drawn.

(3)	Includes unamortized premium or discount.
(4)	Includes finance leases, mortgage notes payables, construction loan payable, and debt issuance costs.
(5)	Adjusted for $27 million in debt issuance costs associated with the 3.00% 2030 notes and the write-off of $5 million in debt issuance costs related to the 4.75% 2022 notes and the 5.25% 2025 notes.
(6)	Adjusted for the estimated $22 million in debt issuance costs associated with the notes offered hereby and the write-off of $20 million of debt issuance costs related to the 4.75% 2025 notes.
(7)
As a result of put option agreements, noncontrolling interest is considered redeemable and is classified in the Redeemable Noncontrolling Interests section of the consolidated balance sheets. Noncontrolling interest is initially measured at fair value using the binomial lattice model as of the acquisition date. We have elected to accrete changes in the redemption value through additional paid-in capital over the period from the date of issuance to the earliest redemption date following the effective interest method.

(8)
Reflects the write-off of debt issuance costs and unamortized premiums and the recording of $59 million in call premiums associated with the early repayment of the 4.75% 2022 notes and the 5.25% 2025 notes.

(9)	Reflects the write-off of debt issuance costs and unamortized premiums and the recording of $52 million in call premiums associated with the early repayment of the 4.75% 2025 notes.

DESCRIPTION OF THE NOTES
Centene will issue 2.50% senior notes due 2031 (the “notes”) under a base indenture, dated as of October 7, 2020 (the “base indenture”), between Centene and The Bank of New York Mellon Trust Company, N.A., as trustee, as amended and supplemented by a second supplemental indenture with respect to the notes to be dated as of February 17, 2021 (the “second supplemental indenture” and, together with the base indenture, the “indenture”), between Centene and the trustee. This description supplements and, to the extent inconsistent therewith, replaces the descriptions of the general terms and provisions contained in “Description of Debt Securities” in the accompanying prospectus.
You can find the definitions of certain terms used in this “Description of the Notes” under the subheading “—Certain Definitions.” In this “Description of the Notes,” references to “Centene,” the “Issuer,” “we,” “us” and “our” refer only to Centene Corporation and not to any of its subsidiaries.
The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).
This “Description of the Notes” and the “Description of Debt Securities” in the accompanying prospectus are a summary of the material provisions of the indenture. They do not restate that agreement in its entirety. We urge you to read the indenture because it, and not this “Description of the Notes” or the “Description of Debt Securities” in the accompanying prospectus defines your rights as holders of the notes. A copy of the indenture will be available upon request to Centene at the address indicated under “Where You Can Find More Information and Incorporation by Reference” elsewhere in this prospectus supplement. Certain defined terms used in this “Description of the Notes” and the “Description of Debt Securities” in the accompanying prospectus but not defined below under the caption “—Certain Definitions” or elsewhere in this “Description of the Notes” or the “Description of Debt Securities” in the accompanying prospectus have the meanings assigned to them in the indenture.
The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.
Brief Description of the Notes
The notes
The notes:
•	will be senior unsecured obligations of Centene;
•
will be equal in right of payment to all existing and future senior Indebtedness of Centene, including Centene’s obligations under the 2025 notes, the new 2025 notes, the 2026 exchange notes, the 2026 notes, the 2027 notes, the 2029 notes, the 2030 notes, the 3.00% 2030 notes and the Company Credit Facility;

•	will be effectively junior to any existing or future secured Indebtedness of Centene to the extent of the value of the assets securing such Indebtedness; and
•	will be senior in right of payment to any future subordinated Indebtedness of Centene.
None of Centene’s subsidiaries will guarantee the notes. As a result, the notes will be structurally subordinated to all Indebtedness and other liabilities (including medical claims liabilities, accounts payable and accrued expenses, unearned revenue and other long-term liabilities) of Centene’s subsidiaries, including the WellCare 2026 notes. Any right of Centene to receive assets of any of its subsidiaries upon the subsidiary’s liquidation or reorganization (and the consequent right of the holders of the notes to participate in those assets) will be structurally subordinated to the claims of that subsidiary’s creditors, except to the extent that Centene is itself recognized as a creditor of the subsidiary, in which case the claims of Centene would still be subordinate in right of payment to any security in the assets of the subsidiary and any Indebtedness of the subsidiary senior to that held by Centene.
All of Centene’s operations are conducted through its subsidiaries. Therefore, Centene’s ability to service its Indebtedness, including the notes, is dependent upon the earnings of its subsidiaries and their ability to distribute those earnings as dividends, loans or other payments to Centene. Certain of Centene’s subsidiaries are restricted by statute, regulatory capital requirements and certain contractual obligations in their ability to make distributions to Centene. As a result, we may not be able to cause such subsidiaries to distribute sufficient funds to enable us to meet our obligations under the notes. See “Risk Factors—Risks Relating to the Notes—Because we are a holding company and depend entirely on cash flow from our subsidiaries to meet our obligations, your right to receive payment on the notes will be effectively subordinated to our subsidiaries’ obligations.”
As of September 30, 2020, on an as adjusted basis after giving effect to (i) the September 2020 refinancing transactions and (ii) this offering and the application of the proceeds thereof as described in “Use of Proceeds,” Centene would have had $16.7 billion of senior debt outstanding and approximately $121 million of issued and undrawn letters of credit, and Centene’s subsidiaries had $25.9 billion of indebtedness and other liabilities outstanding, including the 5.375% stub notes, medical claims liabilities, accounts payable and accrued expenses, unearned revenue and other long term liabilities (excluding intercompany liabilities). In addition, as of September 30, 2020, on an as adjusted basis after giving effect to (i) the September 2020 refinancing transactions and (ii) this offering and the application of the proceeds thereof as described in “Use of Proceeds,” Centene would have had $1.9 billion of available and undrawn borrowings under the Company Credit Facility (with an uncommitted option to increase our Company Credit Facility by up to $500 million plus certain additional amounts based on our total debt to EBITDA ratio). Of the outstanding letters of credit referenced above, none were issued under the Company Credit Facility.
On the Issue Date, all of our direct and indirect Subsidiaries will be “Restricted Subsidiaries.” However, under the circumstances described below under the subheading “—Certain Covenants —Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to certain restrictive covenants in the indenture.
Principal, Maturity and Interest
The Issuer initially will issue $2.2 billion aggregate principal amount of the notes. The Issuer may issue additional notes (“Additional notes”) under the indenture from time to time after this offering. The notes offered hereby and any Additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including waivers, amendments, redemptions and offers to purchase; provided, however, in the event that any Additional notes are not fungible with the notes for federal income tax purposes, such non-fungible Additional notes will be issued with a separate CUSIP number and ISIN so they are distinguishable from the notes. The Issuer will issue the notes in denominations of $2,000 and in integral multiples of $1,000 in excess thereof.
The notes will mature on March 1, 2031. Interest on the notes will accrue at the rate of 2.50% per annum and will be payable semi-annually in arrears on March 1 and September 1, commencing on September 1, 2021. The Issuer will make each interest payment to the holders of record on the immediately preceding February 15 and August 15. Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.
Methods of Receiving Payments on the Notes
All payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Issuer elects to make interest payments by check mailed to the holders at their address set forth in the register of holders.
Paying Agent and Registrar for the Notes
The Trustee will initially act as the paying agent and registrar. The Issuer may change the paying agent or registrar without prior notice to the holders of the notes, and the Issuer or any of its Restricted Subsidiaries may act as paying agent or registrar.
Transfer and Exchange
A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the Trustee may require a holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. The Issuer is not required to transfer or exchange any note selected for redemption. Also, the Issuer is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Optional Redemption
Prior to December 1, 2030 (three months prior to the maturity date) (the “Par Call Date”), the notes will be redeemable at any time or from time to time in whole or in part at the Issuer’s option at a redemption price equal to the greater of:
(1)	100% of the principal amount of the notes being redeemed on that redemption date, and
(2)
the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed (exclusive of interest accrued to, but excluding, the date of redemption) that would be due if such notes matured on the Par Call Date, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, plus accrued and unpaid interest on the notes being redeemed to, but excluding, the date of redemption.
On or after the Par Call Date, the notes will be redeemable at any time in whole or from time to time in part at the Issuer’s option, at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest thereon to, but excluding, the date of redemption.
Notwithstanding the foregoing, installments of interest on the notes that are due and payable on any interest payment date falling on or prior to a redemption date for the notes shall be payable on such interest payment dates to the persons who were registered holders of such notes at the close of business on the applicable record dates.
Any redemption of the notes may, at the Issuer’s discretion, be subject to one or more conditions precedent. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Issuer’s discretion, the redemption date may be delayed until such time as any or all of such conditions shall be satisfied (or waived by the Issuer in its sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Issuer in its sole discretion) by the redemption date, or by the redemption date so delayed.
For purposes of these redemption provisions, the following terms have the following meanings:
“Treasury Rate” means, the arithmetic mean (rounded to the nearest one-hundredth of one percent) of the yields displayed for each of the five most recent days published in the most recent Statistical Release under the caption “Treasury constant maturities” for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity of the notes (assuming the notes mature on the Par Call Date) as of the date of redemption. If no maturity exactly corresponds to such remaining life to maturity, yields for the two published maturities most closely corresponding to such remaining life to maturity shall be calculated pursuant to the immediately preceding sentence and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. The Treasury Rate will be calculated on the third business day preceding the date the applicable notice of redemption is given. For the purpose of calculating the Treasury Rate, the most recent Statistical Release published prior to the date of calculation of the Treasury Rate shall be used.
“Statistical Release” means that statistical release designated “H.15” or any successor publication published daily by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity, or, if such release (or any successor publication) is no longer published at the time of any calculation under the indenture, then such other reasonably comparable index Centene designates.
Selection and Notice
If less than all of the notes are to be redeemed at any time, such notes to be redeemed shall be selected in accordance with the operating procedures of The Depository Trust Company (“DTC”).
No notes of $2,000 or less can be redeemed in part. Notices of redemption will be sent by electronic transmission (for notes held in book entry form) or first class mail at least 15 but not more than 60 days before the redemption date to each holder of the notes to be redeemed at its registered address; provided that redemption notices may be sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes, a satisfaction and discharge of the indenture or a redemption of the notes subject to one or more conditions precedent.
If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of the note upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest will cease to accrue on notes or portions of them called for redemption.
The Trustee shall not be responsible for any actions taken or not taken by DTC.
Mandatory Redemption
The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, the Issuer may be required to offer to purchase the notes as described below under the caption “—Repurchase at the Option of Holders Upon a Change of Control.” The Issuer may at any time and from time to time purchase notes in the open market or otherwise.
Repurchase at the Option of Holders Upon a Change of Control
Upon the occurrence of a Change of Control with respect to the notes, each holder of the notes will have the right to require the Issuer to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the indenture. In the Change of Control Offer, the Issuer will offer a payment in cash (the ”Change of Control Payment”) equal to 101.0% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to, but excluding, the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date falling prior to the date of purchase).
Within 30 days following the date upon which the Change of Control occurred the Issuer will send a notice to each holder of the notes describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the date specified in the notice (the “Change of Control Payment Date”), which date will be no earlier than five Business Days and no later than 60 days from the date of such Change of Control, pursuant to the procedures required by the indenture and described in such notice. The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the change of control provisions of the indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the change of control provisions of the indenture by virtue of such compliance. On the Change of Control Payment Date, the Issuer will, to the extent lawful:
(1)	accept for payment all notes or portions of notes validly tendered and not withdrawn pursuant to the Change of Control Offer;
(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes validly tendered and not withdrawn; and
(3)
deliver or cause to be delivered to the Trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of the notes or portions of such notes being purchased by the Issuer.

The paying agent will promptly send to each holder of notes validly tendered the Change of Control Payment for the notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to the unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.
The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Company Credit Facility, the original 2025 indenture, the new 2025 indenture, the 2026 exchange indenture, the 2026 indenture, the 2027 indenture, the 2029 indenture, the 2030 indenture and the 3.00% 2030 indenture each provide, and the indenture will provide, that certain change of control events with respect to Centene will constitute a default thereunder. Any future credit agreements or other agreements to which Centene becomes a party may contain similar restrictions and provisions. The occurrence of a Change of Control may result in a default under other Indebtedness of Centene and its Subsidiaries, giving the lenders thereunder the right to require Centene to repay obligations outstanding thereunder. Centene’s ability to repay any borrowings outstanding under the Company Credit Facility and to repurchase (i) the original 2025 notes, the new 2025 notes, the 2026 exchange notes, the 2026 notes, the 2027 notes, the 2029 notes, the 2030 notes and the 3.00% 2030 notes or (ii) the notes, in each case following a Change of Control also may be limited by Centene’s then existing resources. There can be no assurance that sufficient funds will be available when necessary to make any required repayments or repurchases. Centene’s failure to repay the Company Credit Facility or to repurchase (i) the original 2025 notes, the new 2025 notes, the 2026 exchange notes, the 2026 notes, the 2027 notes, the 2029 notes and the 2030 notes or (ii) the notes, in each case in connection with a Change of Control would result in a Default under the Company Credit Facility, the original 2025 indenture, the new 2025 indenture, the 2026 exchange indenture, the 2026 indenture, the 2027 indenture, the 2029 indenture, the 2030 indenture and the 3.00% 2030 indenture, and the indenture, respectively. Such a Default would, in turn, constitute a default under other existing Indebtedness of Centene and may constitute a default under future Indebtedness as well. The Issuer’s obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified at any time prior to the occurrence of such Change of Control with the written consent of the holders of a majority in principal amount of the notes. See “—Amendment, Supplement and Waiver.” The provisions of the indenture would not necessarily afford holders of the notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving Centene that may adversely affect the holders.
The Issuer will not be required to make a Change of Control Offer with respect to the notes upon a Change of Control if (a) a third party makes the Change of Control Offer with respect to the notes in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Issuer and purchases all notes validly tendered and not withdrawn under the Change of Control Offer or (b) a notice of redemption of all outstanding notes has been given pursuant to the indenture as described above under the caption “—Optional Redemption,” unless and until there is a Default in the payment of the redemption price on the redemption date or the redemption is not consummated due to the failure of a condition precedent contained in the redemption notice to be satisfied. A Change of Control Offer may be made in advance of a Change of Control and may be conditional upon the occurrence of a Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.
The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Centene and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Issuer to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Centene and its Subsidiaries taken as a whole to another Person or group may be uncertain.
If holders of not less than 90.0% of the aggregate principal amount of the outstanding notes validly tender and do not withdraw the notes in a Change of Control Offer (as defined above) and the Issuer (or any third party making such Change of Control Offer in lieu of the Issuer as described above) purchases all of the notes validly tendered and not withdrawn by such holders, the Issuer or such third party, as the case may be, shall have the right, upon at least 15 but not more than 60 days prior notice, given not more than 30 days following such initial purchase, to purchase all of the notes that remain outstanding following such initial purchase at a price equal to the price offered to each other holder in the applicable Change of Control Offer, plus accrued and unpaid interest, if any, to, but excluding, the date of such second purchase (subject to the rights of holders of the notes of record on the relevant record date to receive interest due on an interest payment date falling prior to such second purchase date).

Certain Covenants
Overview
Holders of the notes will not be able to prevent us and our subsidiaries from incurring substantial additional debt, paying dividends or making other restricted payments or entering into certain types of transactions and, except to the limited extent described below under “—Liens,” and “—Merger, Consolidation or Sale of Assets” and above under “—Repurchase at the Option of Holders Upon a Change of Control,” would not necessarily be protected in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving Centene or its subsidiaries that may adversely affect the holders.
Liens
The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur or assume or otherwise cause or suffer to exist or become effective any consensual Liens of any kind (other than Permitted Liens) against or upon any of their respective properties or assets, now owned or hereafter acquired, or any proceeds, income or profit therefrom or assign or convey any right to receive income therefrom, to secure any Indebtedness of the Issuer unless prior to, or contemporaneously therewith, the notes are equally and ratably secured by a Lien on such property, assets, proceeds, income or profit; provided, however, that if such Indebtedness is expressly subordinated to the notes, the Lien securing such Indebtedness will be subordinated and junior to the Lien securing the notes with the same relative priority as such Indebtedness has with respect to the notes.
Any Lien created for the benefit of the holders of the notes pursuant to the preceding paragraph shall provide by its terms that such Lien should be automatically and unconditionally released and discharged upon the release and discharge of the Lien that gave rise to the obligation to secure the notes.
With respect to any Lien securing Indebtedness that was permitted under this covenant to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness.
Merger, Consolidation or Sale of Assets
The Issuer may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Issuer is the surviving corporation) or (2) sell, assign, transfer, convey, lease, divide or otherwise dispose of all or substantially all of the properties or assets of the Issuer in one or more related transactions, to another Person; unless:
(1)	either:
(a)	the Issuer is the surviving Person; or
(b)
the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance, division or other disposition has been made (the “Surviving Entity”) is a Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia; provided, however, that, in the case that the Surviving Entity is not a corporation, a corporation organized or existing under such laws is a co-obligor under the notes and the indenture;

(2)	the Surviving Entity expressly assumes pursuant to agreements reasonably satisfactory to the Trustee all the Obligations of the Issuer under the notes and the indenture; and
(3)	immediately after giving effect to such transaction no Event of Default shall have occurred and be continuing.
For purposes of this covenant, the sale, assignment, transfer, lease, conveyance, division or other disposition of all or substantially all of the properties or assets of one or more Subsidiaries of the Issuer, which properties or assets, if held by the Issuer instead of such Subsidiaries, would constitute all or substantially all of the properties or assets of the Issuer on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties or assets of the Issuer.

Designation of Restricted and Unrestricted Subsidiaries
The Board of Directors of the Issuer may designate any of its Restricted Subsidiaries to be an Unrestricted Subsidiary if that designation would not cause a Default and if that designation otherwise is consistent with the definition of an Unrestricted Subsidiary.
Any designation of a Subsidiary of the Issuer as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors of the Issuer giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture. The Board of Directors of the Issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Issuer; provided that such designation will only be permitted if no Default or Event of Default would be in existence following such designation.
All Subsidiaries of an Unrestricted Subsidiary shall also be an Unrestricted Subsidiary.
SEC Reports
The indenture will provide that whether or not required, so long as the notes are outstanding, the Issuer will file with the SEC (unless the SEC will not accept such filing), within the time periods specified in the SEC’s rules and regulations and deliver to the Trustee within 15 days after the filing of the same would be required by the SEC, copies of the quarterly and annual reports and of the information, documents and other reports, if any, which the Issuer would be required to file with the SEC if subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act. The indenture will further provide that, notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as the notes are outstanding the Issuer will file with the SEC, to the extent permitted, and provide the Trustee with such annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act within the time periods specified in the SEC’s rules and regulations. The Issuer will be deemed to have furnished such reports referred to in this section to the Trustee and the holders of the notes if the Issuer has filed such reports with the SEC via the EDGAR filing system or any successor system and such reports are publicly available.
Events of Default and Remedies
Each of the following is an “Event of Default” with respect to the notes:
(1)	default for 30 consecutive days in the payment when due and payable of interest on the notes;
(2)	default in the payment when due and payable of the principal of or premium, if any, on the notes (upon maturity, redemption, required repurchase or otherwise);
(3)	failure by the Issuer or any of its Restricted Subsidiaries to comply with the covenant described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets;”
(4)
failure by the Issuer or any of its Restricted Subsidiaries for 30 consecutive days after notice to comply with the provisions described under the caption “—Repurchase at the Option of Holders Upon a Change of Control;”

(5)	failure by the Issuer for 120 days after notice to comply with the provisions described under the caption “—SEC Reports;”
(6)
failure by the Issuer or any of its Restricted Subsidiaries for 60 consecutive days after notice to the Issuer by the Trustee or the holders of at least 25.0% in aggregate principal amount of the notes then outstanding voting as a single class to comply with any of its other covenants or agreements in the indenture or such notes;

(7)
default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Issuer or any of its Restricted Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:

(a)	is caused by a failure to pay principal of such Indebtedness at its express maturity prior to the expiration of any applicable grace period (a “Payment Default”); or
(b)
results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates to $300 million or more;

(8)
failure by the Issuer or any of its Restricted Subsidiaries to pay final non-appealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of $300 million, which judgments are not paid, discharged or stayed for a period of 90 days; and

(9)
certain events of bankruptcy, insolvency or reorganization described in the indenture with respect to the Issuer or any Significant Subsidiary of the Issuer or any group of Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary, that remains for 90 days undismissed.

In the case of an Event of Default specified in clause (9), with respect to the Issuer, any Subsidiary that constitutes a Significant Subsidiary of the Issuer or any group of Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary, the principal, premium, if any, and accrued and unpaid interest, if any, of all the outstanding notes shall become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing with respect to the notes, the Trustee or the holders of at least 25.0% in aggregate principal amount of the notes then outstanding may declare the principal, premium, if any, and accrued and unpaid interest, if any, of all the outstanding notes due and payable immediately.
Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the notes notice of any continuing Default or Event of Default with respect to the notes if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, premium, if any, or interest on the notes.
The holders of at least a majority in aggregate principal amount of the notes then outstanding by notice to the Trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture, except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the notes, and rescind any acceleration and its consequences with respect to the notes.
The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, the Issuer is required to deliver to the Trustee a statement specifying such Default or Event of Default.
No Personal Liability of Directors, Officers, Employees and Stockholders
No director, officer, employee, incorporator or stockholder of the Issuer, as such, will have any liability for any Obligations of the Issuer under the notes, the indenture, or for any claim based on, in respect of, or by reason of, such Obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.
Legal Defeasance and Covenant Defeasance
The Issuer may, at its option and at any time, elect to have all of its Obligations discharged with respect to the outstanding notes (“Legal Defeasance”) except for:
(1)	the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium, if any, on the notes when such payments are due from the trust referred to below;
(2)
the Issuer’s Obligations with respect to the notes concerning issuing temporary notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s Obligations in connection therewith; and

(4)	the Legal Defeasance and Covenant Defeasance provisions of the indenture.
In addition, the Issuer may, at its option and at any time, elect to have its Obligations released with respect to certain covenants that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described above under the caption “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.
In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the notes:
(1)
the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the notes, cash in Dollars, non-callable Government Securities, or a combination of cash in Dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium, if any, on the outstanding notes on the Stated Maturity or on the redemption date, as the case may be, and the Issuer must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2)
in the case of Legal Defeasance, the Issuer must deliver to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (a) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)
in the case of Covenant Defeasance, the Issuer must deliver to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)
no Default or Event of Default with respect to the notes has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to make such deposit and the grant of any Lien securing such borrowing);

(5)
such Legal Defeasance or Covenant Defeasance must not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound;

(6)
the Issuer must deliver to the Trustee an officers’ certificate stating that the deposit was not made by the Issuer with the intent of preferring the holders of the notes over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding creditors of the Issuer or others; and

(7)
the Issuer must deliver to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance in respect of the notes have been complied with.

Amendment, Supplement and Waiver
Except as provided in the next two succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default with respect to the notes or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder of notes, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):
(1)	reduce the principal amount of the notes whose holders must consent to an amendment, supplement or waiver;
(2)
reduce the principal of or change the Stated Maturity of the notes or alter the provisions with respect to the redemption or repurchase of the notes (other than provisions and applicable definitions relating to the covenants described above under the caption “—Repurchase at the Option of Holders Upon a Change of Control”);

(3)	reduce the rate of or change the time for payment of interest on the notes;
(4)
waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the Payment Default that resulted from such acceleration);

(5)	make any such note payable in money other than that stated in such note;
(6)
make any change in the provisions (including applicable definitions) of the indenture relating to waivers of past Defaults or the rights of holders of the notes to receive payments of principal of, or interest or premium, if any, on the notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders Upon a Change of Control”);

(7)
waive a redemption or repurchase payment with respect to the notes (other than a payment required by the provisions related to the covenants described above under the caption “—Repurchase at the Option of Holders Upon a Change of Control”); or

(8)	make any change in the preceding amendment and waiver provisions.
Notwithstanding the preceding, without the consent of any holder of the notes, the Issuer and the Trustee may amend or supplement the indenture or the notes:
(1)	to cure any ambiguity, omission, mistake, defect, error or inconsistency;
(2)	to provide for uncertificated notes in addition to or in place of certificated notes;
(3)
to provide for the assumption of the Issuer’s obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of the Issuer’s assets or any other transaction that complies with the indenture;

(4)
to make any change that would provide any additional rights or benefits to the holders of notes or that the Issuer determines in good faith (as certified in an officers’ certificate) does not materially and adversely affect the legal rights under the indenture of any such holder;

(5)	to provide for the issuance of Additional notes in accordance with the indenture;
(6)	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;
(7)	to allow any Guarantor to execute a supplemental indenture and/or a Subsidiary Guarantee with respect to the notes;
(8)	to evidence and provide the acceptance of the appointment of a successor Trustee under the indenture;
(9)
to mortgage, pledge, hypothecate or grant a security interest in favor of the Trustee for the benefit of the holders of notes as additional security for the payment and performance of the Issuer’s or a Guarantor’s Obligations under the indenture in any property or assets;

(10)	to comply with the rules of any applicable securities depositary;
(11)	to release a Guarantor from its Subsidiary Guarantee pursuant to the terms of the indenture when permitted or required pursuant to the terms of the indenture;
(12)	to conform the text of the indenture, the notes or the Subsidiary Guarantees of the notes to the corresponding provision of this “Description of the Notes” or the “Description of Debt Securities” in the accompanying prospectus to the extent that such provision in this “Description of the Notes” or the “Description of Debt Securities” in the accompanying prospectus was intended to be a substantially verbatim recitation of a provision of the indenture, the notes or the Subsidiary Guarantees of the notes; or
(13)	to comply with the covenant described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets.”
Satisfaction and Discharge
The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:
(1)	either:
(a)
all notes issued thereunder that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Issuer, have been delivered to the Trustee for cancellation; or

(b)
all notes issued thereunder that have not been delivered to the Trustee for cancellation have become due and payable by reason of the sending of a notice of redemption or otherwise or will become due and payable or redeemable within one year, and the Issuer has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in Dollars, non-callable Government Securities, or a combination of cash in Dollars and non-callable Government Securities, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2)
no Default or Event of Default with respect to the notes has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument (other than resulting from the borrowing of funds to be applied to make such deposit) to which the Issuer is a party or by which the Issuer is bound;

(3)	the Issuer has paid or caused to be paid all sums payable by it under the indenture; and
(4)
the Issuer has delivered irrevocable instructions to the Trustee under the indenture to apply the deposited money toward the payment of the notes issued thereunder at maturity or the redemption date, as the case may be.

In addition, Centene must deliver an officers’ certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.
Concerning the Trustee
If the Trustee becomes a creditor of Centene, the indenture will limit its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, it must (i) eliminate such conflict within 90 days, (ii) apply to the SEC for permission to continue or (iii) resign.
The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The indenture will provide that in case an Event of Default with respect to the notes occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

The Trustee also serves as trustee under the original 2025 indenture, the new 2025 indenture, the 2026 exchange indenture, the 2026 indenture, the 2027 indenture, the 2029 indenture, the 2030 indenture, the 3.00% 2030 indenture and the WellCare 2026 indenture.
Governing Law
The laws of the State of New York will govern the indenture and will govern the notes without giving effect to applicable principles of conflicts of law.
Certain Definitions
Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used herein, as well as any other capitalized terms used herein for which no definition is provided.
“2026 exchange indenture” means the indenture dated January 23, 2020, among Centene and The Bank of New York Mellon Trust Company, N.A., as trustee.
“2026 exchange notes” means Centene’s 5.375% senior notes due 2026 issued pursuant to the 2026 exchange indenture.
“2026 indenture” means the indenture dated May 23, 2018, among Centene Escrow I Corporation and The Bank of New York Mellon Trust Company, N.A., as trustee, as supplemented by the First Supplemental Indenture dated July 1, 2018, among Centene and The Bank of New York Mellon Trust Company, N.A., as trustee.
“2026 notes” means Centene’s 5.375% senior notes due 2026 issued pursuant to the 2026 indenture.
“2027 indenture” means the indenture dated December 6, 2019, among Centene and The Bank of New York Mellon Trust Company, N.A., as trustee.
“2027 notes” means Centene’s 4.25% senior notes due 2027 issued pursuant to the 2027 indenture.
“2029 indenture” means the indenture dated December 6, 2019, among Centene and The Bank of New York Mellon Trust Company, N.A., as trustee.
“2029 notes” means Centene’s 4.625% senior notes due 2029 issued pursuant to the 2029 indenture.
“2030 indenture” means the indenture dated February 13, 2020, among Centene and The Bank of New York Mellon Trust Company, N.A., as trustee.
“2030 notes” means Centene’s 3.375% senior notes due 2030 issued pursuant to the 2030 indenture.
“3.00% 2030 indenture” means the Base Indenture, as amended by the first supplemental indenture dated October 7, 2020, among Centene and The Bank of New York Mellon Trust Company, N.A., as trustee.
“3.00% 2030 notes” means Centene’s 3.00% senior notes due 2030 issued pursuant to the 3.00% 2030 indenture.
“Acquired Debt” means, with respect to any specified Person:
(1)
Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Base Indenture” means the indenture dated October 7, 2020, among Centene and The Bank of New York Mellon Trust Company, N.A., as trustee.
“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” or “group” (as those terms are used in Section 13(d)(3) and Section 14(d) of the Exchange Act, respectively), such “person” or “group,” as the case may be, will be deemed to have beneficial ownership of all securities that such “person” or “group” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.
“BMOH Loan” means a certain construction loan, as amended, restated, replaced, supplemented or otherwise modified from time to time, in the original principal amount of $200,000,000, by and among BMO Harris Bank N.A., as administrative agent, lenders party thereto and Centene Forsyth Subsidiary.
“Board of Directors” means:
(1)	with respect to a corporation, the board of directors of the corporation;
(2)	with respect to a partnership, the board of directors of the general partner of the partnership;
(3)	with respect to a limited liability company, the managing member or members, any controlling committee of managing members or other governing body thereof; and
(4)	with respect to any other Person, the board or committee of such Person serving a similar function.
“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York, St. Louis, Missouri or in the jurisdiction of the place of any payment are permitted or required by law to close.
“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty. For the avoidance of doubt, Capital Lease Obligations shall not include any former operating leases which became capital leases solely as a result of changes in lease accounting under GAAP subsequent to February 11, 2016.
“Capital Stock” means:
(1)	in the case of a corporation, corporate stock;
(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and
(4)
any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:
(1)	Dollars;
(2)
securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3)
certificates of deposit, demand deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250 million;

(4)
repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above and clauses (5) and (6) below entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper rated at least A-1 by S&P or at least P-1 by Moody’s or at least F-1 by Fitch, and in each case maturing within one year after the date of acquisition;
(6)
readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s, S&P or Fitch (or, if at any time none of Moody’s, S&P or Fitch shall be rating such obligations, an equivalent rating from another internationally recognized ratings agency) with maturities of 12 months or less from the date of acquisition; and

(7)	money market or mutual funds substantially all of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition.
“Centene Forsyth Project” means the development and construction of an office building complex project by the Centene Forsyth Subsidiary to be located at 7676 of Forsyth Boulevard in Clayton, Missouri.
“Centene Forsyth Subsidiary” means the wholly-owned Subsidiary of Centene named Centene Center I LLC, a Delaware limited liability company.
“Centene Plaza Phase II Project” means the development and construction of an office building complex project by the Centene Plaza Phase II Subsidiary.
“Centene Plaza Phase II Subsidiary” means the wholly-owned Subsidiary of Centene that will be the initial developer of the Centene Plaza Phase II Project.
“Centene Plaza Project” means the development and construction of an office building complex project by the Centene Plaza Subsidiary to be used as Centene’s headquarters and located at the 7700 block of Forsyth Boulevard in Clayton, Missouri.
“Centene Plaza Subsidiary” means the wholly-owned Subsidiary of Centene named Centene Center LLC, a Delaware limited liability company.
“Change of Control” means the occurrence of any of the following:
(1)
the consummation of a transaction giving rise to the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Centene and its Restricted Subsidiaries, taken as a whole, to any “person” or “group” (as such terms are used in Sections 13(d)(3) and 14(d) of the Exchange Act, respectively);

(2)	the adoption of a plan relating to the liquidation or dissolution of Centene;
(3)
the consummation of any transaction (including any merger or consolidation) the result of which is that any “person” or “group” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 35.0% of the Voting Stock of Centene, measured by voting power rather than number of shares; or

(4)
Centene consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Centene, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Centene or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of Centene outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

Notwithstanding the above, the following shall not constitute a Change of Control: a transaction or series of transactions in which (x) Centene becomes a direct or indirect wholly-owned subsidiary of a holding company and (y) the direct or indirect Beneficial Owners of the Voting Stock of such holding company immediately following such transaction or transactions are substantially the same as the Beneficial Owners of the Voting Stock of Centene immediately prior to such transaction or transactions.
“Company Credit Facility” means the Credit Agreement, dated as of March 24, 2016, as amended and restated as of December 14, 2017, as further amended and restated as of May 7, 2019, as further amended and restated as of September 11, 2019, and as further amended as of November 14, 2019, by and among Centene, the various financial institutions named therein, as lenders, and Wells Fargo Bank, National Association, as administrative agent, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced (in whole or in part) from time to time, whether or not with the same lenders or agent.
“Consolidated Total Assets” means, as of the date of any determination thereof, total assets of Centene and its Restricted Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.
“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature.
“Dollars” and the sign “$” mean the lawful money of the United States of America.
“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
“Equity Offering” means any sale of Capital Stock (other than Disqualified Stock) of the Issuer to any Person other than a sale (a) of Capital Stock to any Subsidiary of the Issuer or (b) of Capital Stock pursuant to a Registration Statement on Form S-8 or otherwise relating to Capital Stock issuable under any employee benefit plan of the Issuer.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Fitch” means Fitch, Inc. or any successor to the rating agency business thereof.
“Foreign Restricted Subsidiary” means any Restricted Subsidiary that is not formed under the laws of the United States of America or any State thereof.
“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date.
“Government Securities” means direct Obligations of, or Obligations guaranteed by (or certificates representing an ownership interest in such Obligations), the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at Centene’s option.
“Guarantee” means, with respect to any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:
(1)
to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2)
entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.
“Guarantor” means any Subsidiary of Centene that executes a Subsidiary Guarantee in accordance with the provisions of the indenture and its respective successors and assigns.
“Hedging Obligations” means, with respect to Centene or any of its Restricted Subsidiaries, the obligations of such Person under interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and other agreements or arrangements designed to either (a) protect such Person against fluctuations in interest rates with respect to any floating rate Indebtedness that is permitted to be incurred under the indenture or (b) transform fixed rate Indebtedness that is permitted to be incurred under the indenture to a floating rate liability or obligation.
“Increased Amount” means, with respect to any Indebtedness, any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.
“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:
(1)	in respect of borrowed money;
(2)
evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof), but excluding letters of credit and surety bonds entered into in the ordinary course of business to the extent such letters of credit or surety bonds are not drawn upon;

(3)	in respect of banker’s acceptances;
(4)	representing Capital Lease Obligations;
(5)	representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or Trade Payable;
(6)	representing any Hedging Obligations; or
(7)
Disqualified Stock of such Person or a Restricted Subsidiary in an amount equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof, if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP.

In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person. For the avoidance of doubt, to the extent any Indebtedness incurred in connection with the Centene Plaza Project, Centene Forsyth Project and the Centene Plaza Phase II Project appears as a liability on the balance sheet of Centene or one of its Restricted Subsidiaries and is non-recourse to Centene and its Restricted Subsidiaries, such Indebtedness will not constitute “Indebtedness” for all purposes under the indenture.
The amount of any Indebtedness outstanding as of any date will be:
(a)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and
(b)	the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

“Indirect Obligation” means, with respect to any Person, each obligation and liability of such Person, and all such obligations and liabilities of such Person, incurred pursuant to any agreement, undertaking or arrangement by which such Person: (a) Guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, dividend, obligation or other liability of any other Person in any manner (other than by endorsement of instruments in the course of collection), including any indebtedness, dividend or other obligation which may be issued or incurred at some future time; (b) Guarantees the payment of dividends or other distributions upon the Capital Stock of any other Person; (c) undertakes or agrees (whether contingently or otherwise): (i) to purchase, repurchase, or otherwise acquire any indebtedness, obligation or liability of any other Person or any property or assets constituting security therefor, (ii) to advance or provide funds for the payment or discharge of any indebtedness, obligation or liability of any other Person (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, working capital or other financial condition of any other Person, or (iii) to make payment to any other Person other than for value received; (d) agrees to lease property or to purchase securities, property or services from such other Person with the purpose or intent of assuring the owner of such indebtedness or obligation of the ability of such other Person to make payment of the indebtedness or obligation; (e) to induce the issuance of, or in connection with the issuance of, any letter of credit for the benefit of such other Person; or (f) undertakes or agrees otherwise to assure a creditor against loss. The amount of any Indirect Obligation shall (subject to any limitation set forth herein) be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the indebtedness, obligation or other liability Guaranteed or supported thereby.
“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances, fees and compensation paid to officers, directors and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.
“Issue Date” means the date on which the notes are initially issued.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.
“Limited Originator Recourse” means a reimbursement obligation of Centene in connection with a drawing on a letter of credit, revolving loan commitment, cash collateral account or other such credit enhancement issued to support Indebtedness of a Securitization Subsidiary that Centene’s Board of Directors (or a duly authorized committee thereof) determines is necessary to effectuate a Qualified Securitization Transaction; provided that the available amount of any such form of credit enhancement at any time shall not exceed 10.0% of the aggregate principal amount of such Indebtedness at such time.
“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.
“new 2025 indenture” means the indenture dated December 6, 2019, among Centene and The Bank of New York Mellon Trust Company, N.A., as trustee.
“new 2025 notes” means Centene’s 4.75% senior notes due 2025 issued pursuant to the new 2025 indenture.
“NML Loan” means a certain loan in the original principal amount of $80,000,000 from The Northwestern Mutual Life Insurance Company to the Centene Plaza Subsidiary secured by various collateral, including but not limited to the interest of the Centene Plaza Subsidiary in the Centene Plaza Project.

“Non-Recourse Debt” means Indebtedness:
(1)
as to which neither Centene nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2)
no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both, any holder of any other Indebtedness (other than the notes) of Centene or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and

(3)	as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Centene or any of its Restricted Subsidiaries.
“Obligations” means any principal, premium, if any, interest (including interest accruing on or after the filing of, or which would have accrued but for the filing of, any petition in bankruptcy or for reorganization relating to Centene whether or not a claim for post filing interest is allowed in such proceedings), penalties, fees, expenses, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness.
“original 2025 indenture” means the indenture dated November 9, 2016, among Centene and The Bank of New York Mellon Trust Company, N.A., as trustee.
“original 2025 notes” means Centene’s 4.75% senior notes due 2025 issued pursuant to the original 2025 indenture.
“Permitted Liens” means:
(1)	Liens in favor of Centene or any of its Restricted Subsidiaries;
(2)
Liens on any property or assets of a Person existing at the time such Person is merged, amalgamated, consolidated with or into Centene or any Restricted Subsidiary of Centene; provided that such Liens were in existence prior to such merger, amalgamation or consolidation and not incurred in contemplation of such merger, amalgamation or consolidation and do not extend to any property or assets other than those of the Person merged, amalgamated or consolidated with or into Centene or the Restricted Subsidiary;

(3)
Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings; provided, in each case, that appropriate reserves required pursuant to GAAP have been made in respect thereof;

(4)
Liens on any property or assets existing at the time of the acquisition thereof by Centene or any Restricted Subsidiary of Centene; provided that such Liens were in existence prior to such acquisition and not incurred or assumed in connection with, or in contemplation of, such acquisition and do not extend to any property or assets of Centene or the Restricted Subsidiary;

(5)
Liens to secure the performance of statutory Obligations, surety or appeal bonds, government contracts, performance bonds or other obligations of a like nature incurred in the ordinary course of business, including (i) Liens of landlords, carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law and (ii) Liens in the form of deposits or pledges incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under Employee Retirement Income Security Act of 1974);

(6)	Liens existing on the Issue Date;
(7)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by Centene and its Restricted Subsidiaries in the ordinary course of business;
(8)	[Reserved];
(9)	Liens securing Hedging Obligations of Centene or any of its Restricted Subsidiaries, which transactions or obligations are incurred in the ordinary course of business for bona fide hedging purposes (and not for speculative purposes) of Centene or its Restricted Subsidiaries (as determined in good faith by the Board of Directors or senior management of Centene);
(10)
Liens to secure Indebtedness (including Capital Lease Obligations) of the Issuer or any of its Restricted Subsidiaries represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Issuer or such Restricted Subsidiary in an aggregate principal amount not to exceed the greater of (x) $1,200.0 million and (y) 2.5% of Consolidated Total Assets at any time outstanding; provided that any such Lien (i) covers only the assets acquired, constructed or improved with such Indebtedness and (ii) is created within 270 days of such acquisition, construction or improvement;

(11)
Liens to secure Indebtedness of Centene’s Foreign Restricted Subsidiaries which, when aggregated with the principal amount of all other Indebtedness incurred pursuant to this clause (11) and then outstanding, does not exceed the greater of (x) $1,500.0 million and (y) 3.25% of the Issuer’s Consolidated Total Assets; provided that any such Lien covers only the assets of such Foreign Restricted Subsidiaries;

(12)
Liens securing (a) Real Estate Indebtedness not to exceed in the aggregate at any one time outstanding the greater of (x) $2,400.0 million or (y) 5.0% of the Issuer’s Consolidated Total Assets or (b) Indebtedness in respect of secured or unsecured letters of credit incurred by the Issuer or any Restricted Subsidiary of the Issuer in an aggregate principal amount not to exceed $750 million;

(13)	Liens required by any regulation, or order of or arrangement or agreement with any regulatory body or agency, so long as such Liens do not secure Indebtedness;
(14)	Liens on assets transferred to a Securitization Subsidiary or on assets of a Securitization Subsidiary, in either case, incurred in connection with a Qualified Securitization Transaction;
(15)
other Liens incurred in the ordinary course of business of Centene and its Restricted Subsidiaries with respect to Indebtedness in an aggregate principal amount, together with all Indebtedness incurred to refund, refinance or replace such Indebtedness (or refinancings, refundings or replacements thereof), that does not exceed 20.0% of Centene’s Consolidated Total Assets at any one time outstanding;

(16)	[Reserved];
(17)
Liens securing Acquired Debt or other Indebtedness, which, in the case of other Indebtedness, is incurred reasonably contemporaneously to finance an acquisition, merger, consolidation or amalgamation; provided, however, that any such Liens are limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof, or replacements of any thereof), (a) acquired, or (b) of any Person acquired by or merged, amalgamated or consolidated with or into the Issuer or any Restricted Subsidiary of the Issuer, in each case in any transaction to which such Indebtedness relates;

(18)
Liens on earnest money deposits of cash or Cash Equivalents, escrow arrangements or similar arrangements made by the Issuer or any Restricted Subsidiary of the Issuer in connection with any letter of intent or purchase agreement in respect of any Investment permitted under the indenture;

(19)
Liens to secure any modification, refinancing, refunding, restatement, exchange, extension, renewal or replacement (or successive refinancings, refundings, restatements, exchanges, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (2), (4), (6), (10), (11), (12), (15), (17), (18), (24), (29) and (31) of this definition; provided, however, that (a) any such new Lien shall be limited to all or part of the same property that secured the original Lien, plus accessions, additions and improvements on such property, including (i) after-acquired property that is affixed or incorporated into the property covered by such Lien, and (ii) after-acquired property subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (2), (4), (6), (10), (11), (12), (15), (17), (18), (24), (29) and (31) of this definition at the time the original Lien became a Permitted Lien under the indenture, and (ii) an amount necessary to pay accrued but unpaid interest on such Indebtedness and any dividend, premium (including tender premiums), defeasance costs, underwriting discounts and any fees, costs and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with such modification, refinancing, refunding, restatement, exchange, extension, renewal or replacement;
(20)	Liens given to a public utility or any municipality, regulatory or governmental authority when required by such utility or authority in connection with the operations of that Person;
(21)	Liens securing Indebtedness in an aggregate principal amount not to exceed 1.50% of Consolidated Total Assets at any one time outstanding;
(22)
Liens relating to the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds or relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business;

(23)	Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code or any comparable or successor provision on items in the course of collection;
(24)	Liens to secure Indebtedness of any Subsidiary that is not a Guarantor, permitted to be incurred by the indenture, covering only the assets and properties of such Subsidiary;
(25)	Liens deemed to exist in connection with Investments in repurchase obligations permitted under clause (4) of the definition of “Cash Equivalents” above;
(26)
Liens arising by operation of law or contract on insurance policies and the proceeds thereof to secure the premiums with respect thereto, and Liens, pledges or deposits in the ordinary course of business securing liabilities for premiums or reimbursements or indemnification obligations of (including obligations in respect of letters of credit or bank guaranty for the benefits of) insurance carriers;

(27)
Liens on trusts, cash, Cash Equivalents or Investments used to satisfy and discharge, defease, repurchase or redeem Indebtedness or similar obligations; provided, however, that such satisfaction and discharge, defeasance, repurchase or redemption is otherwise permitted by the indenture;

(28)
Leases, licenses, subleases or sublicenses granted to others that do not (a) interfere in any material respect with the operation of the business of the Issuer or any of its Restricted Subsidiaries, taken as a whole, or (b) secure any Indebtedness;

(29)	Liens securing the notes and any Subsidiary Guarantees;
(30)	Liens securing judgments, orders or awards for the payment of money attachments (or appeal or other surety bonds relating to such judgments) not giving rise to an Event of Default; and
(31)
prior to the date on which an Investment is consummated, Liens arising from any escrow arrangement pursuant to which the proceeds of any equity issuance, debt issuance or Indebtedness or other funds (including any prefunded interest) used to finance all or a portion of such Investment are required to be held in escrow pending release to consummate such Investment.

For purposes of determining compliance with this definition, (A) a Lien need not be incurred solely by reference to one category of Permitted Liens described in this definition but is permitted to be incurred under any combination of categories (including in part under one such category and in part under any other such category), (B) in the event that a Lien (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens, Issuer shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition and (C) the amount of Indebtedness outstanding as of any date shall be (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, (2) the principal amount thereof, in the case of any other Indebtedness, (3) in the case of the Guarantee by the specified Person of any indebtedness of any other Person, the maximum liability to which the specified Person may be subject upon the occurrence of the contingency giving rise to the obligation and (4) in the case of Indebtedness of others Guaranteed by means of a Lien on any asset of the specified Person, the lesser of (x) the Fair Market Value of such asset on the date on which Indebtedness is required to be determined pursuant to the indenture and (y) the amount of the Indebtedness so secured.
“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
“Qualified Securitization Transaction” means any transaction or series of transactions that may be entered into by Centene or any Restricted Subsidiary of Centene pursuant to which (a) Centene or such Restricted Subsidiary may sell, convey or otherwise transfer to a Securitization Subsidiary its interests in Receivables and Related Assets and (b) such Securitization Subsidiary transfers to any other Person, or grants a security interest in, such Receivables and Related Assets, pursuant to a transaction which is customarily used to achieve a transfer of financial assets under GAAP.
“Real Estate Indebtedness” means (a) any debt or obligations of Centene or any of its Subsidiaries in whole or in part secured by interests in real property, including, but not limited to, the NML Loan, the BMOH Loan and extensions, renewals and refinancings of such Indebtedness and (b) Indirect Obligations of Centene with respect to any debt or obligations of the Centene Plaza Subsidiary, Centene Forsyth Subsidiary or the Centene Plaza Phase II Subsidiary and extensions, renewals and refinancings of such Indebtedness of the Centene Plaza Subsidiary, Centene Forsyth Subsidiary or the Centene Plaza Phase II Subsidiary; provided that such Indebtedness of the Centene Plaza Subsidiary, Centene Forsyth Subsidiary or the Centene Plaza Phase II Subsidiary (with respect to which Centene has Indirect Obligations) is used solely to finance the Centene Plaza Project, the Centene Forsyth Project or the Centene Plaza Phase II Project, as applicable.
“Receivables and Related Assets” means any account receivable (whether now existing or arising thereafter) of Centene or any Restricted Subsidiary of Centene, and any assets related thereto including all collateral securing such accounts receivable, all contracts and contract rights and all Guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transaction involving accounts receivable.
“Restricted Subsidiary” of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.
“S&P” means Standard & Poor’s Ratings Services or any successor to the rating agency business thereof.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Securitization Subsidiary” means a wholly-owned Subsidiary of Centene:
(1)	that is designated a “Securitization Subsidiary” by the Board of Directors of Centene (or a duly authorized committee thereof);
(2)	that does not engage in any activities other than Qualified Securitization Transactions and any activity necessary or incidental thereto;
(3)	no portion of the Indebtedness or any other obligation, contingent or otherwise, of which:
(A)	is Guaranteed by Centene or any Subsidiary of Centene in any way other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse,
(B)	is recourse to or obligates Centene or any other Subsidiary of Centene in any way other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse, or
(C)
subjects any property or asset of Centene or any other Subsidiary of Centene, directly or indirectly, contingently or otherwise, to the satisfaction thereof other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse;

(4)
with respect to which neither Centene nor any other Subsidiary of Centene has any obligation to maintain or preserve its financial condition or cause such entity to achieve certain levels of operating results; and

(5)
with which neither Centene nor any Subsidiary of Centene has any material contract, agreement, arrangement or understanding other than on terms no less favorable to Centene or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Centene, other than Standard Securitization Undertakings and fees payable in the ordinary course of business in connection with servicing accounts receivable of such entity.

Any designation of a Subsidiary as a Securitization Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of Centene giving effect to the designation and an officers’ certificate certifying that the designation complied with the preceding conditions.
“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.
“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by Centene or any Subsidiary of Centene that are reasonably customary in accounts receivable securitization transactions, as the case may be.
“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Issue Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
“Subsidiary” means, with respect to any specified Person:
(1)
any corporation, association or other business entity of which more than 50.0% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)
any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Subsidiary Guarantee” means a Guarantee by a Guarantor of Centene’s obligations under the indenture and on the notes, executed pursuant to the provisions of the indenture and any supplemental indenture thereto.
“Trade Payables” means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors, physicians, hospitals, health maintenance organizations or other health care providers created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods and services.
“Trustee” means, with respect to each indenture, The Bank of New York Mellon Trust Company, N.A., and its successors and assigns, until a successor replaces it under the indenture and, thereafter, means the successor thereto.
“Unrestricted Subsidiary” means any Subsidiary of Centene that is designated by the Board of Directors of Centene as an Unrestricted Subsidiary pursuant to a resolution of Centene’s Board of Directors, but only to the extent that such Subsidiary:
(1)	has no Indebtedness other than Non-Recourse Debt;

(2)
is a Person with respect to which neither Centene nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(3)	has not Guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Centene or any of its Restricted Subsidiaries.
“Voting Stock” of any Person as of any date means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of the Board of Directors of such Person.
“WellCare” means WellCare Health Plans, Inc., a Delaware corporation and wholly owned subsidiary of Centene.
“WellCare 2026 indenture” means the indenture dated August 13, 2018, among WellCare and The Bank of New York Mellon Trust Company, N.A., as trustee, as supplemented by the first supplemental indenture dated November 14, 2019, among WellCare and The Bank of New York Mellon Trust Company, N.A., as trustee and the second supplemental indenture dated January 23, 2020, among Wellington Merger Sub II and The Bank of New York Mellon Trust Company, N.A., as trustee.
“WellCare 2026 notes” means WellCare’s 5.375% senior notes due 2026 issued pursuant to the WellCare 2026 indenture.
Book-Entry, Delivery and Form
Except as set forth below, the notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. Notes will be issued at the closing of this offering only against payment in immediately available funds.
Initially, the notes of will be represented by one or more global notes in registered form without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the Trustee as custodian for DTC, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.
Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form, except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form. In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.
Depository Procedures
The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Centene takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.
DTC has advised Centene that DTC is a limited-purpose trust company organized under New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered under the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities among Participants through electronic book-entry changes in accounts of its Participants, thereby eliminating the need for physical movement of securities certificates. The Participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly

(collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.
DTC has also advised Centene that, pursuant to procedures established by it:
(1)	upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the underwriters with portions of the principal amount of the Global Notes; and
(2)
ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Euroclear and Clearstream may hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.
The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.
Except as described below, owners of an interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of Certificated Notes and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.
Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, Centene and the trustee will treat the persons in whose names the notes, including the Global Notes, are registered as the owners of such notes for the purpose of receiving payments and for all other purposes. Consequently, none of Centene, the trustee or any agent of Centene or the trustee has or will have any responsibility or liability for:
(1)
any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.
DTC has advised Centene that its current practice, at the due date of any payment in respect of securities such as the notes, is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the notes as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or Centene. Neither Centene nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and Centene and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.
Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.
Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.
DTC has advised Centene that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for Certificated Notes and to distribute such notes to its Participants.
Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of Centene, the trustee or any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
Exchange of Global Notes for Certificated Notes
A Global Note is exchangeable for Certificated Notes in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof, if:
(1)
DTC (a) notifies Centene that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and in either event Centene fails to appoint a successor depositary within 90 days;

(2)	Centene in its sole discretion determines that such Global Note shall be exchangeable; or
(3)	there has occurred and is continuing an Event of Default.
In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).
Same-Day Settlement and Payment
Centene will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the Global Note holder. Centene will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement

System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. Centene expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.
Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised Centene that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
The following is a discussion of U.S. federal income tax considerations generally applicable to the ownership and disposition of the notes purchased pursuant to and at the price indicated on the cover of this prospectus supplement. This discussion applies only to a Non-U.S. Holder (as defined below) that holds such notes as “capital assets” (generally, property held for investment purposes) for U.S. federal income tax purposes. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder, judicial decisions and current administrative rulings and practice, all as in effect and available as of the date of this prospectus supplement and all of which are subject to differing interpretations or change, possibly with retroactive effect. No assurance can be given that the Internal Revenue Service (“IRS”) will not challenge any statement or conclusion in this summary or, if challenged, that a court will uphold such statement or conclusion.
This discussion does not discuss all aspects of U.S. federal income taxation which may be important to particular investors in light of their individual investment circumstances, such as investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, partnerships and their partners, tax-exempt organizations (including private foundations) or qualified retirement plans, “controlled foreign corporations,” “passive foreign investment companies,” holders subject to the alternative minimum tax, taxpayers who are required to recognize income for U.S. federal income tax purposes no later than when such income is taken into account in applicable financial statements and certain former citizens and former long-term residents of the United States), or to persons that will hold the notes as part of a broader transaction, all of whom may be subject to tax rules that differ significantly from those summarized below. Furthermore, this discussion does not address any other U.S. federal tax consequences (e.g., estate or gift tax or the Medicare tax on net investment income) or any state, local or non-U.S. tax laws. This discussion is not intended to constitute a complete analysis of all tax consequences of the ownership and disposition of the notes. Prospective investors are urged to consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax consequences applicable to them in their particular circumstances.
For the purposes of this summary, a “Non-U.S. Holder” is a beneficial owner of a note that, for U.S. federal income tax purposes, is not (i) a citizen or individual resident of the United States, (ii) a corporation created in, or organized under the law of, the United States or any state or political subdivision thereof, (iii) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source, (iv) a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all of the substantial decisions of the trust or (B) that has otherwise elected to be treated as a U.S. person under the Code or (v) a partnership or other pass-through entity.
If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds notes, the U.S. federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partners and partnerships are urged to consult their own tax advisors as to the particular U.S. federal income tax consequences applicable to them.
Interest Income
A Non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax on payments of interest on the notes provided that (1) such interest is not effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder (and, if certain tax treaties apply, such interest is not attributable to a permanent establishment or fixed base maintained within the United States by the Non-U.S. Holder) and (2) the Non-U.S. Holder (a) does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (b) is not a controlled foreign corporation related to the Company (within the meaning of the Code), and (c) certifies, under penalties of perjury, to the applicable withholding agent on IRS Form W-8BEN or W-8BEN-E (or appropriate substitute form) that it is not a U.S. person and that no withholding is required pursuant to the Foreign Account Tax Compliance Act (discussed below), and provides its name, address and certain other required information or certain other certification requirements are satisfied.
If interest on the notes is not effectively connected with the conduct of a trade or business in the United States by a Non-U.S. Holder but such Non-U.S. Holder cannot satisfy the other requirements outlined in the preceding paragraph, interest on the notes will generally be subject to U.S. federal withholding tax (currently imposed at a 30% rate), unless the withholding tax rate is reduced or eliminated by an applicable income tax treaty, and such Non-U.S. Holder is a qualified resident of the treaty country and complies with certain certification requirements.
If interest on the notes is effectively connected with the conduct of a trade or business within the United States by a Non-U.S. Holder and, if certain tax treaties apply, such interest is attributable to a permanent establishment or fixed base within the United States, then the Non-U.S. Holder will generally be subject to U.S. federal income tax on the receipt or accrual of such interest on a net income basis in the same manner as if such holder were a U.S. person and, in the case of a Non-U.S. Holder that is a foreign corporation, may also be subject to an additional branch profits tax (currently imposed at a rate of 30%, or a lower applicable treaty rate) on its effectively connected earnings and profits for the taxable year, subject to adjustments. Any such interest will not also be subject to U.S. federal withholding tax, however, if the Non-U.S. Holder delivers to the applicable withholding agent a properly executed IRS Form W-8ECI in order to claim an exemption from U.S. federal withholding tax.
Sale, Exchange, Redemption or Other Disposition
Except with respect to accrued but unpaid interest, which will generally be taxed as described above under “—Interest Income,” a Non-U.S. Holder will not be subject to U.S. federal income tax (or any withholding thereof) with respect to gain, if any, recognized upon the sale, exchange, retirement or other disposition of the notes unless (1) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder and, if certain tax treaties apply, is attributable to a permanent establishment or fixed base of the Non-U.S. Holder within the United States, or (2) in the case of a Non-U.S. Holder that is an individual, such holder is present in the United States for 183 or more days in the taxable year in which the sale, exchange, retirement or other disposition occurs and certain other conditions are satisfied.
Gain that is effectively connected with the conduct of a trade or business in the United States will generally be subject to U.S. federal income tax on a net income basis (but not U.S. withholding tax), in the same manner as if the Non-U.S. Holder were a U.S. person and, in the case of a Non-U.S. Holder that is a foreign corporation, may also be subject to an additional branch profits tax (currently imposed at a rate of 30%, or a lower applicable treaty rate) on its effectively connected earnings and profits, subject to adjustments. An individual Non-U.S. Holder who is subject to U.S. federal income tax because the Non-U.S. Holder was present in the United States for 183 days or more during the year of sale, exchange, retirement or other disposition of the notes will be subject to a flat 30% tax on the gain derived from such sale, exchange, retirement or other disposition, which may be offset by certain U.S.-source capital losses.
Foreign Account Tax Compliance Act
Withholding at a rate of 30% will generally be required in certain circumstances on interest payments in respect of the notes held by or through certain financial institutions (including investment funds), unless such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities or (iii) qualifies for an exemption. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which the notes are held will affect the determination of whether such withholding is required. Similarly, interest payments in respect of the notes held by a Non-U.S. Holder that is a non-financial non-U.S. entity that does not qualify under certain exceptions generally will be subject to withholding at a rate of 30%, unless such entity either (x) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (y) provides certain information regarding the entity’s “substantial United States owners,” which information the applicable withholding agent will be required in turn to provide to the U.S. Department of Treasury. Prospective investors should consult their tax advisors regarding the possible implications of these rules on their investment in the notes.

CERTAIN ERISA CONSIDERATIONS
The following is a summary of certain considerations associated with an investment in the notes (including an interest in the notes) by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (“Similar Laws”), and entities whose underlying assets are considered to include “plan assets” (within the meaning of Section 3(42) of ERISA or applicable Similar Laws) of any such plan, account or arrangement (each, a “Plan”).
General Fiduciary Matters
ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (a “Covered Plan”) and prohibit certain transactions involving the assets of a Covered Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such a Covered Plan or the management or disposition of the assets of such a Covered Plan, or who renders investment advice for a fee or other compensation to such a Covered Plan, is generally considered to be a fiduciary of the Covered Plan. It is not intended that any of the Company, the underwriters, any guarantors, or their respective affiliates (“Transaction Parties”) will act in a fiduciary capacity with respect to any Covered Plan in connection with its investment in a note.
In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any applicable Similar Laws relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control, conflicts of interest and prohibited transaction provisions of ERISA, the Code and any applicable Similar Laws.
Prohibited Transaction Issues
Section 406 of ERISA and Section 4975 of the Code prohibit Covered Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. Such transactions are referred to as “prohibited transactions” and include, without limitation, (1) a direct or indirect extension of credit to a party in interest or to a disqualified person, (2) the sale or exchange of any property between a Covered Plan and a party in interest or a disqualified person, or (3) the transfer to, or use by or for the benefit of, a party in interest or a disqualified person, of any plan assets. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the Covered Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.
The acquisition and/or holding of notes (including any interest in a note) by a Covered Plan with respect to which a Transaction Party is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the United States Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that potentially may apply to an otherwise prohibited acquisition and holding of the notes (including an interest in a note). These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, the statutory exemption under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provides relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions between a Covered Plan and a person that is a party in interest or disqualified person, provided that such person is a party in interest or disqualified person solely by reason of providing services to the Covered Plan or a relationship to such a service provider, neither such person nor any of its affiliates (directly or indirectly) has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Covered Plan involved in the transaction and provided further that the

Covered Plan pays no more than and receives no less than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions or any other exemption will be satisfied, or that any exemption would apply to all prohibited transactions that might occur in connection with a Covered Plan’s investment in notes.
Plans that are “governmental plans” (as defined in Section 3(32) of ERISA), certain “church plans” (as defined in Section 3(33) of ERISA or Section 4975(g)(3) of the Code) and non-United States plans (as described in Section 4(b)(4) of ERISA), while not subject to the fiduciary responsibility or prohibited transaction provisions of ERISA and the Code, may nevertheless be subject to Similar Laws. Fiduciaries of such Plans, in consultation with their counsel, should consider the impact of their respective laws on investments in the notes and the considerations discussed herein, to the extent applicable.
Because of the foregoing, the notes and any interests in a note should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute or result in a non-exempt prohibited transaction under ERISA and/or the Code or a similar violation of any applicable Similar Laws.
Representation
By acceptance of a note (including any interest in a note), each purchaser and subsequent transferee thereof will be deemed to have represented and warranted that (A) either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the notes constitutes assets of any Plan or (ii) the purchase, holding and disposition of the notes by such purchaser or transferee will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws, and (B) if the purchaser or transferee is a Covered Plan, none of the Transaction Parties has acted or will act in a fiduciary capacity with respect to the investor’s investment in a note.
The foregoing discussion is necessarily general in nature and does not address all issues that may arise under ERISA, the Code or other applicable Similar Laws, and should not be construed as legal advice or a legal opinion. Further, no assurance can be given that future legislation, administrative rulings, court decisions or regulatory action will not modify the conclusions set forth in this discussion. Any such changes may be retroactive and thereby apply to transactions entered into prior to the date of their enactment or release. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption or exception would be applicable to the purchase and holding of the notes. Purchasers of notes (including any interest in a note) have the exclusive responsibility for ensuring, to the extent applicable, that their investment complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA, the Code or any applicable Similar Laws.
The sale of a note (including any interest in such note) to a Plan pursuant hereto is in no respect a representation or recommendation by any Transaction Party that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate or advisable for Plans generally or any particular Plan.

UNDERWRITING
BofA Securities, Inc. and Barclays Capital Inc. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.
Underwriter	Principal Amount of Notes
BofA Securities, Inc.	$440,000,000
Barclays Capital Inc.	$440,000,000
J.P. Morgan Securities LLC	$198,000,000
Truist Securities, Inc.	$198,000,000
Wells Fargo Securities, LLC	$198,000,000
Fifth Third Securities, Inc.	$132,000,000
Regions Securities LLC	$132,000,000
U.S. Bancorp Investments, Inc.	$132,000,000
MUFG Securities Americas Inc.	$110,000,000
BMO Capital Markets Corp.	$66,000,000
PNC Capital Markets LLC	$66,000,000
CIBC World Markets Corp.	$44,000,000
Stifel, Nicolaus & Company, Incorporated	$44,000,000
Total	$2,200,000,000
The underwriting agreement provides that the underwriters are obligated, severally and not jointly, to purchase all of the notes if any are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
The following table shows the underwriting discounts to be paid to the underwriters by us in connection with this offering.
Per Note	Total
1.0%	$22,000,000
The underwriters propose to offer the notes initially at the price set forth on the cover page of this prospectus supplement. After the notes are released for sale, the underwriters may change such offering price and any other selling terms at any time without notice. The underwriters may offer and sell the notes through certain of their affiliates.
The notes are offered for sale in only those jurisdictions in the United States, Canada, Europe, Asia and elsewhere where it is lawful to make such offers.
Indemnification
In the underwriting agreement, we have agreed to indemnify the underwriters against certain liabilities in connection with this offering, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for those liabilities.
Expenses
We estimate that our offering expenses, excluding discounts, fees and commissions to the underwriters, will be approximately $5.0 million.

Market for the Notes
We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. Certain of the underwriters have advised us that following the completion of this offering, they presently intend to make a market in the notes. The underwriters are not obligated to do so, however, and any market-making activities with respect to the notes may be discontinued at any time at their sole discretion without notice. Accordingly, we cannot give any assurance as to the existence of any market or the liquidity of any market for the notes. If an active trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.
Settlement
We expect that delivery of the notes will be made against payment therefor on or about the fourth business day following the date of confirmation of orders with respect to the notes (this settlement cycle being referred to as “T+4”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the delivery of the notes hereunder will be required, by virtue of the fact that the notes initially will settle T+4, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their own advisors.
Over-Allotment, Stabilizing and Related Transactions
In connection with this offering, the underwriters may engage in over-allotment, stabilizing transactions and syndicate covering transactions.
•	Over-allotment involves sales in excess of the offering size, which creates a short position for the underwriters.
•	Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes.
•	Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions.
Any of these activities may prevent a decline in the market price of the notes, and may also cause the price of the notes to be higher than it would otherwise be in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.
Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that we will engage in these transactions or that any transaction, once commenced, will not be discontinued without notice.
Clear Market
We have agreed that, for a period of 30 days from the closing of this offering, we will not, without the prior written consent of BofA Securities, Inc., directly or indirectly, issue, sell, offer to sell, grant any option for the sale of, or otherwise dispose of, any securities similar to the notes, except for the notes sold to the underwriters pursuant to the underwriting agreement and any notes issued to fund the Magellan Acquisition.
Other Relationships
Certain of the underwriters or their affiliates are our customers and may subscribe to services provided by us. The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have provided and may in the future provide certain financial advisory, investment banking and commercial banking services in the ordinary course of business for us and our subsidiaries and certain of our affiliates, for which they receive customary fees and expense reimbursement. For example, certain of the underwriters have provided and/or are providing financial advisory services in connection with the Magellan Acquisition. In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Affiliates of the underwriters are lenders, agents or managers for the lenders under our Company Credit Facility and/or WellCare’s revolving credit facility. In addition, BofA Securities, Inc. is acting as the sole dealer manager in connection with the tender offer, for which they will receive customary fees and indemnification against certain liabilities and reimbursement of expenses. Further, certain of the underwriters or their affiliates may be holders of 4.75% 2025 notes, and therefore such underwriters or their affiliates will receive a portion of the net proceeds of this offering as a result of the tender offer and the 2025 notes redemption. If the underwriters or their affiliates have a lending relationship with us, certain of the underwriters or their affiliates routinely hedge, and certain of the underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Moreover, certain of the underwriters or their respective affliates have committed to provide financing in connection with the Magellan Acquisition, for which they will receive customary fees and expense reimbursement. A typical such hedging strategy would include the underwriters or their affiliates hedging such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Selling Restrictions
European Economic Area
The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPS Regulation. This prospectus supplement has been prepared on the basis that any offer of notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation.
United Kingdom
The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the

EUWA (the “UK Prospectus Regulation”). Consequently no key information document required by Regulation (EU) 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of notes in the UK will be made pursuant to an exemption under the UK Prospectus Regulation and the FSMA from the requirement to publish a prospectus for offers of notes. This prospectus supplement is not a prospectus for the purposes of the UK Prospectus Regulation or the FSMA.
In the United Kingdom, this document is for distribution only to qualified investors (as defined in the UK Prospectus Regulation) who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order or (iii) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.
Canada
The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriters conflicts of interest in connection with this offering.
Hong Kong
The notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan
The notes offered in this prospectus supplement have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Act) and the underwriters have agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.
Singapore
This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289, of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the notes are subscribed for or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to Section 275(1A) or Section 276(4)(i)(B), and in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; (3) by operation of law; (4) as specified in Section 276(7) of the SFA or (5) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities based Derivatives Contracts) Regulations 2018 of Singapore.
Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA and the CMP Regulations 2018, Centene has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

LEGAL MATTERS
Certain legal matters with respect to the notes will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Cravath, Swaine & Moore LLP, New York, New York.
EXPERTS
The consolidated financial statements of Centene and its subsidiaries as of December 31, 2019 and 2018, and for each of the years in the three-year period ended December 31, 2019, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2019 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
The consolidated financial statements of WellCare and its subsidiaries as of December 31, 2019 and 2018, and for each of the years in the three-year period ended December 31, 2019, incorporated in this prospectus supplement by reference from the Current Report on Form 8-K/A of Centene Corporation filed on February 26, 2020, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference from the Form 8-K/A. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

Debt Securities
Common Stock
Preferred Stock
Depositary Shares
Warrants
We may offer and sell from time to time, one or any combination of the securities we describe in this prospectus. In addition, certain selling securityholders may offer and sell our securities from time to time, together or separately, in amounts, at prices and on terms that will be determined at the time of any such offering. We or any selling securityholders will provide specific terms of any offering in supplements to this prospectus. The prospectus supplement will contain more specific information about the offering and the securities being offered, including the names of any selling securityholders, if applicable. The supplements may add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.
We and/or any selling securityholders, if applicable, may offer securities for sale directly to purchasers or through underwriters, dealers or agents to be designated at a future date. These securities may also be resold by selling securityholders. The supplements to this prospectus will provide the names of any underwriters, the specific terms of the plan of distribution and the underwriter’s discounts and commissions.
Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “CNC.” Any common stock sold pursuant to a prospectus supplement will be listed, subject to notice of issuance, on the New York Stock Exchange. If we decide to list or seek a quotation for any other securities, the prospectus supplement relating to those securities will disclose the exchange or market on which those securities will be listed or quoted.
Investing in our securities involves risks. See “Risk Factors” beginning on page 2 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is May 6, 2020

i

ABOUT THIS PROSPECTUS
This prospectus is part of an automatic “shelf” registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). Under this shelf registration process, we and/or certain selling securityholders, if applicable, may, from time to time, sell the securities described in this prospectus in one or more offerings. For further information about our business and the securities, you should refer to the registration statement and its exhibits. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we and/or any selling securityholders offer, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the heading “Where You Can Find More Information and Incorporation by Reference.”
This prospectus provides you with a general description of our securities. Each time we and/or any selling securityholders offer securities, we will provide you with a prospectus supplement that will contain specific information about the terms of that offering, including the names of any selling securityholders, if applicable. When we refer to a “prospectus supplement,” we are also referring to any free writing prospectus or other offering material authorized by us. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. You should read this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information and Incorporation by Reference.”
You should rely only on the information provided in this prospectus or in any prospectus supplement, including the information incorporated by reference. We and any selling securityholders have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of these documents or the date of the statement contained in any incorporated documents, respectively. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than the securities referred to in the prospectus supplement. This prospectus is not an offer to sell or a solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should not interpret the delivery of this prospectus, or any sale of securities, as an indication that there has been no change in our affairs since the date of this prospectus. You should also be aware that information in this prospectus may change after this date.
Unless the context otherwise requires, the terms (1) the “Company,” “we,” “us,” “our” or similar terms and “Centene” refer to (i) for periods prior to the WellCare Acquisition (as defined below), Centene Corporation, together with its consolidated subsidiaries without giving effect to the WellCare Acquisition, and (ii) for periods after the closing of the WellCare Acquisition, Centene Corporation, together with its consolidated subsidiaries, after giving effect to the WellCare Acquisition and (2) “WellCare” refers to WellCare Health Plans, Inc., together with its consolidated subsidiaries, without giving effect to the WellCare Acquisition.

RISK FACTORS
Investing in our securities involves risks. You should carefully consider the risks described under “Risk Factors” in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 18, 2020 (together with any changes thereto contained in subsequently filed Quarterly Reports on Form 10-Q) and in our other filings with the SEC that are incorporated by reference into this prospectus and any accompanying prospectus supplement. These risks could materially affect our business, financial condition or results of operations and cause the value of our securities to decline. You could lose all or part of your investment. See “Where You Can Find More Information and Incorporation by Reference.”

CENTENE CORPORATION
Centene is a leading multi-national healthcare enterprise that is committed to helping people live healthier lives. Centene takes a local approach—with local brands and local teams—to provide fully integrated, high-quality and cost-effective services to government-sponsored and commercial healthcare programs, focusing on under-insured and uninsured individuals. Centene also provides education and outreach programs to inform and assist members in accessing quality, appropriate healthcare services. Centene believes its local approach, including member and provider services, enables it to provide accessible, quality, culturally-sensitive healthcare coverage to its communities. Centene’s population health management, educational and other initiatives are designed to help members best utilize the healthcare system to ensure they receive appropriate, medically necessary services and effective management of routine, severe and chronic health problems, resulting in better health outcomes. Centene combines its decentralized local approach for care with a centralized infrastructure of support functions such as finance, information systems and claims processing.
Centene’s initial health plan commenced operations in Wisconsin in 1984. Centene was organized in Wisconsin in 1993 as a holding company for our initial health plan and reincorporated in Delaware in 2001. Centene’s common stock is publicly traded on the New York Stock Exchange (“NYSE”) under the ticker symbol “CNC.”
Centene operates in two segments: Managed Care and Specialty Services. Centene’s Managed Care segment provides health plan coverage to individuals through government subsidized and commercial programs. Centene’s Specialty Services segment includes companies offering diversified healthcare services and products to its Managed Care segment and other external customers. For the year ended December 31, 2019, Centene’s Managed Care and Specialty Services segments accounted for 95% and 5%, respectively, of its total external revenues. Centene’s membership totaled 15.2 million as of December 31, 2019. For the year ended December 31, 2019, Centene’s total revenues and net earnings attributable to Centene were $74.6 billion and $1.3 billion, respectively, and its total cash flow from operations was $1.5 billion.
On January 23, 2020, Centene acquired all of the issued and outstanding shares of WellCare (the “WellCare Acquisition”). The WellCare Acquisition brings a high-quality Medicare platform and further extends our robust Medicaid offerings. The combination enables Centene to provide access to more comprehensive and differentiated solutions across more markets with a continued focus on affordable, high-quality, culturally-sensitive healthcare services.
Centene’s principal executive offices are located at 7700 Forsyth Boulevard, St. Louis, Missouri 63105, and Centene’s telephone number is (314) 725-4477. Centene’s website address is www.centene.com. Information contained on Centene’s website does not constitute part of this prospectus or any accompanying prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE
Centene files quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet website that contains reports, proxy statements and other information regarding issuers, including Centene, who file electronically with the SEC. The address of that site is www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this prospectus.
The SEC allows Centene to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this prospectus and any accompanying prospectus supplement, except for any information that is superseded by information included directly in this prospectus, any accompanying prospectus supplement, any subsequently filed documents deemed to be incorporated by reference or any free writing prospectus prepared by or on behalf of us.
This prospectus and any accompanying prospectus supplement incorporates by reference the documents listed below that Centene has previously filed with the SEC.
•	our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 18, 2020;
•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020 filed with the SEC on April 28, 2020;
•
our Current Reports on Form 8-K filed with the SEC on January 9, 2020, January 15, 2020, January 22, 2020, January 23, 2020 (other than Item 7.01 and exhibits related thereto), January 28, 2020, February 5, 2020, February 5, 2020, February 13, 2020, February 21, 2020, February 26, 2020, April 2, 2020 and May 1, 2020;

•
the portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 13, 2020 that are incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2019; and

•
the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on October 14, 2003, as amended by our Forms 8-A/A filed with the SEC on December 17, 2004 and April 26, 2007, including any amendments or reports filed for the purpose of updating such description.

To the extent that any information contained in any report on Form 8-K or 8-K/A, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference.
In addition, Centene incorporates by reference any future filings Centene makes with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus (excluding any current reports on Form 8-K to the extent disclosure is furnished and not filed). Those documents are considered to be a part of this prospectus and any prospectus supplement, effective as of the date they are filed. Any statement contained in this prospectus, any prospectus supplement or in a document incorporated by reference herein or therein shall be deemed to be modified or superseded for purposes of this prospectus or any prospectus supplement to the extent that a statement contained in any subsequently filed document which is or is deemed to be incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any prospectus supplement.
You can obtain any of the other documents listed above from the SEC, through the SEC’s website at the address indicated above, or from Centene, without charge, by requesting them in writing or by telephone at the following address and telephone number.
By Mail:
Centene
7700 Forsyth Boulevard
St. Louis, Missouri 63105
Telephone: (314) 725-4477

USE OF PROCEEDS
Unless we specify another use in the applicable prospectus supplement, we will use the net proceeds from the sale of any securities offered by us for general corporate purposes. Such general corporate purposes may include the repayment of indebtedness, funding for acquisitions, capital expenditures, additions to working capital and to meet statutory capital requirements in new or existing states. Pending such use, the proceeds may be invested temporarily in short-term, interest-bearing, investment-grade securities or similar assets. Unless we specify another use in the applicable prospectus supplement, we will not receive any of the proceeds from a sale of securities by any selling securityholders.

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS
All statements, other than statements of current or historical fact, contained in this prospectus, any prospectus supplement and any documents incorporated by reference are forward-looking statements. Without limiting the foregoing, forward-looking statements often use words such as “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “seek,” “target,” “goal,” “may,” “will,” “would,” “could,” “should,” “can,” “continue” and other similar words or expressions (and the negative thereof).We intend such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of complying with these safe-harbor provisions. In particular, these statements include, without limitation, statements about our future operating or financial performance, market opportunity, growth strategy, competition, expected activities in completed and future acquisitions, including statements about the impact of the recently completed WellCare Acquisition, other recent and future acquisitions, investments and the adequacy of our available cash resources.
These forward-looking statements reflect our current views with respect to future events and are based on numerous assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, business strategies, operating environments, future developments and other factors we believe appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties and are subject to change because they relate to events and depend on circumstances that will occur in the future, including economic, regulatory, competitive and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions.
All forward-looking statements are based on information available to us on the date of this prospectus or in the case of any accompanying prospectus supplement or documents incorporated by reference, the date of any such document. Except as may be otherwise required by law, we undertake no obligation to update or revise the forward-looking statements included in this prospectus or any accompanying prospectus supplement, whether as a result of new information, future events or otherwise, after the date of this prospectus or the date of any accompanying prospectus supplement. You should not place undue reliance on any forward-looking statements, as actual results may differ materially from projections, estimates, or other forward-looking statements due to a variety of important factors, variables and events including but not limited to:
•	uncertainty as to our expected financial performance following completion of the WellCare Acquisition;
•	the possibility that the expected synergies and value creation from the WellCare Acquisition will not be realized, or will not be realized within the expected time period;
•
the risk that unexpected costs will be incurred in connection with the integration of the WellCare Acquisition or that the integration of WellCare will be more difficult or time consuming than expected;

•	unexpected costs, charges or expenses resulting from the WellCare Acquisition;
•	the inability to retain key personnel;
•
disruption from the completion and integration of the WellCare Acquisition, including potential adverse reactions or changes to business relationships with customers, employees, suppliers or regulators, making it more difficult to maintain business and operational relationships;

•	the risk that we may not be able to effectively manage our expanded operations;
•	our ability to accurately predict and effectively manage health benefits and other operating expenses and reserves;
•	competition;
•	membership and revenue declines or unexpected trends;
•	disasters or major epidemics;
•	the impact of the COVID-19 pandemic and response by governments and other third parties;
•	changes in healthcare practices, new technologies, and advances in medicine;

•	increased healthcare costs;
•	changes in economic, political or market conditions;
•
changes in federal or state laws or regulations, including changes with respect to income tax reform or government healthcare programs as well as changes with respect to the Patient Protection and Affordable Care Act and the Health Care and Education Affordability Reconciliation Act, collectively referred to as the Affordable Care Act (ACA) and any regulations enacted thereunder that may result from changing political conditions or judicial actions, including the ultimate outcome in “Texas v. United States of America” regarding the constitutionality of the ACA

•	rate cuts or other payment reductions or delays by governmental payors and other risks and uncertainties affecting our government businesses;
•	our ability to adequately price products on the Health Insurance Marketplaces and other commercial and Medicare products;
•	tax matters;
•	the outcome of legal and regulatory proceedings;
•	changes in expected contract start dates;
•	provider, state, federal and other contract changes and timing of regulatory approval of contracts;
•	the expiration, suspension, or termination of our contracts with federal or state governments (including but not limited to Medicaid, Medicare, TRICARE or other customers);
•	the difficulty of predicting the timing or outcome of pending or future litigation or government investigations;
•	challenges to our contract awards;
•	cyber-attacks or other privacy or data security incidents;
•
the possibility that the expected synergies and value creation from acquired businesses, including businesses we may acquire in the future, will not be realized, or will not be realized within the expected time period;

•
the exertion of management’s time and our resources, and other expenses incurred and business changes required in connection with complying with the undertakings in connection with any regulatory, governmental or third party consents or approvals for acquisitions;

•	disruption caused by significant completed and pending acquisitions, including, among others, the WellCare Acquisition, making it more difficult to maintain business and operational relationships;
•	the risk that unexpected costs will be incurred in connection with the completion and/or integration of acquisition transactions;
•	changes in expected closing dates, estimated purchase price and accretion for acquisitions;
•	the risk that acquired businesses will not be integrated successfully;
•	the risk that we may not be able to effectively manage our operations as they have expanded as a result of the WellCare Acquisition;
•	restrictions and limitations in connection with our indebtedness;
•
our ability to maintain or achieve improvement in the Centers for Medicare and Medicaid Services (CMS) Star ratings and maintain or achieve improvement in other quality scores in each case that can impact revenue and future growth;

•	availability of debt and equity financing, on terms that are favorable to us;
•	inflation;
•	foreign currency fluctuations; and

•
the risk that the unaudited pro forma condensed combined financial incorporated by reference in this prospectus may not be reflective of our operating results and financial condition following the completion of the WellCare Acquisition.

This list of important factors is not intended to be exhaustive. The risk factors set forth in the section titled “Risk Factors” and incorporated by reference in this prospectus and any accompanying prospectus supplement discuss certain of these matters more fully. In addition, we discuss certain of these matters more fully, as well as certain other factors that may affect our business operations, financial condition and results of operations, in our filings with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Due to these important factors and risks, we cannot give assurances with respect to our future performance, including without limitation our ability to maintain adequate premium levels or our ability to control our future medical and selling, general and administrative costs.
We expressly qualify in their entirety all forward-looking statements attributable to us by the cautionary statements contained or referred to in this section.
Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward looking statements. See “Risk Factors” beginning on page 2 of this prospectus and in the documents incorporated by reference into this prospectus and any accompanying prospectus supplement for reference to the factors that could cause actual results to differ materially.

DESCRIPTION OF DEBT SECURITIES
The following description of the terms of our debt securities sets forth general terms that may apply to the debt securities. The particular terms of any debt securities will be described in the prospectus supplement relating to those debt securities. For purposes of this description, the terms “we,” “our,” “ours,” and “us” refer only to Centene Corporation and not to any of its subsidiaries.
The Indenture
The debt securities will be issued in one or more series under the indenture (the “Indenture”), to be entered into between us and The Bank of New York Mellon Trust Company, N.A., as trustee. The statements herein relating to the debt securities and the Indenture are summaries and are subject to the detailed provisions of the Indenture. The Indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The description below is a summary and does not contain all the information you may find useful. We urge you to read the Indenture because it, and not this summary, defines many of your rights as a holder of our debt securities. The form of the Indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. Whenever we refer to particular sections or defined terms in the Indenture, those sections and definitions are incorporated by reference.
General
The debt securities will be our general obligations. The Indenture does not limit the aggregate amount of debt securities which we may issue nor does it limit other debt we may issue. We may issue senior or subordinated debt securities under the Indenture up to the aggregate principal amount authorized by our board of directors from time to time. Except as may be described in a prospectus supplement, the Indenture will not limit the amount of other secured or unsecured debt that we may incur or issue.
The senior debt securities will rank equally with all our other unsubordinated obligations. Unless otherwise specified in the applicable prospectus supplement, the subordinated debt securities will be subordinated and junior in right of payment to all our present and future senior indebtedness to the extent and in the manner set forth in the Indenture. See “—Subordinated Debt Securities” below. The Indenture will provide that the debt securities may be issued from time to time in one or more series.
We expect from time to time to incur additional indebtedness constituting secured indebtedness. Our outstanding secured indebtedness would rank senior to our senior unsecured indebtedness to the extent of such security, and our outstanding short- and long-term indebtedness would rank equally with our senior unsecured debt securities.
If this prospectus is being delivered in connection with the offering of a series of senior debt securities, the accompanying prospectus supplement or information incorporated by reference will set forth the approximate amount of secured long-term indebtedness senior to such senior unsecured indebtedness outstanding as of a recent date.
The applicable prospectus supplement relating to the particular series of debt securities will describe specific terms of the debt securities offered thereby, including, where applicable:
•	the title and any limit on the aggregate principal amount of the debt securities and whether the debt securities will be senior or subordinated;
•	the price at which we are offering the debt securities, usually expressed as a percentage of the principal amount;
•
the date or dates on which the debt securities of a series will be issued, and on which the principal of and any premium on such debt securities, or any installments thereof, will mature or the method of determining such date or dates;

•	the rate or rates, which may be fixed or variable at which such debt securities will bear interest or the method of calculating such rate or rates, if any;
•	the date or dates from which any interest will accrue or the method of determining such dates;
•	the date or dates on which any interest will be payable and the applicable record dates;
•	the place or places where principal of, premium, if any, and interest, if any, on such debt securities, or installments thereof, if any, will be payable;

•
any of our obligations to redeem, repay, purchase or offer to purchase the debt securities pursuant to any mandatory redemption, sinking fund or analogous provisions or upon other conditions or at the option of the holders of the debt securities and the periods, prices and the other terms and conditions of such redemption or repurchase, in whole or in part;

•	any of our rights to redeem the debt securities at our option and the periods, prices and the other terms and conditions of such redemption, in whole or in part;
•
if denominations other than $1,000 and any integral multiple thereof in the case of debt securities in registered form, or $1,000 and $5,000 in the case of debt securities in bearer form, the denominations in which such debt securities will be issued;

•	whether the debt securities are original issue discount securities (as described below under “-Original Issue Discount Securities”) and the amount of discount;
•	whether such debt securities are secured or unsecured and any collateral securing such debt securities;
•	the provisions for payment of additional amounts or tax redemptions, if any;
•	any addition to, or modification or deletion of, any event of default or covenant specified in the Indenture with respect to such debt securities;
•	whether the debt securities of the series shall be issued in whole or in part in certified form;
•	the designation, if any, of any depositaries, trustees, paying agents, authenticating agents, security registrars or other agents with respect to the debt securities of such series;
•
if other than the entire principal amount, the portion of the principal amount of debt securities which becomes payable upon a declaration of acceleration of maturity or the method of determining such portion;

•	in the case of the subordinated debt securities, the subordination provisions pertaining to such debt securities;
•	material federal income tax considerations, if applicable; and
•	any other special terms pertaining to such debt securities.
Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange or included in any market.
None of our directors, officers, employees, incorporators, or stockholders, past, present or future, will have any liability with respect to our obligations under the Indenture or debt securities.
Original Issue Discount Securities
Debt securities may be sold at a substantial discount below their stated principal amount and may bear no interest or interest at a rate which at the time of issuance is below market rates. Important federal income tax consequences and special considerations applicable to any such debt securities will be described in the applicable prospectus supplement.
Indexed Securities
If the amount of payments of principal of, and premium, if any, or any interest on, debt securities of any series is determined with reference to any type of index or formula or changes in prices of particular securities or commodities, the federal income tax consequences, specific terms and other information with respect to such debt securities and such index or formula and securities or commodities will be described in the applicable prospectus supplement.
Conversion and Exchange
If any debt securities are convertible into or exchangeable for other securities, the prospectus supplement or term sheet will explain the terms and conditions of the conversion or exchange, including the conversion or exchange price or rate (or the calculation method), the conversion or exchange period (or how the period will be determined), if conversion or exchange will be mandatory or at the option of the holder or us, provisions for adjusting the conversion or exchange price or rate and provisions affecting conversion or exchange in the event of the redemption of the underlying debt securities. These terms may also include provisions under which the number or amount of other securities to be received by the holders of the debt securities upon conversion or exchange would be calculated according to the market price of the other securities as of a time stated in the prospectus supplement or term sheet.
Payment
Unless we specify otherwise in the applicable prospectus supplement, payments in respect of the debt securities will be made at the office or agency office or agency maintained by us in New York, New York. Payment of any installment of interest on debt securities in registered form will be made to the person in whose name such debt security is registered at the close of business on the regular record date for such interest.
Registration, Transfer and Exchange
Unless we specify otherwise in the applicable prospectus supplement, a holder may transfer or exchange debt securities in accordance with the provisions of the Indenture. The registrar and the trustee may require a holder to furnish appropriate endorsements and transfer documents in connection with a transfer of debt securities. Holders will be required to pay all taxes due on transfer. We intend to appoint the trustee under the Indenture as security registrar with respect to debt securities issued under the Indenture.
Consolidation, Merger, Conveyance, Sale of Assets and Other Transfers
Unless we specify otherwise in the applicable prospectus supplement, we may not, directly or indirectly: (1) consolidate or merge with or into another person (whether or not we are the surviving corporation) or (2) sell, assign, transfer, convey, lease, divide or otherwise dispose of all or substantially all of our properties or assets in one or more related transactions, to another person; unless:
(1)	either:
(a)	we are the surviving corporation; or
(b)
the person formed by or surviving any such consolidation or merger (if other than us) or to which such sale, assignment, transfer, conveyance, division or other disposition has been made (the “Surviving Entity”) is a person organized or existing under the laws of the United States of America, any state thereof or the District of Columbia.

(2)
the Surviving Entity expressly assumes pursuant to a supplemental indenture all our obligations under the debt securities and the Indenture pursuant to agreements reasonably satisfactory to the trustee;

(3)	immediately after giving effect to such transaction no default or event of default shall have occurred and be continuing.
For purposes of this covenant, the sale, assignment, transfer, lease, conveyance, division or other disposition of all or substantially all of the properties or assets of one or more of our subsidiaries, which properties or assets, if held by us instead of such subsidiaries, would constitute all or substantially all of our properties or assets on a consolidated basis, shall be deemed to be the transfer of all or substantially all of our properties or assets.
Modification or Amendment of the Indenture
Unless we specify otherwise in the applicable prospectus supplement, except as provided in the next two succeeding paragraphs, the Indenture or the debt securities of any series may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the debt securities of each series affected thereby then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, debt securities of any series), and any existing default or event of default or compliance with any provision of the Indenture or the debt securities of any series may be waived with the consent of the holders of a majority in principal amount of the then outstanding debt securities of each such series (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, debt securities of any series).

Unless we specify otherwise in the applicable prospectus supplement, without the consent of each holder of debt securities affected, an amendment, supplement or waiver may not (with respect to any debt securities of any series held by a non-consenting holder):
(1)	reduce the principal amount of debt securities whose holders must consent to an amendment, supplement or waiver;
(2)	reduce the principal of or change the stated maturity of any debt security;
(3)	reduce the rate of or change the time for payment of interest on any debt security;
(4)
waive a default or event of default in the payment of principal of, or interest or premium, if any, on the debt securities of any series (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of any series and a waiver of the payment default that resulted from such acceleration);

(5)	make any debt securities of any series payable in money other than that stated in the debt securities of such series;
(6)
in the case of subordinated debt securities of any series, modify any of the subordination provisions or the definition of senior debt relating to such series in a manner adverse to the holders of such subordinated debt securities;

(7)
make any change in the provisions (including applicable definitions) of the Indenture relating to waivers of past defaults or the rights of holders of debt securities of any series to receive payments of principal of, or interest or premium, if any, on the debt securities of such series;

(8)	waive a redemption payment with respect to any debt security of any series; or
(9)	make any change in the preceding amendment and waiver provisions.
Notwithstanding the preceding and unless we specify otherwise in the applicable prospectus supplement, without the consent of any holder of debt securities, we and the trustee may amend or supplement the Indenture or the debt securities of one or more series:
(1)	to cure any ambiguity, omission, mistake, defect, error or inconsistency;
(2)	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;
(3)
to provide for the assumption of our obligations to holders of debt securities in the case of a merger or consolidation or sale of all or substantially all of our assets or any other transaction that complies with the Indenture;

(4)	to make any change that would provide any additional rights or benefits to the holders of debt securities or that does not adversely affect the legal rights under the Indenture of any such holder;
(5)	to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;
(6)	to allow any guarantor to execute a supplemental indenture and/or a guarantee with respect to the debt securities of any one or more series;
(7)	to provide for the issuance of and establish the form and terms and conditions of debt securities as permitted by the Indenture;
(8)
to add to our covenants such further covenants, restrictions, conditions or provisions as we shall consider to be for the protection of the holders of debt securities, and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default permitting the enforcement of all or any of the several remedies provided in the Indenture; provided, that in respect of any such additional covenant, restriction, condition or provision such supplemental indenture may provide for a particular period of grace after default (which period may be shorter or longer than that allowed in the case of other defaults) or may provide for an immediate enforcement upon such an event of default or may limit the remedies available to the trustee upon such an event of default or may limit the right of the holders of a majority in aggregate principal amount of the debt securities to waive such an event of default;
(9)
to evidence and provide the acceptance of the appointment of a successor trustee under the Indenture with respect to the debt securities and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts hereunder by more than one trustee;

(10)
to mortgage, pledge, hypothecate or grant a security interest in favor of the trustee for the benefit of the holders of debt securities as additional security for the payment and performance of our or a guarantor’s obligations under the Indenture in any property or assets;

(11)
to add to, change, or eliminate any of the provisions of the Indenture in respect of the debt securities, provided that any such addition, change, or elimination (i) will neither (A) apply to any debt security created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (B) modify the rights of the holder of any such debt security with respect to such provision or (ii) will become effective only when there is no such debt security outstanding;

(12)	to comply with the rules of any applicable securities depositary;
(13)	to release a guarantor from its subsidiary guarantee pursuant to the terms of the Indenture when permitted or required pursuant to the terms of the Indenture; or
(14)	to comply with the covenant relating to mergers, consolidations and sales of assets.
Events of Default
Unless we specify otherwise in the applicable prospectus supplement, each of the following is an event of default:
(1)	default for 30 consecutive days in the payment when due and payable of interest on the debt securities of that series;
(2)	default in the payment when due and payable of the principal of or premium, if any, on the debt securities of that series (upon maturity, redemption, required repurchase or otherwise);
(3)	default in the deposit of any sinking fund payment, when and as due in respect of any debt security of that series;
(4)	failure by us or any of our restricted subsidiaries to comply with the provisions described under the caption “—Consolidation, Merger, Conveyance, Sale of Assets and Other Transfers;”
(5)
failure by us for 60 consecutive days after notice to us by the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding to comply with any of its other covenants or agreements in the Indenture or the debt securities of that series (other than a covenant or warranty that has been included in the Indenture solely for the benefit of debt securities of a series other than that series);

(6)	certain events of bankruptcy, insolvency or reorganization described in the Indenture with respect to us.
(7)
any other event of default provided with respect to debt securities, which is specified in a board resolution, a supplemental indenture hereto or an officers’ certificate, in accordance with the terms of the Indenture.

In the case of an event of default specified in clause (6), the principal, premium, if any, and accrued and unpaid interest, if any, of all the outstanding debt securities of each such affected series shall become due and payable immediately without further action or notice. If any other event of default occurs and is continuing, then, and in each and every such case, except for any series of debt securities the principal of which shall have already become due and payable the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding debt securities of each such affected series (each such series voting as a separate class) may declare the principal, premium, if any, and accrued and unpaid interest, if any, of all the outstanding debt securities due and payable immediately.

The holders of at least a majority in aggregate principal amount of the debt securities of all series affected thereby, voting as a single class, by notice to the trustee may on behalf of the holders of all of the debt securities of such affected series waive any existing default or event of default and its consequences under the Indenture, except a continuing default or event of default in the payment of interest on, or the principal of, the debt securities of such series, and rescind any acceleration and its consequences with respect to the debt securities of such series.
Legal Defeasance and Covenant Defeasance
Unless we specify otherwise in the applicable prospectus supplement, we may, at our option and at any time, elect to have all of our obligations discharged with respect to the outstanding debt securities of any series (“Legal Defeasance”) except for:
(1)
the rights of holders of outstanding debt securities of such series to receive payments in respect of the principal of, or interest or premium, if any, on such debt securities of such series when such payments are due from the trust referred to below;

(2)
our obligations with respect to the debt securities of such series concerning issuing temporary debt securities, mutilated, destroyed, lost or stolen debt securities and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee, and our obligations in connection therewith; and
(4)	the defeasance provisions of the Indenture.
In addition, unless we specify otherwise in the applicable prospectus supplement, we may, at our option and at any time, elect to have our obligations released with respect to certain covenants in the Indenture as well as any additional covenants for a particular series of debt securities (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a default or event of default with respect to the debt securities of such series. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “-Events of Default” will no longer constitute an event of default with respect to the debt securities of a series.
In order to exercise either Legal Defeasance or Covenant Defeasance:
(1)
we must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the debt securities of such series, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of (including mandatory sinking fund or analogous payments, if any), or interest and premium, if any, on the outstanding debt securities of such series on the stated maturity or on the applicable redemption date, as the case may be, and we must specify whether the debt securities of such series are being defeased to maturity or to a particular redemption date;

(2)
in the case of Legal Defeasance, we must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)
in the case of Covenant Defeasance, we have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)
no default or event of default has occurred and is continuing with respect to the debt securities of such series on the date of such deposit (other than a default or event of default resulting from the borrowing of funds to be applied to such deposit and the grant of any lien securing such borrowing);

(5)
such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which we or any of our subsidiaries is a party or by which we or any of our subsidiaries is bound;

(6)
we must deliver to the trustee an officers’ certificate stating that the deposit was not made by us with the intent of preferring the holders of such series of debt securities over our other creditors with the intent of defeating, hindering, delaying or defrauding our creditors or others; and

(7)
we must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Satisfaction and Discharge
Unless we specify otherwise in the applicable prospectus supplement, the Indenture will be discharged and will cease to be of further effect as to all debt securities of any series issued thereunder, when:
(1)	either:
(a)
all debt securities of any series that have been authenticated, except lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for whose payment money has been deposited in trust and thereafter repaid to us, have been delivered to the trustee for cancellation; or

(b)
all debt securities of any series that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable or redeemable within one year, and we have irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the debt securities of such series not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2)
no default or event of default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than a default or event of default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which we are a party or by which we are bound;

(3)	we have paid or caused to be paid all sums payable by it under the Indenture; and
(4)
we have delivered irrevocable instructions to the trustee under the Indenture to apply the deposited money toward the payment of the debt securities of such series at maturity or the redemption date, as the case may be.

In addition, we must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.
Selection and Notice
Unless we specify otherwise in the applicable prospectus supplement, if less than all of the debt securities of a series are to be redeemed at any time, the trustee will select debt securities of the series to be redeemed not more than 60 days before the redemption date therefor in any manner that the trustee in its sole discretion deems fair and appropriate. Unless we specify otherwise in the applicable prospectus supplement, notices of redemption will be sent at least 30 but not more than 60 days before the redemption date to each holder of debt securities to be redeemed at its registered address (or electronically for global notes), except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the debt securities or a satisfaction and discharge of the Indenture.

Subordinated Debt Securities
Debt securities of a series may be subordinated to senior indebtedness (as defined in the applicable prospectus supplement) to the extent set forth in the prospectus supplement relating thereto. The debt securities will be structurally subordinated to all indebtedness and other liabilities (including medical claims liability, accounts payable and accrued expenses, unearned revenue and other long-term liabilities) of our subsidiaries. Any right we have to receive assets of any of our subsidiaries upon the subsidiary’s liquidation or reorganization (and the consequent right of the holders of the debt securities to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors, except to the extent that we are itself recognized as a creditor of the subsidiary, in which case our claims would still be subordinate in right of payment to any security in the assets of the subsidiary and any indebtedness of the subsidiary senior to that held by us.
Replacement of Securities
Unless we specify otherwise in the applicable prospectus supplement, we will replace any mutilated debt security at the expense of the holder upon surrender of the mutilated debt security to the trustee in the circumstances described in the Indenture. We will replace debt securities that are destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of evidence of the destruction, loss or theft of the debt securities satisfactory to us and to the trustee in the circumstances described in the Indenture. In the case of a destroyed, lost or stolen debt security, an indemnity and/or security satisfactory to the trustee and us, and payment of any taxes, governmental charges or other expenses, may be required from the holder of the debt security before a replacement debt security will be issued.
Governing Law
The laws of the State of New York will govern each Indenture and will govern the debt securities.
Regarding the Trustee
If the trustee becomes a creditor of us, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, it must (i) eliminate such conflict within 90 days, (ii) apply to the SEC for permission to continue or (iii) resign.
The holders of a majority in principal amount of the then outstanding debt securities will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The Indenture provides that in case an event of default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of debt securities, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

DESCRIPTION OF CAPITAL STOCK
The following is a summary of the material terms of our capital stock and the provisions of our certificate of incorporation, as amended, and amended and restated by-laws. It also summarizes some relevant provisions of the General Corporation Law of the State of Delaware, which we refer to as Delaware law or the DGCL. Since the terms of our certificate of incorporation, as amended, amended and restated by-laws, and Delaware law are more detailed than the general information provided below, you should only rely on the actual provisions of those documents and Delaware law. If you would like to read those documents, they are on file with the SEC as described under the heading “Where You Can Find More Information and Incorporation by Reference.”
Authorized Capital Stock of Centene
Our certificate of incorporation, as amended, provides that the total number of shares of capital stock which may be issued by us is 810,000,000, consisting of 800,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.
As of March 31, 2020, we had 579,122,194 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.
Voting Rights
The holders of our common stock are entitled to one vote on each matter submitted for their vote at any meeting of our stockholders for each share of our common stock held as of the record date for the meeting, including the election of directors. Holders of our common stock do not have cumulative voting rights.
Generally, the affirmative vote of the holders of a majority of the total number of votes cast of our capital stock represented at a meeting and entitled to vote on a matter is required in order to approve such matter. Certain extraordinary transactions and other actions require supermajority votes, including, but not limited to, the supermajority voting provisions described below in “—Anti-takeover Provisions—Other Supermajority Voting Requirements.”
Liquidation Rights
In the event that we are liquidated, dissolved or wound up, the holders of our common stock will be entitled to share ratably in all assets remaining after the payment of liabilities, subject to any rights of holders of our preferred stock prior to distribution.
Dividends
Subject to any preference rights of holders of our preferred stock, the holders of our common stock are entitled to receive dividends and other distributions in cash, stock or property, if any, declared from time to time by the board of directors out of legally available funds.
Fully Paid and Non-Assessable
All outstanding shares of our common stock are fully paid and non-assessable.
No Preemptive Rights or Conversion Rights
Our common stock has no preemptive or conversion rights or other subscription rights.
No Redemption Rights or Sinking Fund
No redemption or sinking fund provisions apply to the our common stock.
NYSE Listing
Our common stock is listed on the NYSE under the symbol “CNC.”
Transfer Agent and Registrar
The transfer agent and registrar for the our common stock is Broadridge Corporate Issuer Solutions, Inc.

Anti-takeover Provisions
Some of the provisions in our certificate of incorporation, as amended, our amended and restated by-laws and Delaware law could have the following effects, among others:
•	delaying, deferring or preventing a change in control of Centene;
•	delaying, deferring or preventing the removal of our existing management or directors;
•	deterring potential acquirers from making an offer to our stockholders; and
•	limiting our stockholders’ opportunity to realize premiums over prevailing market prices of our common stock in connection with offers by potential acquirers.
The following is a summary of some of the provisions in our certificate of incorporation, as amended, and our amended and restated by-laws that could have the effects described above. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because negotiation of these proposals could result in an improvement of their terms.
Delaware Business Combination Statute
We must comply with Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner or certain other exceptions are met. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to an interested stockholder. An “interested stockholder” includes a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock. The existence of this provision generally will have an anti-takeover effect for transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.
Other Supermajority Voting Requirements
In addition to the supermajority requirement for certain business combinations discussed above, Centene’s certificate of incorporation also contains other supermajority requirements, including:
•
a requirement that the vote of 75% of the outstanding shares of our common stock (and any other voting shares that may be outstanding) entitled to vote generally in the election of directors is required to remove a director, with or without cause;

•
a requirement that the vote of 75% of the outstanding shares of our common stock (and any other voting shares that may be outstanding) entitled to vote generally in the election of directors is required for the stockholders to adopt, amend, alter or repeal our amended and restated by-laws; and

•
a requirement that any amendment or repeal of specified provisions of Centene’s certificate of incorporation (including provisions relating to directors and amendment of our amended and restated by-laws) must be approved by at least 75% of the outstanding shares of our common stock (and any other voting shares that may be outstanding) entitled to vote generally in the election of directors.

Actions at Meetings of Stockholders; Special Meetings
Our certificate of incorporation, as amended, and amended and restated by-laws require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing. In addition, special meetings of our stockholders may be called only by the board of directors, the chairman of the board of directors or the chief executive officer. These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in our control or management.

Classified Board of Directors
Our certificate of incorporation, as amended, and amended and restated by-laws provide that our board of directors is divided into three classes of directors serving staggered three-year terms. Each class, to the extent possible, will be equal in number. Each class holds office until the third annual stockholders’ meeting for election of directors following the most recent election of such class.
Directors, and Not Stockholders, Fix the Size of the Centene Board
Our certificate of incorporation, as amended, and amended and restated by-laws provide that the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by a majority of our board of directors, but in no event will it consist of less than five nor more than twelve directors.
Board Vacancies to Be Filled by Remaining Directors and Not Stockholders
Under our certificate of incorporation, as amended, and amended and restated by-laws, any vacancy on the board of directors created by any reason prior to the expiration of the term in which the vacancy occurs will be filled by a majority of the remaining directors, even if less than a quorum. A director elected to fill a vacancy will be elected for the unexpired term of his or her predecessor.
Advance Notice for Stockholder Proposals
Our by-laws contain provisions requiring that advance notice be delivered to Centene of any business to be brought by a stockholder before an annual meeting and providing for procedures to be followed by our stockholders in nominating persons for election to our board of directors. Ordinarily, the stockholder must give notice not less than 120 days nor more than 150 days prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that the date of the meeting is not within 30 days before or 70 days after such date, notice by the stockholder must be received no earlier than 120 days prior to such meeting and no later than the later of 70 days prior to the meeting or the 10th day following the day on which public disclosure of the date of the annual meeting was first made by us. The notice must include a description of the proposal, the reasons for the proposal, and other specified matters. Our board of directors may reject any proposals that have not followed these procedures.
Limitation on Liability of Directors; Indemnification
Centene’s certificate of incorporation, as amended, provides that no director shall be personally liable to Centene or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of directors shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Centene’s certificate of incorporation, as amended, further provides that any repeal or modification of this limitation of liability by the Centene stockholders shall not adversely affect any right or protection of a director of Centene existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.
Centene’s certificate of incorporation, as amended, requires that Centene indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and that such right to indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and personal and legal representatives. Except for proceedings to enforce rights to indemnification, however, Centene shall not be obligated to indemnify in connection with a proceeding (or part thereof) if such director, officer or successor in interest initiated such proceeding (or part thereof) unless such proceeding was authorized or consented to by the Centene Board. The right to indemnification includes the right to be paid the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition. Any repeal or modification by the stockholders of indemnification or advancement rights shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of Centene existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.
The Centene Board may in its discretion provide rights to indemnification and to the advancement of expenses to employees and agents of Centene similar to those described above.

The inclusion of these provisions in the Centene certificate of incorporation, as amended, and amended and restated by-laws may have the effect of reducing the likelihood of derivative litigation against Centene’s directors and may discourage or deter Centene or its stockholders from bringing a lawsuit against Centene’s directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited Centene and its stockholders.
General Provisions Related to Centene Preferred Stock
The following is a description of general terms and provisions of the Centene preferred stock. All of the terms of the Centene preferred stock are, or will be contained in Centene’s certificate of incorporation, as amended, or in one or more certificates of designation relating to each series of the preferred stock, which will be filed with the SEC at or prior to the issuance of the series of preferred stock, and will be available as described under the heading “Where You Can Find More Information and Incorporation by Reference.”
The Centene Board is authorized, without further stockholder approval but subject to applicable rules of the NYSE and any limitations prescribed by law, to issue up to ten million shares of preferred stock from time to time. The Centene Board has the discretion to provide for the issuance of all or any shares of preferred stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the board of directors providing for the issuance of such class or series, including, without limitation, the authority to provide that any such class or series may be:
•	subject to redemption at such time or times and at such price or prices;
•
entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series;

•	entitled to such rights upon the dissolution of Centene or upon any distribution of Centene’s assets; or
•
convertible into, or exchangeable for, shares of any other class or classes of stock or of any other series of the same or any other class or classes of stock of Centene at such price or prices or at such rates of exchange and with such adjustments as the board may determine.

The purpose of authorizing the Centene Board to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock may provide desirable flexibility in connection with possible acquisitions and other corporate purposes, but could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of Centene’s outstanding voting stock.
Certain Effects of Authorized but Unissued Stock
Centene may issue additional shares of common stock or preferred stock without stockholder approval, subject to applicable rules of the NYSE and Delaware law, for a variety of corporate purposes, including future public or private offerings to raise additional capital, corporate acquisitions, and employee benefit plans and equity grants. The existence of unissued and unreserved common and preferred stock may enable Centene to issue shares to persons who are friendly to current management, which could discourage an attempt to obtain control of Centene by means of a proxy contest, tender offer, merger or otherwise. Centene will not solicit approval of its stockholders for issuance of common and preferred stock unless the Centene Board believes that approval is advisable or is required by applicable rules of the NYSE or Delaware law.

DESCRIPTION OF THE DEPOSITARY SHARES
We may elect to offer depositary shares represented by depositary receipts. If we so elect, each depositary share will represent a fractional interest in a share of preferred stock or multiple shares of preferred stock with the amount of the preferred shares to be specified in the applicable prospectus supplement. If we issue depositary shares representing interests in shares of preferred stock, those shares of preferred stock will be deposited with a depositary.
The shares of any series of preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company having its principal office in the United States. The applicable prospectus supplement will set forth the name and address of the depositary and a form of deposit agreement will be filed with the SEC as an exhibit to the registration statement by post-effective amendment or to a Current Report on Form 8-K. Subject to the terms of the deposit agreement, each owner of a depositary share will have a pro rata interest in all the rights and preferences of the preferred stock underlying the depositary share. Those rights include any dividend, voting, redemption, conversion, exchange and liquidation rights. In addition to this summary, you should refer to the applicable prospectus supplement and the detailed provisions of the relevant deposit agreement for complete terms of the deposit agreement.
The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. If you purchase interests in shares of the related series of preferred stock, you will receive depositary receipts as described in the applicable prospectus supplement. While the final depositary receipts are being prepared, we may order the depositary to issue temporary depositary receipts substantially identical to the final depositary receipts although not in final form. The holders of the temporary depositary receipts will be entitled to the same rights as if they held the depositary receipts in final form. Holders of the temporary depositary receipts can exchange them for the final depositary receipts at our expense.

DESCRIPTION OF THE WARRANTS
We may issue warrants, in one or more series, for the purchase of debt securities, shares of our preferred stock or shares of our common stock. Warrants may be issued independently or together with our debt securities, preferred stock or common stock and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement. In addition to this summary, you should refer to the applicable prospectus supplement and the detailed provisions of the relevant warrant agreement for complete terms of the warrants and the warrant agreement. Unless otherwise specified in a prospectus supplement accompanying this prospectus, each warrant agreement will be between us and a banking institution organized under the laws of the United States or a state thereof as warrant agent. In connection with an offering of our warrants, a form of warrant agreement will be filed with the SEC as an exhibit to the registration statement by post-effective amendment or to a Current Report on Form 8-K.
Warrants will be evidenced by warrant certificates. Unless otherwise specified in the applicable prospectus supplement, the warrant certificates may be traded separately from the debt securities, preferred stock or common stock, if any, with which the warrant certificates were issued. Warrant certificates may be exchanged for new warrant certificates of different denominations at the office of an agent that we will appoint. Until a warrant is exercised, the holder of a warrant will not have any of the rights of a holder of our debt securities, preferred stock or common stock and will not be entitled to any payments on any debt securities, preferred stock or common stock issuable upon exercise of the warrants.
The prospectus supplement relating to a particular series of warrants to issue debt securities, preferred stock or common stock will describe the terms of those warrants, including the following, where applicable:
•	the title and the aggregate number of warrants;
•	the offering price for the warrants (if any);
•	the designation and terms of the securities purchasable upon exercise of the warrants;
•	the dates on which the right to exercise such warrants commence and expire;
•	the price or prices at which such warrants are exercisable;
•	the currency or currencies in which the offering price (if any) and the exercise price for such warrants are payable;
•	the periods during which and the places at which such warrants are exercisable;
•	the date (if any) on and after which such warrants and the securities purchasable upon exercise of such warrants will be separately transferable;
•	the redemption or call provisions (if any) applicable to the warrants;
•	the identity of the warrant agent;
•	the exchanges (if any) on which such warrants may be listed;
•	information with respect to book-entry procedures, if any;
•	a discussion of material U.S. federal income tax considerations; and
•	any other terms of or material information about such warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

SELLING SECURITYHOLDERS
Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC which are incorporated by reference into this prospectus.
PLAN OF DISTRIBUTION
We and/or the selling stockholders may sell any of the securities being offered by this prospectus in any one or more of the following ways from time to time:
•	through agents or dealers;
•	to or through underwriters;
•	directly by us and/or the selling stockholders to purchasers; or
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.
We and/or the selling stockholders will describe the details of any such offering and the plan of distribution for any securities offering in a prospectus supplement.
In addition, to the extent this prospectus is used by any selling securityholder to resell any securities, information with respect to the selling securityholder and the plan of distribution will be contained in a supplement to this prospectus, in a post-effective amendment or in filings we make with the SEC under the Exchange Act that are incorporated by reference.
Underwriters, dealers and agents that participate in the distribution of our securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their businesses.
LEGAL MATTERS
The validity of the securities offered hereby will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.
EXPERTS
The consolidated financial statements of Centene and subsidiaries as of December 31, 2019 and 2018, and for each of the years in the three-year period ended December 31, 2019, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2019 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of KPMG LLP as an expert in accounting and auditing.
The consolidated financial statements of WellCare and subsidiaries as of December 31, 2019 and 2018, and for each of the years in the three-year period ended December 31, 2019, incorporated in this prospectus by reference from Centene’s Current Report on Form 8-K/A dated February 26, 2020 have been audited by Deloitte & Touche, LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

$2,200,000,000

2.50% Senior Notes due 2031
Prospectus Supplement
February 10, 2021
Joint Active Book-Running Managers
BofA Securities	Barclays
Joint Book-Running Managers
J.P. Morgan	Truist Securities	Wells Fargo Securities
Co-Managers
Fifth Third Securities	Regions Securities LLC	US Bancorp	MUFG
BMO Capital Markets	PNC Capital Markets LLC	CIBC Capital Markets	Stifel